                                                                               .
                                                                               .
                                                                               .

                      As filed with the Securities and Exchange Commission on January 24, 2005
                                                                                        Registration No. 333-119130
-------------------------------------------------------------------------------------------------------------------

                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549
                                             ------------------------

                                         PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                                     FORM S-1
                                              REGISTRATION STATEMENT
                                                       UNDER
                                            THE SECURITIES ACT OF 1933
                                             ------------------------

                                     PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA
-------------------------------------------------------------------------------------------------------------------
                     (Exact name of registrant as specified in its articles of incorporation)

         Pennsylvania                                    6036                                    68-0593604
-------------------------------------------------------------------------------------------------------------------
(State or other jurisdiction of                   (Primary Standard                           (I.R.S. Employer
incorporation or organization)          Industrial Classification Code Number)                Identification No.)

                                                 1834 Oregon Avenue
                                          Philadelphia, Pennsylvania 19145
                                                   (215) 755-1500
-------------------------------------------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                  Thomas A. Vento
                                       President and Chief Executive Officer
                                      Prudential Bancorp, Inc. of Pennsylvania
                                                 1834 Oregon Avenue
                                          Philadelphia, Pennsylvania 19145
                                                   (215) 755-1500
-------------------------------------------------------------------------------------------------------------------
        (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            Raymond A. Tiernan, Esq.
                             Philip Ross Bevan, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                        734 15th Street, N.W., 12th Floor
                             Washington, D.C. 20005
                                 (202) 347-0300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
             TITLE OF EACH CLASS OF                    AMOUNT TO BE        PURCHASE PRICE        AGGREGATE
          SECURITIES TO BE REGISTERED                   REGISTERED            PER SHARE       OFFERING PRICE     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share.....         5,653,688 shares (1)       $10.00         $56,536,880 (2)        $7,164(3)
------------------------------------------------------------------------------------------------------------------------------------
Participation interests....................           304,040 shares (1)         --                --                    --(1)
====================================================================================================================================

(1) Includes shares of Common Stock which may be purchased by participants in the Prudential Savings Bank Employees' Savings and Profit Sharing Plan and Trust. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the maximum number of shares of Common Stock which could be purchased through utilization of the assets of such plan.
(2)  Estimated solely for the purpose of calculating the registration fee.
(3)  Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

PROSPECTUS

                    PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA
              Proposed Holding Company for Prudential Savings Bank
                     Up to 4,916,250 Shares of Common Stock

      Prudential Bancorp, Inc. of Pennsylvania is a Pennsylvania corporation that is offering for sale up to 4,916,250 shares of its common stock at an offering price of $10.00 per share. The shares are being offered to depositors of Prudential Savings Bank and others in connection with Prudential Savings Bank's reorganization into the mutual holding company form. The shares being sold will represent 45% of the outstanding common stock of Prudential Bancorp upon completion of the reorganization. The remaining shares will be issued to Prudential Mutual Holding Company, which will be a Pennsylvania-chartered mutual holding company. We must sell a minimum of 3,633,750 shares in order to complete the offering. We may increase the number of shares sold by 15% to 5,653,688 shares as a result of regulatory considerations or changes in market or economic conditions.

      We have received approval to have our common stock listed for trading on the Nasdaq National Market under the symbol "PBIP."

      If you are or were a depositor with a balance of at least $50 at the close of business on December 31, 2002 or ___ __, 200_ or $100 at the close of business of ____ ___, 200_. of Prudential Savings Bank:

            -     You have priority rights to purchase shares of common stock.

                  If you are a participant in the Prudential Savings Bank Savings and Profit-Sharing Plan:

            - You may direct that all or part of your current account balances in this plan be invested in shares of common stock.

            - You will be receiving separately a supplement to this prospectus that describes your rights under this plan.

                  If you fit none of the categories above, but are interested in purchasing shares of our common stock:

            - You may have an opportunity to purchase shares of common stock after priority orders are filled.

      Sandler O'Neill & Partners, L.P. will use its best efforts to assist Prudential Bancorp in selling at least the minimum number of shares shown above but does not guarantee that this number will be sold. Sandler O'Neill & Partners, L.P. is not obligated to purchase any shares in the offering. Directors and executive officers of Prudential Savings Bank, together with their associates, intend to purchase $775,000 of stock in the offering, or 1.6% of the offering based on the maximum of the total minority shares sold in the offering. These purchases will count towards the minimum purchases needed to complete the offering.

      The subscription offering to the depositors of Prudential Savings Bank will end at 12:00 noon, Eastern Time, on _________, 200_. We may also commence a community offering and a syndicated community offering concurrently with, during or promptly after the subscription offering. We may extend the offerings, without notice to you until ____, 200__, unless bank regulators approve a later date, which will not be beyond _______, 2006. If the offering is extended beyond _____, 200__, all subscriptions will be refunded with interest, and subscribers will have the opportunity to modify or cancel their order. Prudential Bancorp will hold all funds of subscribers in an interest-bearing account at Prudential Savings Bank or a trust account at an institution insured by the Federal Deposit Insurance Corporation until the stock offering is completed or terminated. Funds will be returned promptly with interest if the offering is terminated.

      FOR A DISCUSSION OF MATERIAL RISKS THAT YOU SHOULD CONSIDER, INCLUDING POSSIBLE LOSS OF PRINCIPAL, SEE "RISK FACTORS" BEGINNING ON PAGE __.

                                OFFERING SUMMARY
                             Price Per Share: $10.00

                                                                 MAXIMUM, AS
                                       MINIMUM       MAXIMUM       ADJUSTED
                                     -----------   -----------   -----------
Number of shares...................    3,633,750     4,916,250     5,653,688
Gross offering proceeds............  $36,337,500   $49,162,500   $56,536,875
Estimated offering expenses........  $ 1,326,555   $ 1,444,545   $ 1,512,389
Estimated net proceeds.............  $35,010,945   $47,717,955   $55,024,486
Estimated net proceeds per share...  $      9.63   $      9.71   $      9.73

      THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL OR STATE GOVERNMENT AGENCY.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE PENNSYLVANIA DEPARTMENT OF BANKING, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        SANDLER O'NEILL & PARTNERS, L.P.

                 The date of this prospectus is _____ __, 2005.

             [MAP OF REGISTRANT'S MARKET AREA TO BE PRODUCED HERE.]

                                TABLE OF CONTENTS

                                                                                    PAGE NO.
                                                                                    --------
Summary ........................................................................
Risk Factors....................................................................
Forward-Looking Statements......................................................
Use of Net Proceeds.............................................................
Our Policy Regarding Dividends..................................................
Possible Conversion of Prudential Mutual Holding Company to Stock Form..........
Market For Our Common Stock.....................................................
Regulatory Capital Requirements.................................................
Our Capitalization..............................................................
Unaudited Pro Forma Data........................................................
Selected Financial and Other Data...............................................
Management's Discussion and Analysis of Financial Condition and Results
    of Operations...............................................................
Business of Prudential Bancorp..................................................
Business of Prudential Savings Bank.............................................
Management......................................................................
Proposed Management Purchases...................................................
Regulation......................................................................
Taxation........................................................................
The Reorganization..............................................................
The Offering....................................................................
Description of Prudential Bancorp Capital Stock.................................
Restrictions on Acquisition of Prudential Bancorp and Prudential Savings Bank
    and Related Anti-Takeover Provisions........................................
Transfer Agent and Registrar....................................................
Experts.........................................................................
Legal and Tax Opinions..........................................................
Additional Information..........................................................
Index to Financial Statements...................................................

                                     SUMMARY

      This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of Prudential Savings Bank.

PRUDENTIAL MUTUAL HOLDING COMPANY

      Upon completion of the reorganization, Prudential Mutual Holding Company, a Pennsylvania corporation, will become the mutual holding company parent of Prudential Bancorp. Prudential Mutual Holding Company is not currently an operating company and has not engaged in any business to date. Initially, Prudential Mutual Holding Company will own 55% of Prudential Bancorp's outstanding common stock after the reorganization and must always own at least a majority of the voting stock of Prudential Bancorp. In addition to the shares of Prudential Bancorp which it will own, Prudential Mutual Holding Company will be capitalized with $100,000 in cash from Prudential Savings Bank. We do not expect Prudential Mutual Holding Company to engage in any business activity other than owning more than a majority of the common stock of Prudential Bancorp and managing its cash, including any dividends received in the future from Prudential Bancorp. The directors and officers who manage Prudential Savings Bank also will manage Prudential Bancorp and Prudential Mutual Holding Company.

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

      Prudential Bancorp, Inc. of Pennsylvania is a Pennsylvania corporation which will be the mid-tier holding company for Prudential Savings Bank following the reorganization. Prudential Bancorp currently is not an operating company and has not engaged in any business to date. Its executive offices are located at 1834 Oregon Avenue, Philadelphia, Pennsylvania 19145, and its telephone number is (215) 755-1500.

PRUDENTIAL SAVINGS BANK

      Prudential Savings Bank is a Pennsylvania chartered mutual savings bank originally organized in 1886 as a Pennsylvania chartered mutual building and loan association known as "The South Philadelphia Building and Loan Association No. 2". We converted to a mutual savings bank in August 2004. Our headquarters and main office are located in Philadelphia, Pennsylvania and we have five additional full service branch offices, four of which are in Philadelphia and one which is in Drexel Hill in Delaware County, Pennsylvania. Our business primarily consists of attracting deposits from the general public and using those funds to originate loans and invest in securities. As of September 30, 2004, we had total assets of $406.6 million, total deposits of $349.2 million and total equity of $39.1 million.

CONVERSION TO A SAVINGS BANK

      Prudential Savings Bank converted from a Pennsylvania-chartered mutual savings association in August 2004 after receipt of both member and regulatory approvals. As a result, Prudential Savings Bank's primary federal banking regulator changed from the Office of Thrift Supervision to the Federal Deposit Insurance Corporation. The charter conversion was primarily undertaken to reduce Prudential Savings Bank's operating expenses. The office of Thrift Supervision levies assessment fees, which fees amounted to $114,000 for fiscal 2004. The Federal Deposit Insurance Corporation does not levy such fees.

REORGANIZATION TO THE MUTUAL HOLDING COMPANY STRUCTURE AND STOCK ISSUANCE

      The reorganization involves a series of transactions by which Prudential Savings Bank will reorganize from its current status as a mutual savings bank to the mutual holding company structure.

Following the reorganization, Prudential Savings Bank will be a wholly owned subsidiary of Prudential Bancorp. Prudential Mutual Holding Company will own more than a majority of the outstanding shares of Prudential Bancorp. As a stock savings bank, we intend to continue to follow our same business strategies, and we will continue to be subject to the regulation and supervision of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation.

      As part of the reorganization, we are offering between $36.3 million and $49.2 million of our common stock, which will be 45% of the outstanding common stock of Prudential Bancorp. The purchase price will be $10.00 per share. All investors (including directors and officers of Prudential Savings Bank) will pay the same price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to $56.5 million without any further notice to you if market or financial conditions change before we complete the reorganization.

      Unlike a standard mutual to stock conversion where all of the common stock of the holding company is sold to the public, a mutual holding company reorganization requires that a majority of the mid-tier holding company's (i.e., Prudential Bancorp) common stock be held by a mutual holding company (i.e., Prudential Mutual Holding Company). The common stock we are offering represents a minority (45%) interest in Prudential Bancorp.

      This chart shows our new structure after the reorganization:

-----------------------                                 ------------------------
       Prudential                                       Public shareholders of
 Mutual Holding Company                                   Prudential Bancorp
-----------------------                                 ------------------------
          55%                                                    45%

                               ------------------
                               Prudential Bancorp
                               ------------------

                                                100%
                             -----------------------
                             Prudential Savings Bank
                             -----------------------

REASONS FOR CONDUCTING THE MUTUAL HOLDING COMPANY REORGANIZATION

      There are several reasons for Prudential Savings Bank's decision to reorganize into a mutual holding company and conduct the offering. With the mutual holding company structure, we will be able to develop long-term growth opportunities and access the capital markets more easily in the future since our new structure will permit us to issue capital stock, a source of capital not available to a mutual savings bank. The offering also will increase the amount of funds available to us for lending and investment. This will provide greater flexibility to diversify and expand operations in our current market area and neighboring communities. The offering will also offer our depositors, employees, management and directors an equity interest in Prudential Bancorp and thereby obtain an economic interest in its future success. In addition, we will be able to provide stock-based incentives to our officers, employees and directors which will help us retain and attract talented persons.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

      The offering range is based on an independent appraisal of Prudential Savings Bank's pro forma market value following the reorganization performed by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of Prudential Savings Bank assuming the sale of shares in this offering. RP Financial has estimated that in its opinion as of November 19, 2004, Prudential Savings Bank's estimated market value on a fully converted basis was between $80.8 million and $109.3 million, with a midpoint of $95.0 million. The appraisal was based in part upon Prudential Savings Bank's financial condition and operations and the effect of the additional capital which will be raised in this offering. The offering is based on a 45% minority interest of this fully converted appraised value.

      RP Financial's appraisal incorporates an analysis of a peer group of publicly traded subsidiaries of mutual holding company institutions that RP Financial considers to be comparable to Prudential Bancorp, including an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies, with such ratios adjusted to their fully converted equivalent basis. RP Financial applied the peer group's fully-converted pricing ratios, as adjusted for certain qualitative valuation adjustments to account for differences between us and the peer group, to our pro forma earnings and book value to derive our estimated pro forma market value. As is customary with appraisals for proposed initial public offerings by companies with a mutual holding company structure, RP Financial's primary methodology was to value Prudential Savings Bank assuming we were issuing 100% of our stock to the public rather than 45% to the public and 55% to the mutual holding company and to further assume that the companies in the peer group had completed a second-step conversion and that 100% of their stock also was held by the public. In addition, RP Financial's appraisal included limited information comparing certain publicly reported pricing ratios of the peer group (without adjusting them based on the assumption that they had completed a second-step conversion) with the pro forma value of the proposed 45% minority stock issuance by Prudential Bancorp.

      The following table reflects the pricing ratios on a reported basis for the peer group (based upon publicly reported earnings and book value per share) and on a pro forma basis for the proposed 45% minority stock issuance by Prudential Bancorp in the offering.

                                                       PRO FORMA REPORTED BASIS
                                                 -------------------------------------
                                                                             PRICE-TO-
                                                 PRICE-TO-    PRICE-TO-      TANGIBLE
                                                 EARNINGS       BOOK           BOOK
                                                 MULTIPLE    VALUE RATIO      VALUE
                                                 --------    -----------    ----------
PRUDENTIAL SAVINGS BANK
   Maximum                                         45.45x      135.14%        135.14%
   Mid-point                                       38.46       126.26         126.26
   Minimum                                         32.26       115.87         115.87
VALUATION OF PEER GROUP COMPANIES AS OF
NOVEMBER 19, 2004(1)
   Averages                                        35.59       213.61         231.82
   Medians                                         40.85       204.39         218.46

---------------
(1) Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

      Compared to the average pricing of the peer group on a reported basis, Prudential Savings Bank's pro forma pricing ratios for the 45% minority stock issuance at the maximum of the offering range indicated a premium of 27.7% on a price-to-earnings basis and a discount of 36.7% on a price-to-book basis and 41.7% on a price-to-tangible book basis. At the midpoint of the offering range, our pro forma pricing ratios reflect a 8.1% premium on a price-to-earnings basis and discounts of 40.9% on a price-to-book basis and 45.5% on a price-to-tangible book basis compared to the averages for the peer group on an as reported basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the stock offering.

      The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Prudential Savings Bank adjusted to their fully converted equivalent values.

                                                 FULLY CONVERTED EQUIVALENT PRO FORMA
                                                 ------------------------------------
                                                                            PRICE-TO-
                                                 PRICE-TO-    PRICE-TO-     TANGIBLE
                                                 EARNINGS      BOOK           BOOK
                                                 MULTIPLE    VALUE RATIO     VALUE
                                                 --------    -----------    --------
PRUDENTIAL SAVINGS BANK
   Maximum                                         37.97x      82.85%         82.85%
   Mid-point                                       33.63       79.33          79.33
   Minimum                                         29.13       75.02          75.02
VALUATION OF PEER GROUP COMPANIES AS OF
  NOVEMBER 19, 2004(1)
   Averages                                        30.08       99.64         103.82
   Medians                                         32.95       98.39         106.33

---------------
(1) Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

      Compared to the average pricing of the peer group, Prudential Savings Bank's pro forma pricing ratios at the maximum of the offering range on a fully converted basis indicated a premium of 26.2% on a price-to-earnings basis and a discount of 16.9% on a price-to-book basis and 20.2% on a price-to-tangible book basis. At the midpoint of the offering range, our pricing ratios on a fully converted basis reflect a premium of 11.8% on a price-to-earnings basis and discounts of 20.4% on a price-to-book basis and 23.6% on a price-to-tangible book basis compared to the averages for our peer group.

      It is customary that stock offerings of newly converting savings institutions are offered at some discount to their pro forma book value per share. For example, a stock offered at $10.00 per share which results in a $12.00 estimate per share book value means that the stock is offered at a 16.67% discount. This is due in part to the fact that federal regulations require that the shares be offered and sold at their independently appraised fair value and that such institutions usually already have significant equity. For example, the fully converted equivalent pro forma price-to-book value of the common stock being offered ranges from 75.0% at the minimum of the offering range to 82.9% at the maximum of the range. In addition, as the offering price approaches 100% of the pro forma book value per share, it is more likely to substantially exceed the price-to-earnings ratios of comparable peer group institutions because the amount of capital raised increases significantly resulting in substantially increased pro forma earnings due to the recognition of earnings on the net proceeds.

      RP Financial's calculation of the fully-converted pricing multiples for the peer group companies assumed the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of the November 19, 2004 valuation date. The pro forma fully-converted calculation assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over ten years and the expense of the restricted stock plan was assumed to be amortized over five years. Offering expenses were assumed to equal 2.0% of the gross proceeds raised on the sale of the mutual holding company shares. RP Financial's calculation of the fully-converted pricing multiples for Prudential Savings Bank assumed the pro forma impact of selling all of the shares to the public at $10.00 per share. Prudential Savings Bank's pro forma fully-converted calculation assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over 18 years and the expense of the restricted stock plan was assumed to be amortized over five years. Offering expenses were assumed to equal 3.0% of the gross proceeds.

      In accordance with the regulations and policies of the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking, the offering range is based upon the appraised pro forma market value of our common stock, as determined on the basis of an independent valuation. We retained RP Financial to provide us with such valuation. Our Board of Directors carefully reviewed the information contained in the appraisal prepared by RP Financial, including the price-to-earnings and price-to-book information summarized in the tables above, and approved the appraisal of RP Financial and the 45% minority stock issuance. The appraisal report of RP Financial indicated that, in comparing Prudential Savings Bank to the peer group, certain adjustments to their pricing multiples should be made including slight downward adjustments due to our slightly lower profitability than the peer group, the highly competitive nature of our primary market area and the limited growth potential and a slightly reduced capacity to pay dividends. The board of directors did not consider one valuation approach to be more important than any other, but approved the valuation upon consideration of the totality of the information included in RP Financial's report.

      The $10.00 per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving reorganization of banking institutions. Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. We are offering 45% of our shares of common stock in the offering. Accordingly, at the minimum of the offering range, we are offering 3,633,750 shares, and at the maximum, as adjusted, of the offering range we are offering 5,653,688 shares in the subscription offering. The appraisal will be updated before the reorganization is completed. If the pro forma market value of the 45% minority interest in the common stock at that time is either below $36.3 million or above $56.5 million, we will notify subscribers, return the subscription amounts, and subscribers will have the opportunity to modify or cancel their order. See "The Reorganization and Stock Issuance - How We Determined the Price Per Share and the Offering Range" for a description of the factors and assumptions used in determining the stock price and offering range.

      The independent appraisal does not indicate market value. Do not assume or expect that our valuation discussed above means that the common stock will trade at or above the $10.00 purchase price after the reorganization.

AFTER-MARKET STOCK PRICE PERFORMANCE OF MUTUAL-TO-STOCK CONVERSIONS

      In recent years, the prices of shares of common stock of financial institutions or their holding companies have generally appreciated in the period immediately following the completion of mutual-to-stock conversions like ours. The appraisal report prepared by RP Financial included examples of this after-market stock price performance. The following table presents stock price appreciation information for all mutual-to-stock conversions and all "first-step" mutual holding company offerings completed between March 4, 2004 and November 19, 2004. "MHC" indicates a "first-step" mutual holding company offering.

                                                APPRECIATION (DEPRECIATION) FROM INITIAL TRADING DATE
                                                -----------------------------------------------------
                                                ONE         ONE          ONE              TO
                 TRANSACTION                    DAY         WEEK        MONTH      NOVEMBER 19, 2004
--------------------------------------------    ----        ----        -----      -----------------
PSB Holding, Inc. (MHC)                          5.0%        6.0%         5.0%           10.0%
Atlantic Coast Federal Corporation              17.5        23.1         30.0            34.2
Naugatuck Valley Financial Corp.                 8.0         8.1          8.0             6.7
SI Financial Group, Inc. (MHC)                  12.0        10.6         10.3            19.0
SE Financial Corp.                              (0.5)%      (1.5)%       (6.0)%          10.5%
NewAlliance Bancshares, Inc.                    51.7        45.3         36.5            41.9
Wawel Savings Bank (MHC)                        29.5        25.0         12.5            16.5
Osage Federal Financial, Inc. (MHC)             20.0        22.5          9.5            20.0
K-Fed Bancorp (MHC)                             34.9        29.3         15.9            50.5
Citizens Community Bancorp (MHC)                23.7        27.5         18.0            45.0
Clifton Savings Bancorp, Inc. (MHC)             22.5        40.9         32.9            15.8
First Federal Financial Services, Inc. (MHC)    15.0        22.5         35.0            47.5
Monadnock Community Bancorp, Inc. (MHC)          3.8         0.0         (3.8)           25.0
Third Century Bancorp                           13.2        10.5         12.5            30.0
       Average                                  18.3        19.3         15.5            26.6

      In certain market conditions, stock prices of mutual-to-stock conversions have decreased, and not increased. For example, while the above table illustrates an average appreciation of 15.5% after one month of trading, the stock of two companies were trading equal to or below their initial offering price and the stocks of 12 companies were trading above their initial offering prices. However, as of November 19, 2004, all of such companies were trading above their issue price. The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. It is also not intended to predict how our shares of common stock may perform following the conversion and the offering. The historical information in the table may not be meaningful to you because the data were calculated using a small sample and the transactions from which the data were derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase.

      Under certain market and other conditions, many investors consider an investment in mutual-to-stock conversions to be an attractive one. We expect our directors and executive officers, together with their associates, to subscribe for 77,500 shares of common stock in the offering, or 1.6% of the shares to be sold at the maximum of the offering range.

      You should bear in mind that stock price appreciation or depreciation is affected by many factors. THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, AS HAS BEEN THE CASE FOR SOME MUTUAL-TO-STOCK CONVERSIONS AND SOME "FIRST STEP" MUTUAL HOLDING COMPANIES.

BEFORE YOU MAKE AN INVESTMENT DECISION, WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS, INCLUDING, BUT NOT LIMITED TO, THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE __.

USE OF NET PROCEEDS FROM THE SALE OF OUR COMMON STOCK

      We will use the net proceeds from the offering as follows:

                                                                                     PERCENTAGE OF NET
                     USE                             AMOUNT,           AMOUNT,       OFFERING PROCEEDS
                 OF PROCEEDS                     AT THE MINIMUM    AT THE MAXIMUM     AT THE MAXIMUM
---------------------------------------------    --------------    --------------    -----------------
Loan to our employee stock ownership plan (1)    $    2,907,000    $    3,933,000                8.24%

Purchase of shares for stock recognition and
     retention plan                              $    1,453,500    $    1,966,500                4.12%

Investment in Prudential Savings Bank            $   17,505,000    $   23,859,000               50.00%

Capitalization of Prudential                     $      100,000    $      100,000                0.21%
      Mutual Holding Company

General corporate purposes                       $   13,045,445    $   17,959,455               37.43%

--------------
(1) If the employee stock ownership plan buys shares in the open market after the reorganization, the purchase price of those shares may be more or less than the $10.00 per share offering price, which will change the amount of net proceeds used for this purpose.

      The proceeds to be invested in Prudential Savings Bank will be available for its general corporate purposes. See "Use of Net Proceeds" on page ____.

THE AMOUNT OF STOCK THAT MAY BE PURCHASED IN THE OFFERING

      Subscription purchases in the offering may be made by certain depositors of Prudential Savings Bank as well as our employee stock ownership plan. The minimum purchase is 25 shares. Generally, subscribers may purchase no more than 20,000 shares of common stock. The maximum amount of shares that a subscriber may purchase together with any "associate" or person that he or she is acting in concert with generally is 1% of the shares sold (excluding any shares which may be sold above the maximum of the offering range). For this purpose, an "associate" of a person includes:

      - a person's spouse or relative or any relative of such spouse living in the same house,

      - companies, trusts or other entities in which such person has a controlling interest or holds a specified position, or

      - a trust or estate in which such person holds a substantial beneficial interest or serves in a fiduciary capacity.

We may decrease or increase the maximum purchase limitation without further notice. See "The Offering - Limitations on Common Stock Purchases" on page ___.

HOW ORDERS IN THE OFFERING WILL BE PRIORITIZED

      Subscribers in the offering might not receive any or all of the shares they order. If Prudential Bancorp receives orders for more shares than are available, it will prioritize the orders and allocate stock as set forth below.

      Priority 1: Eligible Account Holders, who are Prudential Savings Bank's
                  depositors with a balance of at least $50 at the close of business on December 31, 2002.

      Priority 2: Prudential Bancorp's employee stock ownership plan.

      Priority 3: Supplemental Eligible Account Holders, who are Prudential
                  Savings Bank's depositors with a balance of at least $50 at the close of business on _________ ___, 200_.

      Priority 4: Other Depositors, who are Prudential Savings Bank's depositors with an account balance of at least $100 at the close of business on _________ ___, 200_.

      We may offer shares not sold in the subscription offering to the general public in a community offering or through a syndicate of broker-dealers. Natural persons residing in Delaware and Philadelphia Counties, Pennsylvania, will have a first preference to purchase shares in the community offering. The community offering and syndicated community offering, if held, may begin at any time during the subscription offering or after the end of the subscription offering. See "The Offering - Community Offering" on page __.

HOW SHARES CAN BE PAID FOR

      In the offering, subscribers may pay for shares only by:

      -     cash,

      -     personal check, bank check or money order, or

      - authorizing Prudential Savings Bank to withdraw money from the subscriber's deposit account(s) maintained with us (we will waive any applicable penalties for early withdrawals from certificate of deposit accounts).

      Prudential Savings Bank cannot lend funds to anyone for the purpose of purchasing shares.

DEADLINE FOR ORDERS OF STOCK

      For Prudential Savings Bank depositors with subscription rights who wish to purchase shares in the offering, a properly completed stock order form, together with payment for the shares, must be received by Prudential Savings Bank no later than 12:00 noon, Eastern time, on ___________ ___, 200_, unless this deadline is extended by us. Subscribers may submit order forms by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing their order forms to one of our full-service branch offices during regular business hours. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond ___________ ___, 2005.

TERMINATION OF THE OFFERING

      The subscription offering will expire at 12:00 noon, Eastern time, on ___________ ___, 200_. In the event that there is a community offering in addition to the subscription offering, we anticipate that such direct community offering would expire at the same time. However, we may extend this expiration date without notice, until ___________ ___, 2005, unless bank regulators approve a later date. If the subscription offering and/or community offering extends beyond ___________ ___, 2005, we will resolicit subscriptions before proceeding with the offerings. All further extensions, in the aggregate, may not last beyond ___________ ___, 2006.

OUR DIVIDEND POLICY

      We intend to consider a policy of paying cash dividends on our common stock but have made no decision whether or not to pay a dividend or adopt a policy of paying regular cash dividends. While we will have the capacity to pay dividends after the reorganization, no decision on the timing or the possible amount of any dividend payments has been made. However, to the extent we determine to pay a dividend or adopt a policy of paying regular cash dividends, the earliest period such action would be taken would be in the first full quarter after completion of the reorganization. We do not guarantee that we will pay dividends, the amount that any such dividends may be, or that we will not reduce or eliminate dividends in the future.

SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE

      Depositors at Prudential Savings Bank who have subscription rights may not assign or sell their subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise your subscription rights to buy stock in the offering, you will be required to certify that shares are being purchased solely for your own account and that there is no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine involve the transfer of subscription rights. See "The Offering - Restrictions on Transfer of Subscription Rights and Shares" on page __.

BENEFITS TO MANAGEMENT FROM THE OFFERING

      Our employees, officers and directors will benefit from the offering due to the implementation of various stock-based benefit plans either adopted in connection with the offering or subsequent to its completion.

      - Full-time employees, including officers, will be participants in our employee stock ownership plan which will purchase shares of common stock in the offering;

      - Subsequent to completion of the reorganization, we intend to implement a:

            -     stock recognition and retention plan; and

            -     stock option plan

            which will benefit our employees and directors.

      Our employee stock ownership plan will buy shares of common stock with a portion of the net proceeds received in the offering. The shares will be allocated to the employee participants in the employee stock ownership plan over a period of time at no cost to the employees.

      The stock recognition and retention plan and stock option plan will be implemented if we receive shareholder approval of the plans. Pursuant to applicable regulations, the aggregate amount of shares reserved for issuance under the stock option plan and acquired by our stock recognition and retention plan may not exceed 25% of the shares issued by us in the reorganization to persons other than Prudential Mutual Holding Company. Such shareholder approval cannot be obtained earlier than six months after the reorganization. If the stock recognition and retention and stock option plans are approved by our shareholders, we intend to grant stock awards and options to our employees and directors. The stock awards will consist of shares of Prudential Bancorp common stock which will be issued at no cost to the recipients. The options will likewise be issued to directors and employees without cost to them but they will be required to pay the applicable exercise price at the time of exercise to receive the shares of common stock covered by the options.

      You will find more information about our employee stock ownership plan and the stock recognition and retention and stock option plans by reading the section of this document entitled "Management - New Stock Benefit Plans" on page
___.

      The following table summarizes the stock benefits that our directors, officers and employees may receive at the midpoint of the offering range assuming that the market value of our common stock is $10.00 per share:

                                                                                                      NUMBER OF
                                                                                                       SHARES
                                                                                                      BASED ON         VALUE OF
                                                                                      % OF SHARES      MAXIMUM       SHARES BASED
                                                 INDIVIDUALS ELIGIBLE                 SOLD IN THE    OF OFFERING     ON MAXIMUM OF
                PLAN                               TO RECEIVE AWARDS                  OFFERING(1)      RANGE(2)     OFFERING RANGE
------------------------------------    ------------------------------------------    -----------    -----------    --------------
Employee stock ownership plan           All full-time employees                           8.00%        393,300       $  3,933,000
Stock recognition and retention plan    Directors, officers and selected employees        4.00         196,650          1,966,500
Stock option plan                       Directors, officers and selected employees       10.00         491,625          1,946,835

-----------------------

(1) Reflects the amount of shares in the respective plan as a percentage of shares sold in the offering excluding shares to be issued to Prudential Mutual Holding Company.

(2) The shares purchased by our employee stock ownership plan and stock recognition and retention plan will equal 8.00% and 4.00%, respectively, of the amount of shares sold in the offering and the stock option plan will reserve a number of shares equal to 10.00% of the shares sold in the offering, in each case excluding shares issued to Prudential Mutual Holding Company.

(3) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value reflected for stock options is a calculation of the fair value of the options using the Black-Scholes option pricing model. The fair value of stock options has been estimated at $3.96 per option using the following assumptions: a grant-date share price and option exercise price of $10.00, a dividend yield of zero, an expected option life of 10 years, a risk free interest rate of 4.27%, and a volatility rate of 16.57% based on an index comprised of the common stock of publicly traded subsidiaries of mutual holding company institutions. For additional information assuming different market and grant date values of our common stock, see the table below.

            The following table presents the total value of all shares available for award and issuance under the restricted stock plan assuming a range of values for our common stock as indicated.

                                                                                         226,148 SHARES
                 143,350 SHARES           171,000 SHARES          196,650 SHARES            AWARDED AT
                   AWARDED AT               AWARDED AT              AWARDED AT              MAXIMUM OF
SHARE PRICE     MINIMUM OF RANGE        MIDPOINT OF RANGE        MAXIMUM OF RANGE       RANGE, AS ADJUSTED
-----------     ----------------        -----------------        ----------------       ------------------
                                           (Dollars in Thousands)
   $ 8.00            $1,163                   $1,368                   $1,573                 $1,809
    10.00             1,424                    1,710                    1,967                  2,261
    12.00             1,744                    2,052                    2,360                  2,714
    14.00             2,035                    2,394                    2,753                  3,166

      The following table presents the aggregate grant date fair value of all options available for award and issuance assuming that the exercise price and market price are the same and further assuming a range of market prices for our common stock as indicated.

                                                                                              565,369 OPTIONS
             GRANT DATE    363,375 OPTIONS      427,500 OPTIONS         491,625 OPTIONS          AWARDED AT
             FAIR VALUE       AWARDED AT           AWARDED AT              AWARDED AT            MAXIMUM OF
SHARE PRICE  PER OPTION    MINIMUM OF RANGE    MIDPOINT OF RANGE        MAXIMUM OF RANGE     RANGE, AS ADJUSTED
-----------  -----------   ----------------    -----------------        ----------------     ------------------
                                                 (Dollars in Thousands)
   $ 8.00       $ 3.17          $1,152               $1,355                   $1,558               $1,792
    10.00         3.96           1,439                1,693                    1,947                2,239
    12.00         4.75           1,726                2,031                    2,335                2,686
    14.00         5.54           2,013                2,368                    2,724                3,132

FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE REORGANIZATION

      We have received an opinion from our federal and Pennsylvania income tax counsel, Elias, Matz, Tiernan & Herrick L.L.P., that, under federal and Pennsylvania income tax law and regulation, the tax basis to the shareholders of the common stock purchased in the offering will be the amount paid for the common stock, and that the reorganization will not be a taxable event for us. This opinion, however, is not binding on the Internal Revenue Service. See "The Reorganization - Tax Aspects" (page ___). The full text of the opinion is filed as an exhibit to the registration statement of which this document is a part, and copies may be obtained from the SEC. See "Additional Information" on page
___.

      In its opinion, Elias, Matz, Tiernan & Herrick L.L.P. notes that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. In addition, the IRS was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another reorganization but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of such factors that it is more likely than not that the nontransferable subscription rights to purchase common stock will have no ascertainable value at the time the rights are granted. In addition, neither we nor Elias, Matz, Tiernan & Herrick L.L.P. is aware of any instance where the IRS has determined that subscription rights of the type provided in our reorganization have any ascertainable value.

RESTRICTIONS ON ACQUISITION OF PRUDENTIAL BANCORP

      Provisions in Prudential Bancorp's articles of incorporation and bylaws, Pennsylvania corporate law as well as certain federal regulations may make it more difficult and expensive to pursue a tender offer, change in control or takeover attempt that Prudential Bancorp's board of directors opposes. Provisions in our articles of incorporation and bylaws which may be deemed to increase the difficulty or expense of effecting a change in control include, among others, restrictions on the acquisition or offer to acquire more than 10% of any class of Prudential Bancorp's equity securities, the classification of our board into three classes, prohibiting the calling of special meeting by shareholders, requiring advance notice of shareholder proposals and director nominations and the ability of Prudential Bancorp's board to issue additional shares of common stock and establish the terms of preferred stock without shareholder approval. Provisions of the Pennsylvania Business Corporation Law, which we refer to as the PBCL, impose restrictions on transactions with shareholders holding 20% or more of Prudential Bancorp's voting stock. The PBCL also includes provisions which provides for the ability of shareholders to object to acquisitions of more than 20% of our voting stock by a person or group of persons acting in concert and demand that they be paid a cash payment for the fair value of their shares from the controlling group. In addition, Prudential Bancorp, as a bank holding company, will be subject to the Change in Bank Control Act and the Bank Holding Company Act which provide that no persons or company, acting directly or indirectly, can acquire control of a bank holding company unless he or it has received the prior approval of the Federal Reserve Board. See "Restrictions on Acquisition of Prudential Bancorp and Prudential Savings Bank and Related Anti-Takeover Provisions" at page __.

POSSIBLE CONVERSION OF PRUDENTIAL MUTUAL HOLDING COMPANY TO STOCK FORM

      In the future, we will have the ability to convert Prudential Mutual Holding Company from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." In a second-step conversion, members of Prudential Mutual Holding Company would have subscription rights to purchase common stock of Prudential Bancorp or its successor, and the public shareholders of Prudential Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Prudential Mutual Holding Company. The percentage may be adjusted to reflect any assets owned by Prudential Mutual Holding Company (other than shares of common stock of Prudential Bancorp) and any dividends waived by Prudential Mutual Holding Company. Our public shareholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The board of directors has no current plan to undertake a "second-step conversion" transaction.

                                  RISK FACTORS

      IN ADDITION TO THE OTHER INFORMATION IN THIS DOCUMENT, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO PURCHASE OUR COMMON STOCK.

MARKET RATES OF INTEREST HAVE AND MAY CONTINUE TO HURT PROFITABILITY

      Market rates of interest are at historically low levels. The low levels of market rates of interest generally have reduced the yields earned by financial institutions, including Prudential Savings Bank, on interest-earning assets such as loans and investment and mortgage-backed securities. Prudential Savings Bank's average yield on its interest-earning assets was 4.97% during the year ended September 30, 2004 compared to 5.18% and 6.21% for the years ended September 30, 2003 and 2002, respectively. In addition, many institutions, including us, have experienced a narrowing or "compression" of their interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin, which is the net interest income as a percentage of average interest-earning assets. This compression was exacerbated in our case, due to our policy of paying above average rates on our deposits. Prudential Savings Bank's interest rate spread was 2.27% and 2.57% for the years ended September 30, 2003 and 2002, respectively, while its net interest margin was 2.51% and 2.86% for the same periods, respectively. For the year ended September 30, 2004, Prudential Savings Bank was able to improve its interest rate spread and interest margin to 2.48% and 2.68%, respectively, primarily due to a significant decline in the rates paid on its interest-bearing liabilities. A sudden increase in market rates of interest could adversely affect our net portfolio value. In the event of an immediate and sustained 200 basis point increase in interest rates, Prudential Savings Bank's net portfolio value, which is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts, would decrease by 548 basis points from 12.22% to 6.74%.

A SIGNIFICANT PERCENTAGE OF OUR ASSETS ARE INVESTED IN LOWER YIELDING INVESTMENTS WHICH HAS HINDERED AND MAY CONTINUE TO HINDER OUR ABILITY TO BE MORE PROFITABLE IN THE CURRENT INTEREST RATE ENVIRONMENT

      Our results of operations are significantly affected by changes in interest rates and are substantially dependant on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. At September 30, 2004, $10.1 million, or 2.5% of our assets were invested in cash or cash equivalents and $236.0 million or 58.0% of our assets were invested in investment and mortgage-backed securities, most of which have fixed-rates of interest and are designated as held to maturity. These investments yield substantially less than would be obtained if such funds were invested in loans. Management of Prudential Savings Bank believes that in the current low interest rate environment it is preferable to invest in investment and mortgage-backed securities which generally have shorter average lives than long-term, fixed-rate loans. Management believes that this strategy better positions us to originate loans in a rising interest rate environment, which management believes to be likely, especially in view of recent changes in market rates of interest. Following completion of the offering, we intend to grow our assets and invest a greater proportion of our assets in loans. There can be no assurance, however, that we will be able to increase the origination or purchase of loans acceptable to us or that we will be able to successfully implement this strategy.

OUR PORTFOLIO OF LOANS WITH A HIGHER RISK OF LOSS IS INCREASING

      In recent years, we have increased our originations or purchases of construction and land development loans. These loans have a higher risk of default and loss than single-family residential mortgage loans. Construction and land development loans have increased from $10.3 million or 5.8% of our total loan portfolio at September 30, 2000 to $39.4 million or 22.7% of the total loan portfolio at September 30, 2004. At the same time, both the dollar amount and the percentage of the loan portfolio comprised of single-family residential mortgage loans has decreased. Single-family residential mortgage loans held by Prudential Savings Bank have decreased from $150.4 million or 85.4% of our total loan portfolio at September 30, 2000 to $123.0 million or 70.9% at September 30, 2004. Construction and land development loans generally have a higher risk of loss than single-family residential mortgage loans. The risk of loss on construction and land development loans depends largely upon the accuracy of the initial estimate of the property's value at completion of construction compared to the estimated cost, including interest, of construction and other assumptions. Furthermore, if the estimates of value prove to be inaccurate, we can be confronted with projects, when completed, having values less than the loan amounts. In addition, such loans have significantly higher average loan balances compared to single-family residential mortgage loans. Consequently, an adverse development with respect to one loan or credit relationship could expose us to a significantly greater risk of loss compared to an adverse development with respect to a single-family residential mortgage loan. We may also be required to increase our allowance for loan losses both due to actual losses or the increase in the estimated loss inherent in our portfolio which would reduce our net income. We have also originated or committed to originate substantially larger construction loans in recent periods and our portfolio of such loans is not seasoned in that such loans are less than one year old. In October 2004, we closed a $20.0 million construction loan to fund a condominium conversion project in Philadelphia. We sold participation interests in this loan aggregating $15.0 million. We will seek to originate additional loans of a similar nature after the completion of the offering and may retain a larger portion of such loans due to our increased legal lending limit.

OUR LOANS ARE CONCENTRATED TO BORROWERS IN OUR MARKET AREA

      At September 30, 2004, the preponderance of our total loans were to individuals and/or secured by properties located in our primary market area of Philadelphia and Delaware Counties in Pennsylvania. We have relatively few loans outside of our market. As a result, we may have a greater risk of loan defaults and losses in the event of an economic downturn in our market area.

THE LOSS OF ANY ONE OF OUR THREE SENIOR EXECUTIVE OFFICERS COULD HURT OUR OPERATIONS

      We rely heavily on our President and Chief Executive Officer, Thomas A. Vento, our Executive Vice President and Chief Financial Officer, Joseph R. Corrato, and our Vice President and Chief Lending Officer, David H. Krauter. The loss of any one of these officers could have any adverse effect on us because, as a small community bank, each of these officers has more responsibilities than would be typical at a larger financial institution with more employees. In addition, as a small community bank, we have fewer management level personnel who are in a position to succeed to and assume the responsibilities of such officers' positions with us. We do not have key-man life insurance on any of these officers.

OUR EMPLOYEE STOCK BENEFIT PLANS WILL INCREASE COSTS

      We anticipate that our employee stock ownership plan will purchase between 290,700 shares and 452,295 shares of common stock with funds borrowed from Prudential Bancorp. The cost of acquiring the employee stock ownership plan shares will be between $2.9 million at the minimum of the offering range and approximately $4.5 million at the adjusted maximum of the offering range assuming the shares are purchased in the offering at a price of $10.00 per share. If the employee stock ownership plan acquires shares in the open market, the price paid may be more than $10.00 per share. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. We also intend to submit a stock recognition and retention plan to our shareholders for approval no earlier than six months after completion of the reorganization. Our officers, employees and directors could be awarded, at no cost to them, under the stock recognition and retention plan up to an aggregate of 4.00% of the total shares sold in the offering (excluding shares issued to Prudential Mutual Holding Company). Assuming the purchase price per share of the shares of common stock to be awarded under the stock recognition and retention plan is the same as the purchase price in the offering, the reduction in our income from the plan on a pre-tax basis would be between $291,000 and $452,000 a year at the minimum and maximum, as adjusted, of the offering range, respectively. In addition, we also intend to submit a stock option plan to our shareholders for their approval at the same time we submit the recognition and retention plan. The stock option plan will permit the issuance of options in an amount equal to 10.0% of the shares sold in the offering (excluding shares issued to Prudential Mutual Holding Company). Under the terms of the stock option plan, the exercise price of the options must be no less than the fair market value of the common stock on the date of the grant. Under current accounting requirements, Prudential Bancorp would not be required to recognize any expense upon the grant or vesting of such options. However, under accounting standards adopted in December 2004 which will become effective with respect to Prudential Bancorp as of July 1, 2005,

Prudential Bancorp would be required to recognize expense over the vesting periods of the options. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Recent Accounting Pronouncements" and "Pro Forma Data" for a discussion of the increased benefit costs we will incur after the reorganization and how these costs could decrease our return on equity. Such expense will be additive to our existing employee benefit costs which have increased substantially in recent periods, in particular the cost of our defined benefit pension plan.

OUR LOW RETURN ON EQUITY MAY AFFECT OUR STOCK PERFORMANCE

      Net earnings divided by average equity, known as "return on equity," is a ratio many investors use to analyze the performance of a financial institution. Prudential Savings Bank's return on equity was 6.50%, 6.64% and 7.56% for the years ended September 30, 2004, 2003 and 2002, respectively. These returns are lower than returns on equity for many comparable publicly traded financial institutions. We expect our return on equity to decrease in view of our expected capital level upon completion of the reorganization unless and until we are able to increase significantly our interest-earning assets. Our goal of significantly increasing our interest-earning assets is a process which may take a number of years to achieve and one which we cannot assure you will be achieved. Consequently, you should not expect a competitive return on equity in the near future. Failure to attain a competitive return on equity may make an investment in our common stock unattractive to some investors which might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. The net proceeds from the reorganization and the offering, which may be as much as $55.0 million, will significantly increase our shareholders' equity. On a pro forma basis and based on net income for the year ended September 30, 2004, our return on equity assuming shares are sold at the maximum of the offering range, would be approximately 3.74%. Based on trailing 12-month data for the most recent publicly available financial information (September 30, 2004), the nine companies comprising our peer group in the independent appraisal prepared by RP Financial and all publicly traded mutual holding companies had average returns on equity of 3.21% and 5.35%, respectively.

PRUDENTIAL MUTUAL HOLDING COMPANY WILL OWN A MAJORITY OF PRUDENTIAL BANCORP'S OUTSTANDING COMMON STOCK AND WILL BE ABLE TO CONTROL THE RESULT OF MOST MATTERS PUT TO A VOTE OF PRUDENTIAL BANCORP'S SHAREHOLDERS

      Purchasers of our common stock in the offering will be minority shareholders of Prudential Bancorp. Prudential Mutual Holding Company will own a majority of our common stock after the reorganization, and, through its board of directors, will be able to exercise voting control over most matters put to a vote of our shareholders. The same directors and officers who manage Prudential Bancorp and Prudential Savings Bank also will manage Prudential Mutual Holding Company. No assurances can be given that Prudential Mutual Holding Company will not take action which the minority shareholders believe to be contrary to their interests. For example, Prudential Mutual Holding Company could revise Prudential Savings Bank's dividend policy, approve the implementation of stock benefit plans, prevent a sale or merger transaction or defeat a candidate for Prudential Bancorp's board of directors or other proposals put forth by the minority shareholders. Moreover, Prudential Mutual Holding Company's ownership of a majority of the outstanding shares of Prudential Bancorp's common stock is likely to perpetuate existing management and directors.

WE WILL HAVE BROAD DISCRETION OVER THE USE OF THE PROCEEDS FROM THE OFFERING

      Although we expect to use the net proceeds of the offering to fund a loan to our employee stock ownership plan, to purchase shares of common stock to fund the stock recognition and retention plan and to purchase all of the stock of Prudential Savings Bank, we do not have a specific plan for the use of the remainder of the net proceeds which will be at least $13.0 million at the minimum of the offering range and may be as much as $20.6 million at the maximum, as adjusted, of the offering range. Our management will have broad discretion with respect to the use of the net proceeds. We expect to use the remainder of the net proceeds for general corporate purposes which may include, among other things, purchasing investment securities, funding new loans and further expanding our banking operations. There is a risk that we may fail to effectively use the net proceeds which could have a negative effect on our future profitability.

OUR COMMON STOCK VALUE MAY SUFFER FROM ANTI-TAKEOVER PROVISIONS THAT MAY IMPEDE POTENTIAL TAKEOVERS THAT MANAGEMENT OPPOSES

      Provisions in our corporate documents and in Pennsylvania corporate law, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Provisions in Prudential Bancorp's articles of incorporation and bylaws provide, among other things:

      - that no person, other than Prudential Mutual Holding Company, can acquire or offer to acquire more than 10% of the issued and outstanding shares of any class of our equity securities;

      - that our board of directors be divided into classes with only one-third of directors standing for reelection each year;

      - that special meetings of shareholders may be called only by our board of directors;

      - that shareholders generally must provide advance notice of shareholder proposals and director nominations and provide specified related information; and

      - that our board of directors has the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights, without additional shareholder approval.

      Provisions of the PBCL applicable to Prudential Bancorp as well as our articles of incorporation provide, among other things, that we may not engage in a business combination with an "interested shareholder" during the five-year period after the interested shareholder became such except under certain specified circumstances. Under the PBCL, an interested shareholder is generally a holder of 20% or more of the company's voting stock. The PBCL also contains provisions providing for the ability of shareholders to object to the acquisition by a person, or group of persons acting in concert, of 20% or more of its outstanding voting securities and to demand that they be paid a cash payment for the fair value of their shares from the controlling person or group. In addition, there are various regulatory restrictions on takeovers of Prudential Bancorp and Prudential Savings Bank. See "Restrictions on Acquisition of Prudential Bancorp and Prudential Savings Bank and Related Anti-Takeover Provisions" at page ___.

      These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisition of Prudential Bancorp and Prudential Savings Bank and Related Anti-Takeover Provisions" for a further description of anti-takeover provisions in our corporate documents and under Pennsylvania law and federal regulations.

      During the reorganization process, regulations prohibit any person from offering, or making and announcing an intent to offer, to purchase subscription rights or common stock. In addition, Prudential Bancorp as a bank holding company, will be subject to the provisions of the Change in Bank Control Act and the Bank Holding Company Act which provide that no person or company, acting directly or indirectly, can acquire control of a bank holding company unless he or it has received the prior approval of the Federal Reserve Board. See "Restrictions on Acquisition of Prudential Bancorp and Prudential Savings Bank and Related Anti-Takeover Provisions - Regulatory Restrictions" for a discussion of the provisions and applicable Federal Reserve Board regulations regarding acquisitions.

OUR EMPLOYEE STOCK BENEFIT PLANS MAY BE DILUTIVE

      If the reorganization is completed and shareholders subsequently approve a stock recognition and retention plan and a stock option plan, we will allocate stock to our officers, employees and directors through these plans. If the shares for the stock recognition and retention plan are issued from our authorized but unissued stock, the ownership percentage of outstanding shares of Prudential Bancorp could be diluted by approximately 1.77%. However, it is our intention to purchase shares of our common stock in the open market to fund the stock recognition and retention plan. Assuming the shares of our common stock to be awarded under the stock recognition and retention plan are purchased at a price equal to the offering price in the offering, the reduction to shareholders' equity from the stock recognition and retention plan would be between $1.3 million and $2.0 million at the minimum and the maximum, as adjusted, of the offering range. The ownership percentage of Prudential Bancorp public shareholders (those shareholders other than Prudential Mutual Holding Company) would also decrease by approximately 4.31% if all potential stock options under our proposed stock option plan are exercised and are filled using shares issued from authorized but unissued stock, assuming the offering closes at the maximum of the offering range. On a combined basis, if authorized but unissued shares of our common stock was the source of shares for both the recognition and retention plan and the stock option plan, the interests of public shareholders would be diluted by approximately 5.93%. See "Pro Forma Data" for data on the dilutive effect of the stock recognition and retention plan and the stock option plan and "Management - New Stock Benefit Plans" for a description of the plans.

OUR $10.00 PER SHARE OFFER PRICE, WHICH IS BASED ON AN INDEPENDENT APPRAISAL BY RP FINANCIAL, MAY NOT BE INDICATIVE OF THE MARKET PRICE FOR OUR COMMON STOCK IN THE FUTURE, WHICH MAY BE HIGHER OR LOWER

      There can be no assurance that shares of our common stock will be able to be sold in the market at or above the $10.00 per share initial offering price in the future. The final aggregate purchase price of the common stock in the offering will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Offering - How We Determined the Price Per Share and the Offering Range" for the factors considered by RP Financial in determining the appraisal.

THERE IS NO GUARANTEE THAT AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP

      Because we have never issued stock, there is no current trading market for Prudential Bancorp common stock. Consequently, we cannot assure or guarantee that an active and liquid trading market for our common stock will develop or that, if developed, it will continue. An active and liquid trading market will depend on the existence and individual decisions of willing buyers and sellers at any given time over which neither we nor any market maker will have any control. If an active trading market does not develop or is sporadic, this may hurt the market value of our common stock and make it difficult to buy or sell shares on short notice. We have been conditionally approved to have our common stock listed for quotation on the Nasdaq National Market under the symbol "PBIP."

THERE IS STRONG COMPETITION AMONG BANKS AND OTHER FINANCIAL INSTITUTIONS WITHIN OUR MARKET AREA WHICH MAY AFFECT OUR FUTURE PROFITABILITY

      Competition in the banking and financial services industry is intense. In our primary market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than us and may offer certain services that we do not or will not provide. The profitability of Prudential Savings Bank depends upon our continued ability to successfully compete in our market area.

                           FORWARD-LOOKING STATEMENTS

      This document contains forward-looking statements, which can be identified by the use of such words as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and similar expressions. These forward-looking statements include:

      -     statements of goals, intentions and expectations;

      -     statements regarding prospects and business strategy;

      -     statements regarding asset quality and market risk; and

      -     estimates of future costs, benefits and results.

      These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading "Risk Factors" beginning at page ___ that could affect the actual outcome of future events:

      Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

                               USE OF NET PROCEEDS

      Although the actual net proceeds from the sale of our common stock cannot be determined until the reorganization is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $35.0 million at the minimum of the offering range and $47.7 million at the maximum of the offering range. The net proceeds may increase up to $55.0 million assuming an increase in the offering range by approximately 15%. See "Pro Forma Data" and "The Offering - How We Determined the Price Per Share and the Offering Range" as to the assumptions used to arrive at such amounts.


      We will use the net proceeds from the offering as follows:

                                                                                    AMOUNT
                                                      AMOUNT         AMOUNT         AT THE       PERCENTAGE OF NET
                       USE                            AT THE         AT THE       MAXIMUM, AS    OFFERING PROCEEDS
                 OF NET PROCEEDS                      MINIMUM        MAXIMUM        ADJUSTED       AT THE MAXIMUM
------------------------------------------------    -----------    -----------    -----------    -----------------
Loan to employee stock ownership plan(1)            $ 2,907,000    $ 3,933,000    $ 4,522,950           8.24%
Purchase of shares for stock
   recognition and  retention plan                  $ 1,453,500    $ 1,966,500    $ 2,261,475           4.12%
Purchase of Prudential Savings Bank common stock    $17,505,000    $23,859,000    $27,512,000          50.00%
Capitalization of Prudential Mutual
    Holding Company                                 $   100,000    $   100,000    $   100,000           0.21%
General corporate purposes                          $13,045,445    $17,859,455    $20,628,061          37.43%

-----------------
(1) If the employee stock ownership plan buys shares in the open market after the reorganization, the purchase price of those shares may be more or less than the $10.00 per share offering price, which will change the amount of net proceeds used for this purpose.

      The loan to our employee stock ownership plan will be approximately $2.9 million and $3.9 million at the minimum and maximum of the offering range, assuming that it is able to purchase shares in the offering at the purchase price of $10.00 per share. Our employee stock ownership plan will allocate the shares it purchases to employees as the loan is repaid. Purchases by our employee stock ownership plan would amount to 393,300 shares at the maximum of the range or $3.9 million based on a per share price of $10.00. Depending on market conditions, shares purchased for the stock recognition and retention plan may not be purchased at $10.00 per share. In the event that the price of our common stock has increased, the cost of the shares purchased for the stock recognition and retention plan will be greater. In addition, if our stock recognition and retention plan is adopted by the board of directors and approved by shareholders, we intend to contribute sufficient funds to the stock recognition and retention plan so that we can purchase a number of shares equal to an aggregate of 4.00% of the shares sold in the offering (excluding shares issued to Prudential Mutual Holding Company). See "Management - New Stock Benefit Plans - Employee Stock Ownership Plan" and "- Stock Recognition and Retention Plan."

      The net proceeds received from the sale of shares of our common stock in the offering will increase the capital of both Prudential Bancorp and Prudential Savings Bank. Half of the net proceeds from the offering will be used by Prudential Bancorp to buy the common stock of Prudential Savings Bank. While we have not identified specific uses for the portion of the net proceeds to be invested in Prudential Savings Bank, we anticipate that Prudential Savings Bank will use the portion of the cash proceeds it receives for general corporate purposes. On a short-term basis, Prudential Savings Bank may purchase investment and mortgage-backed securities. The net proceeds received by Prudential Savings Bank will further increase its capital position, which already exceeds all regulatory requirements. As discussed below, due to Prudential Savings Bank's existing capital position, increasing its capital position was not the primary reason for undertaking the reorganization. At September 30, 2004, Prudential Savings Bank's Tier 1 leverage capital ratio was 9.39%. After the reorganization, Prudential Savings Bank's Tier 1 leverage capital ratio will be 13.07%, based upon the maximum of the offering range. As a result, Prudential Savings Bank will continue to be a well-capitalized institution and will have additional flexibility to grow and diversify. The proceeds invested in Prudential Savings Bank, in addition to funding new loans and investing in investment and mortgage-backed securities, may also be used to finance the further expansion of our banking operations. In addition, the net proceeds may ultimately be used in the future to support further expansion of Prudential Savings Bank's operations through acquisitions of other financial institutions or branch offices, although no such transactions are specifically being considered at this time.

      A portion of the net proceeds from the offering retained by Prudential Bancorp will be used to make a loan to our employee stock ownership plan in an amount sufficient to permit it to buy an amount equal to 8.0% of the shares of our common stock sold in the offering (excluding shares issued to Prudential Mutual Holding Company). The remaining portion of the net proceeds after the loan to the employee stock ownership plan and its purchase of Prudential Savings Bank's common stock will be retained by Prudential Bancorp and will be available for general corporate purposes. We may initially use the remaining net proceeds to invest in deposits at Prudential Savings Bank, U.S. Government and federal agency securities of various maturities, federal funds, mortgage-backed securities, or a combination thereof. In addition, assuming shareholder approval of our proposed stock recognition and retention plan in the year after the reorganization is completed, we intend to contribute sufficient funds to the trust so that it can purchase a number of shares equal to an aggregate of 4.00% of the common stock sold in the offering. The net proceeds retained by Prudential Bancorp may ultimately be used to:

      - support the operations of Prudential Savings Bank after its reorganization;

      - support possible additional future expansion of operations of Prudential Savings Bank through establishment of additional branch offices or other customer facilities, acquisition of other financial institutions or branch offices, expansion into other lending markets or diversification into other banking-related businesses, although no such transactions are specifically being considered at this time;

      -     invest in deposits at Prudential Savings Bank or securities; or

      - fund repurchases of our common stock or serve as a source of possible payments of cash dividends to shareholders.

      Applicable regulations require us to sell common stock in the offering in an amount equal to our estimated pro forma market value, as determined by an independent appraisal. See "The Offering - How We Determined the Price Per Share and the Offering Range." To the extent we have excess capital upon completion of the reorganization, we intend to consider stock repurchases and dividends. However, without non-objection from the Federal Deposit Insurance Corporation, we cannot conduct any stock repurchases during the first year after we complete the reorganization.

      As reflected in the table above, other than the proposed loan to fund our employee stock ownership plan and the proposed purchase of shares for our recognition and retention plan, we have not specifically identified how we will use the bulk of the net proceeds from the offering. In addition, given that Prudential Savings Bank is already considered well capitalized for regulatory purposes, the bank does not necessarily need its portion of the net proceeds at this time in order to continue its operations as currently conducted. We determined to undertake the reorganization and offering at this time primarily because of the advantages provided by the mutual holding company form of organization rather than any specific need for additional capital. We believe that the reorganization will facilitate our ability to consider mergers and acquisitions with other institutions and companies, although there are no current arrangements, understandings or agreements regarding any such opportunities. Given the continuing consolidation in the banking industry, we believe that it is important for us to maximize our ability to consider opportunities to expand and diversify our operations, and the reorganization will facilitate this by enhancing our capital base and providing us with stock as a potential form of currency. In addition, the reorganization will provide us with additional flexibility to undertake additional activities through existing or newly formed subsidiaries and permit us greater access to the capital markets in the future. In addition, the offering will permit us to offer stock-based benefit plans as part of our compensation package. Finally, the additional capital from the offering will permit us to make larger loans and facilitate our ability to make additional investments in securities.

      Our net proceeds may vary because total expenses of the reorganization may be more or less than those estimated. The net proceeds also will vary if the number of shares to be issued in the offering is adjusted to reflect a change in our estimated pro forma market value. Payments for shares purchased in the subscription offering made through withdrawals from existing deposit accounts at Prudential Savings Bank will not result in the receipt of new funds for investment but will result in a reduction of Prudential Bancorp interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                         OUR POLICY REGARDING DIVIDENDS

      After we complete the reorganization, our board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to consider a policy of paying cash dividends on our common stock but have made no decision whether or not to pay a dividend or adopt a policy of paying regular cash dividends. While we will have the capacity to pay dividends after the reorganization, no decision or timing or possible amount of any dividend payments has been made. However, to the extent we determine to pay a dividend or adopt a policy of paying a regular cash dividends, the earliest period such action would be taken would be in the first full quarter after completion of the reorganization. The rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the reorganization, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, dividends paid to us by Prudential Savings Bank and general economic conditions. No assurances can be given that any dividends will be paid or if paid, the amount or that any such dividends will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends.

      If Prudential Bancorp pays dividends to its shareholders, it will be required to pay dividends to Prudential Mutual Holding Company, unless Prudential Mutual Holding Company elects to waive dividends. We do not currently anticipate that Prudential Mutual Holding Company will waive dividends paid by Prudential Bancorp since the Federal Reserve Board, to our knowledge, historically has not allowed mutual holding companies to waive dividends paid by their insured subsidiaries. Any decision to waive dividends will be subject to regulatory approval. See "Regulation-Dividend Waivers by Prudential Mutual Holding Company."

      Dividends from us may eventually depend, in part, upon receipt of dividends from Prudential Savings Bank, because we initially will have no source of income other than dividends from Prudential Savings Bank, earnings from the investment of proceeds from the sale of common stock retained by us, and principal and interest payments with respect to our loan to our employee stock ownership plan.

      Any payment of dividends by Prudential Savings Bank to Prudential Bancorp which would be deemed to be drawn out of Prudential Savings Bank's bad debt reserves would require a payment of taxes at the then-current tax rate by Prudential Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Prudential Savings Bank does not intend to make any distribution to Prudential Bancorp that would create such a federal tax liability. See "Taxation."

      Unlike Prudential Savings Bank, Prudential Bancorp is not subject to the above regulatory restrictions on the payment of dividends to its shareholders, although the source of such dividends may eventually depend, in part, upon dividends from Prudential Savings Bank in addition to the net proceeds retained by it and earnings thereon.

            POSSIBLE CONVERSION OF PRUDENTIAL MUTUAL HOLDING COMPANY
                                  TO STOCK FORM

      Applicable regulations specifically authorize mutual holding companies such as Prudential Mutual Holding Company to (i) convert to stock form and (ii) exchange stock issued by the converted holding company (e.g., Prudential Mutual Holding Company) for stock issued by a subsidiary holding company (e.g., Prudential Bancorp). In the future, Prudential Mutual Holding Company may convert from the mutual to stock form in a transaction commonly known as a "second-step conversion." In a second-step conversion, members of Prudential Mutual Holding Company would have subscription rights to purchase common stock of Prudential Bancorp, or its successor, and the public shareholders of Prudential Bancorp (i.e., the shareholders other than Prudential Mutual Holding Company) would be entitled to exchange their shares of common stock for shares of the converted Prudential Mutual Holding Company pursuant to an exchange ratio. The exchange ratio would ensure that, subject to adjustment, after the second-step conversion, the public shareholders of Prudential Bancorp would maintain approximately the same percentage ownership interest in the common stock of Prudential Bancorp or its successor. This exchange ratio may be adjusted to reflect any assets owned by Prudential Mutual Holding Company (other than the common stock of Prudential Bancorp) and any dividends waived by Prudential Mutual Holding Company. Prudential Bancorp's public shareholders would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. We have no current plans to undertake a "second-step conversion" transaction. Although Prudential Mutual Holding Company may convert to stock form in the future, Prudential Mutual Holding Company has no current plans and there can be no assurance as to when, if ever, such a conversion will occur. Any decision by Prudential Mutual Holding Company to convert to stock form would require the approval of its members prior to the transaction and approval of Prudential Bancorp's shareholders.

                           MARKET FOR OUR COMMON STOCK

      Because this is our initial public offering, there is no market for Prudential Bancorp common stock at this time. We have been conditionally approved to have our common stock listed for quotation on the Nasdaq National Market under the symbol "PBIP."

      There can be no assurance that an active and liquid trading market will develop for our common stock. The development of an active and liquid trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. You should not view our common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the $10.00 per share purchase price of the offering. Sandler O'Neill & Partners, L.P. intends to make a market in our common stock upon completion of the reorganization, but it is under no obligation to do so. In addition, Sandler O'Neill & Partners, L.P. will assist us in encouraging at least three additional market makers to establish and maintain a market for our common stock but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of our common stock will develop or, if developed, will be maintained.

                         REGULATORY CAPITAL REQUIREMENTS

      At September 30, 2004, Prudential Savings Bank exceeded all of its regulatory capital requirements. The table on the following page sets forth our historical capital amounts under accounting principles generally accepted in the United States of America and regulatory capital at September 30, 2004, and our pro forma capital after giving effect to the reorganization and the offering, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Prudential Savings Bank of 50% of the net offering proceeds. Prudential Savings Bank converted to a mutual savings bank in August 2004. Accordingly, Prudential Savings Bank's regulatory capital at September 30, 2004 has been calculated in accordance with the regulations of the Federal Deposit Insurance Corporation. Prior to the charter conversion, Prudential Savings Bank was subject to the regulatory capital requirements of the Office of Thrift Supervision. The manner of calculating regulatory capital under the regulations of the Federal Deposit Insurance Corporation and the Office of Thrift Supervision are substantially identical except that the Federal Deposit Insurance Corporation uses average assets to calculate the capital ratios rather than assets, as adjusted, at the relevant date as does the Office of Thrift Supervision. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Prudential Savings Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at September 30, 2004.

                         PRUDENTIAL SAVINGS
                         BANK HISTORICAL AT
                         SEPTEMBER 30, 2004
                        --------------------
                                   PERCENT
                                     OF
                         AMOUNT    ASSETS(1)
                        -------   ----------
                       (Dollars in Thousands)
Capital at Holding
  Company Level:
   GAAP capital         $    --          --%
                        =======   =========
   Tier 1 leverage
     capital:
     Actual             $    --          --%
     Requirement             --          --
                        -------   ---------
     Excess             $    --          --%
                        =======   =========
   Tier 1 risk-based
     capital:
     Actual             $    --          --%
     Requirement             --          --
                        -------   ---------
     Excess             $    --          --
                        =======   =========
   Total risk-based
     capital:
     Actual             $    --          --%
     Requirement             --          --
                        -------   ---------
     Excess             $    --          --%
                        =======   =========
Capital at Bank Level:
   GAAP capital         $39,099        9.62%
   Tier 1 leverage
     capital:
     Actual             $38,267        9.39%
     Requirement         16,308        4.00
                        -------   ---------
     Excess             $21,959        5.39%
                        =======   =========
   Tier 1 risk-based
     capital:
     Actual             $38,267       24.50%
     Requirement          6,248        4.00
                        -------   ---------
     Excess             $32,019       20.50%
                        =======   =========
   Total risk-based
     capital:
     Actual             $39,396       25.22%
     Requirement         12,496        8.00
                        -------   ---------
     Excess             $26,900       17.22%
                        =======   =========

                                                     PRO FORMA AT SEPTEMBER 30, 2004 BASED ON
                         ---------------------------------------------------------------------------------------------------
                               3,633,750                 4,275,000               4,916,250             5,653,688
                         SHARES SOLD AT $10.00 SHARES SOLD AT $10.00 PER   SHARES SOLD AT $10.00   SHARES SOLD AT $10.00 PER
                                PER SHARE                 SHARE                  PER SHARE               SHARE
                         --------------------- -------------------------   ---------------------   -------------------------
                                    PERCENT OF               PERCENT OF                PERCENT OF                 PERCENT OF
                            AMOUNT   ASSETS(1)  AMOUNT        ASSETS(1)     AMOUNT     ASSETS(1)    AMOUNT        ASSETS(1)
                         ---------- ---------- ---------     ----------   ---------    ----------   -------       ----------
                                                                (Dollars in Thousands)
Capital at Holding
  Company Level:
   GAAP capital          $   69,649     15.93% $   75,233      16.99%     $   80,817     18.03%    $   87,239       19.18%
                         ==========    ======  ==========     ======      ==========    ======     ==========      ======
   Tier 1 leverage
     capital:
     Actual              $   68,817     15.70% $   74,401      16.76%     $   79,985     17.80%    $   86,407       18.96%
     Requirement             17,530      4.00      17,753       4.00          17,976      4.00         18,233        4.00
                         ----------    ------  ----------     ------      ----------    ------     ----------      ------
     Excess              $   51,287     11.70% $   56,648      12.76%     $   62,009     13.80%    $   68,174       14.96%
                         ==========    ======  ==========     ======      ==========    ======     ==========      ======
   Tier 1 risk-based
     capital:
     Actual              $   68,817     42.40% $   74,401      45.52%     $   79,985     48.61%    $   86,407       52.11%
     Requirement              6,493      4.00       6,537       4.00           6,582      4.00          6,633        4.00
                         ----------    ------  ----------     ------      ----------    ------     ----------      ------
     Excess              $   62,324     38.40% $   67,864      41.52%     $   73,403     44.61%    $   79,774       48.11%
                         ==========    ======  ==========     ======      ==========    ======     ==========      ======
   Total risk-based
     capital:
     Actual              $   69,946     43.09% $   75,530      46.22%     $   81,114     49.30%    $   87,536       52.79%
     Requirement             12,985      8.00      13,074       8.00          13,164      8.00         13,267        8.00
                         ----------    ------  ----------     ------      ----------    ------     ----------      ------
     Excess              $   56,961     35.09% $   62,456      38.22%     $   67,950     41.30%    $   74,270       44.79%
                         ==========    ======  ==========     ======      ==========    ======     ==========      ======
Capital at Bank Level:
   GAAP capital          $   52,144     12.34% $   54,551      12.82%     $   56,958     13.29%    $   59,727       13.83%
   Tier 1 leverage
     capital:
     Actual              $   51,312     12.11% $   53,719      12.59%     $   56,126     13.07%    $   58,895       13.61%
     Requirement             16,946      4.00      17,062       4.00          17,179      4.00         17,314        4.00
                         ----------    ------  ----------     ------      ----------    ------     ----------      ------
     Excess              $   34,366      8.11% $   36,657       8.59%     $   38,947      9.07%    $   41,581        9.61%
                         ==========    ======  ==========     ======      ==========    ======     ==========      ======
   Tier 1 risk-based
     capital:
     Actual              $   51,312     32.19% $   53,719      33.58%     $   56,126     34.96%    $   58,895       36.53%
     Requirement              6,376      4.00       6,399       4.00           6,422      4.00          6,449        4.00
                         ----------    ------  ----------     ------      ----------    ------     ----------      ------
     Excess              $   44,936     28.19% $   47,320      29.58%     $   49,704     30.96%    $   52,446       32.53%
                         ==========    ======  ==========     ======      ==========    ======     ==========      ======
   Total risk-based
     capital:
     Actual              $   52,441     32.90% $   54,848      34.28%     $   57,255     35.66%    $   60,024       37.23%
     Requirement             12,752      8.00      12,798       8.00          12,845      8.00         12,899        8.00
                         ----------    ------  ----------     ------      ----------    ------     ----------      ------
     Excess              $   39,689     24.90% $   42,050      26.28%     $   44,410     27.66%    $   47,125       29.23%
                         ==========    ======  ==========     ======      ==========    ======     ==========      ======

-------------------
(1)   Adjusted total or adjusted risk-weighted assets, as appropriate.

                               OUR CAPITALIZATION

      The following table presents the historical capitalization of Prudential Savings Bank at September 30, 2004, and our pro forma consolidated capitalization after giving effect to the reorganization, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                     PRUDENTIAL BANCORP, INC. - PRO FORMA
                                                                      BASED UPON SALE AT $10.00 PER SHARE
                                                   ------------------------------------------------------------------------
                                                                                                               5,653,688
                                   PRUDENTIAL        3,633,750          4,275,500           4,916,250          SHARES(1)
                                 SAVINGS BANK -        SHARES             SHARES              SHARES          (15% ABOVE
                                   HISTORICAL        (MINIMUM OF       (MIDPOINT OF        (MAXIMUM OF         MAXIMUM OF
                                 CAPITALIZATION    OFFERING RANGE)    OFFERING RANGE)    OFFERING RANGE)    OFFERING RANGE)
                                 --------------    ---------------    ---------------    ---------------    ---------------
Deposits(2)                      $      349,159    $       349,159    $       349,159    $       349,159    $       349,159
Borrowings                               13,862             13,862             13,862             13,862             13,862
                                 --------------    ---------------    ---------------    ---------------    ---------------
Total deposits and
  Borrowings                     $      363,021    $       363,021    $       363,021    $       363,021    $       363,021
                                 ==============    ===============    ===============    ===============    ===============
Shareholders' equity:
   Preferred stock, $.01 par
      value, 10,000,000
      shares authorized;
      none to be issued                    $ --               $ --               $ --               $ --               $ --
   Common stock, $.01
      par value, 40,000,000
      shares authorized;
      shares to be issued as
      reflected(3)                           --                 81                 95                109                126
   Additional paid-in
      capital(3)                             --             34,930             41,269             47,608             54,899
   Retained earnings(4)                  38,267             38,267             38,267             38,267             38,267
   Accumulated other
      comprehensive income                  832                832                832                832                832
Less:
   Assets retained by
      Prudential Mutual
      Holding Company                        --               (100)              (100)              (100)              (100)
   Common stock acquired
      by our employee stock
      ownership plan(5)                      --             (2,907)            (3,420)            (3,933)            (4,523)
   Common stock to be
      acquired by our
      restricted stock plan(6)                              (1,454)            (1,710)            (1,967)            (2,261)
                                 --------------    ---------------    ---------------    ---------------    ---------------
Total equity                     $       39,099    $        69,649    $        75,233    $        80,817    $        87,239
                                 ==============    ===============    ===============    ===============    ===============

                                                   (Footnotes on following page)

---------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the reorganization.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the reorganization. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) The sum of the par value and additional paid-in capital accounts equals the net reorganization proceeds. No effect has been given to the anticipated issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to shareholders at a meeting of shareholders to be held at least six months following completion of the reorganization. If the plan is approved by shareholders, an amount equal to 10.00% of the shares of common stock sold in the offering (excluding shares issued to Prudential Mutual Holding Company), will be reserved for future issuance under such plan. Your ownership percentage would decrease by approximately 4.31% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Stock Option Plan."

(4) The retained earnings of Prudential Savings Bank will be substantially restricted after the reorganization. Prudential Mutual Holding Company will have an initial capitalization of $100,000 in cash which will be paid in by Prudential Savings Bank.

(5) Assumes that 8.00% of the common stock sold in the offering, excluding shares issued to Prudential Mutual Holding Company, will be purchased by our employee stock ownership plan in the offering at a price of $10.00 per share. If the employee stock ownership plan buys shares in the market after the reorganization, the purchase price of those shares may be more or less than the $10.00 per share offering price, which will change the amount of net proceeds used for this purpose. The common stock acquired by our employee stock ownership plan is reflected as a reduction of shareholders' equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from Prudential Bancorp. See Note 1 to the table set forth under "Pro Forma Data" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(6) Gives effect to the restricted stock plan which we expect to adopt after the reorganization and present to shareholders for approval at a meeting of shareholders to be held at least six months after we complete the reorganization. No shares will be purchased by the restricted stock plan in the reorganization, and such plan cannot purchase any shares until shareholder approval has been obtained. If the restricted stock plan is approved by our shareholders, the plan intends to acquire an amount of common stock equal to 4.00% of the shares of common stock sold in the offering (excluding shares issued to Prudential Mutual Holding Company), or 145,350, 171,000, 196,650 and 226,148 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that shareholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the restricted stock plan is reflected as a reduction in shareholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on shareholders' equity. If the restricted stock plan purchases authorized but unissued shares from Prudential Bancorp, such issuance would dilute the voting interests of existing shareholders by approximately 1.77%. Prudential Bancorp intends to contribute capital to the restricted stock plan to fund the purchase of shares. See "Pro Forma Data," "Management - New Stock Benefit Plans - Stock Recognition and Retention Plan" and "Use of Net Proceeds."

                            UNAUDITED PRO FORMA DATA

      The actual net proceeds from the sale of our common stock in the offering cannot be determined until the reorganization is completed. However, the offering net proceeds are currently estimated to be between $35.0 million and $47.7 million, or up to $55.0 million in the event the offering range is increased by approximately 15%, based upon the following assumptions:

      - We will sell all shares of common stock in the subscription offering;

      - Our employee stock ownership plan will purchase an amount equal to 8.0% of the shares sold in the offering (excluding shares issued to Prudential Mutual Holding Company) at a price of $10.00 per share with the proceeds of a loan from Prudential Bancorp;

      - expenses of the offering, other than the fees to be paid to Sandler O'Neill & Partners, L.P., are estimated to be $1.0 million;

      - 77,500 shares of common stock will be purchased by our executive officers, directors and their immediate families; and

      - Sandler O'Neill & Partners, L.P. will receive fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, and any of our directors, officers or employees or members of their immediate families.

      We have prepared the following table, which sets forth our historical consolidated net income and shareholders' equity prior to reorganization and our pro forma consolidated net income and shareholders' equity following the reorganization. In preparing this table and in calculating pro forma data, the following assumptions have been made:

      - Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 2.21% for the year ended September 30, 2004, which approximates the yield on a one-year U.S. Treasury bill adjusted to a constant maturity ("CMT") on September 30, 2004.

      - The pro forma after-tax yield on the net proceeds from the offering is assumed to be 1.29% for the year ended September 30, 2004, based on an effective tax rate of 41.6%.

      - No withdrawals were made from Prudential Savings Bank's deposit accounts for the purchase of shares in the offering.

      - Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

      - Pro forma shareholders' equity amounts have been calculated as if our common stock had been sold in the offering on September 30, 2004, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

      The following pro forma information may not be representative of the financial effects of the reorganization at the date on which the reorganization actually occurs and should not be taken as indicative of future results of operations. Pro forma shareholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. Shareholders' equity does not give effect to intangible assets in the event of a liquidation. The pro forma shareholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.


      The table reflects the possible issuance of additional shares to be reserved for future issuance pursuant to our proposed stock option plan which we expect to adopt following the reorganization and present, together with the stock recognition plan discussed below, to our shareholders for approval at a meeting to be held at least six months after the reorganization is completed. See "Management - New Stock Benefit Plans." For purposes of the table, we have assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the common stock at the date of grant were $10.00 per share, that the stock options had a term of 10 years and vested pro rata over 5 years, and that the stock option plan granted options to acquire common stock equal to 10.0% of the shares of common stock sold in the offering (excluding shares of common stock issued to Prudential Mutual Holding Company). We applied the Black-Scholes option pricing model to estimate a grant date fair value of $3.96 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 16.57% for the common stock based on an index comprised of the common stock of publicly traded subsidiaries of mutual holding company institutions, a dividend yield of zero, an expected option life of 10 years and a risk free interest rate of 4.27%. Finally, we assumed that 20.0% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 41.6%) for a deduction equal to the grant date fair value of the options. There can be no assurance that shareholder approval of the stock option plan will be obtained, that the exercise price of the options will be $10.00 per share or that the Black-Scholes option pricing model assumptions used to prepare the table will be the same at the time the options are granted.

      The table also gives effect to the stock recognition and retention plan, which we expect to adopt following the reorganization and present, together with the stock option plan discussed above, to our shareholders for approval at a meeting to be held at least six months after the reorganization is completed.
If approved by shareholders, the stock recognition and retention plan intends to acquire an amount of common stock equal to 4.00% of the shares of common stock sold in the offering (excluding shares issued to Prudential Mutual Holding Company), either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that shareholder approval has been obtained and that the shares acquired by the stock recognition and retention plan are purchased in the open market at $10.00 per share. There can be no assurance that shareholder approval of the stock recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

      The table on the following page summarizes historical consolidated data of Prudential Savings Bank and Prudential Bancorp's pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of our common stock following the reorganization.

                                                           AT OR FOR THE YEAR ENDED SEPTEMBER 30, 2004
                                              ----------------------------------------------------------------------
                                                                      4,275,000        4,916,250         5,653,688
                                                   3,633,750         SHARES SOLD      SHARES SOLD       SHARES SOLD
                                                  SHARES SOLD         AT $10.00         AT $10.00      AT $10.00 PER
                                                   AT $10.00          PER SHARE         PER SHARE          SHARE
                                                   PER SHARE         (MIDPOINT OF     (MAXIMUM OF       (15% ABOVE
                                              (MINIMUM OF RANGE)        RANGE)            RANGE)        MAXIMUM)(8)
                                              ------------------     ------------     ------------     ------------
                                                         (Dollars in thousands, except per share amounts)
Gross proceeds of offering                    $           36,338     $     42,750     $     49,163     $    56,537
Less offering expenses                                     1,327            1,386            1,445           1,512
                                              ------------------     ------------     ------------     -----------
   Estimated net offering proceeds                        35,011           41,364           47,718          55,025
Less ESOP shares                                          (2,907)          (3,420)          (3,933)         (4,523)
Less recognition and retention plan shares                (1,454)          (1,710)          (1,967)         (2,261)
                                              ------------------     ------------     ------------     -----------
   Estimated net proceeds available for
     Investment                               $           30,650     $     36,234     $     41,818     $    48,240
                                              ==================     ============     ============     ===========
Consolidated net income (1):
   Historical                                 $            2,473     $      2,473     $      2,473     $     2,473
   Pro forma adjustments:
      Net income from proceeds                               394              466              538             621
      ESOP (2)                                               (94)            (111)            (128)           (147)
      Stock option plan (3)                                 (264)            (310)            (357)           (411)
      Recognition and retention plan (4)                    (170)            (200)            (230)           (264)
                                              ------------------     ------------     ------------     -----------
Pro forma net income (1)                      $            2,339     $      2,318     $      2,296     $     2,272
                                              ==================     ============     ============     ===========
Net income per share (1):
   Historical                                 $             0.32     $       0.27     $       0.23     $      0.20
   Pro forma adjustments:
   Net income from proceeds                                 0.05             0.05             0.05            0.05
   ESOP (2)                                                (0.01)           (0.01)           (0.01)          (0.01)
   Stock option plan (3)                                   (0.03)           (0.03)            0.03           (0.03)
   Recognition and retention plan (4)                      (0.02)           (0.02)           (0.02)          (0.02)
                                              ------------------     ------------     ------------     -----------
Pro forma net income per share (1)(2)(3)(4)   $             0.31     $       0.26     $       0.22     $      0.19
                                              ==================     ============     ============     ===========
Shareholders' equity:
   Historical                                 $           39,099     $     39,099     $     39,099     $    39,099
   Estimated net offering proceeds                        35,011           41,364           47,718          55,025
   Less capitalization of Prudential Mutual
        Holding Company                                     (100)            (100)            (100)           (100)
   Less common stock acquired by:
      ESOP (2)                                            (2,907)          (3,420)          (3,933)         (4,523)
      Recognition and retention plan (4)                  (1,454)          (1,710)          (1,967)         (2,261)
                                              ------------------     ------------     ------------     -----------
Pro forma shareholders' equity (3)(4)(5)      $           69,649     $     75,233     $     80,817     $    87,239
                                              ==================     ============     ============     ===========
Shareholders' equity per share (6):
   Historical (retained earnings)             $             4.84     $       4.12     $       3.58     $      3.11
   Estimated net offering proceeds                          4.34             4.35             4.37            4.38
   Less capitalization of Prudential Mutual
        Holding Company                                    (0.01)           (0.01)           (0.01)          (0.01)
   Less common stock acquired by:
      ESOP (2)                                             (0.36)           (0.36)           (0.36)          (0.36)
      Recognition and retention plan (4)                   (0.18)           (0.18)           (0.18)          (0.18)
                                              ------------------     ------------     ------------     -----------
Pro forma shareholders' equity per
  share (3)(4)(5)                             $             8.63     $       7.92     $       7.40     $      6.94
                                              ==================     ============     ============     ===========
Pro forma price to earnings per share
  (P/E ratio) (7)                                          32.26x           38.46x           45.45x          52.63x
Pro forma price to pro forma shareholders'
  equity per share (7)                                    115.87%          126.26%          135.14%         144.09%

                                                        (Footnotes on next page)

--------------------

(1) Per share net income data is based on 7,800,450, 9,177,000, 10,553,550 and 12,136,583 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, which represents shares sold in the offering and shares to be allocated or distributed under our employee stock ownership plan for the period presented.

(2) It is assumed that 8.0% of the aggregate shares sold in the offering (excluding shares issued to Prudential Mutual Holding Company) will be purchased by our employee stock ownership plan at a price of $10.00 per share. The funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Prudential Bancorp. If the employee stock ownership plan buys shares in the market after the reorganization, the purchase price of those shares may be less or more than the $10.00 per share offering price, which will vary the amount of proceeds used for this purpose. The amount to be borrowed is reflected as a reduction to shareholders' equity. Annual contributions are expected to be made to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the employee stock ownership plan is equivalent to the debt service requirement for the year ended September 30, 2004, at an average fair value of $10.00; and (ii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(3) Gives effect to the stock option plan we expect to adopt following the offering. We have assumed that options will be granted to acquire common stock equal to 10.0% of the shares of common stock sold in the offering (excluding shares of common stock issued to Prudential Mutual Holding Company) or 363,375, 427,500, 491,625 and 565,369 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively. In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the market price of the common stock at the date of grant were $10.00 per share, the estimated grant date fair value calculated using the Black-Scholes option pricing model was $3.96 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five year vesting period of the options, and that 20.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 41.6%. Under the above assumptions, the adoption of the stock option plan will result in no additional shares using the treasury stock method for purposes of calculating earnings per share. The issuance of common stock pursuant to the exercise of options under our stock option plan will result in the dilution of existing shareholders' voting power by approximately 4.31%, at the midpoint.

(4) Gives effect to the stock recognition and retention plan we expect to adopt following the offering. This plan is expected to acquire a number of shares of common stock equal to an aggregate of 4.00% of the shares of common stock sold in the offering (excluding shares issued to Prudential Mutual Holding Company), or 145,350, 171,000, 196,650 and 226,148 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, either through open market purchases or directly from Prudential Bancorp. In calculating the pro forma effect of the stock recognition and retention plan, it is assumed that the shares were acquired by the plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of our common stock to the stock recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 1.77%, at the midpoint.

(5) The retained earnings of Prudential Savings Bank will continue to be substantially restricted after the reorganization.

(6) Shareholders' equity per share data is based upon 8,075,000, 9,500,000, 10,925,000 and 12,563,750 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, representing shares issued in the offering, shares purchased by our employee stock ownership plan and stock recognition and retention plan.

(7)   Based on pro forma net income for the year ended September 30, 2004.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

                        SELECTED FINANCIAL AND OTHER DATA

      Set forth below is selected financial and other data of Prudential Savings Bank. You should read the consolidated financial statements and related notes contained at the end of this prospectus which provide more detailed information.

                                                               AT SEPTEMBER 30,
                                              ----------------------------------------------------
                                                2004       2003       2002       2001       2000
                                              --------   --------   --------   --------   --------
                                                             (Dollars in Thousands)
SELECTED FINANCIAL AND OTHER DATA:
Total assets                                  $406,638   $395,825   $344,830   $299,192   $277,376
Cash and cash equivalents                       10,061     24,108     29,087     19,626      7,811
Investment securities:
  Held-to-maturity                             114,806     98,991     23,987     32,601     76,025
  Available-for-sale                            40,287     43,175     36,264     13,403      2,028
Mortgage-backed securities held-to-maturity     80,932     82,556     66,130     38,642     13,424
Loans receivable, net                          151,565    137,926    181,947    187,555    170,129
Deposits                                       349,159    340,777    292,312    248,112    225,054
FHLB advances                                   13,862     13,900     13,937     13,973     16,008
Total equity, substantially restricted          39,099     36,548     34,382     32,058     30,067
Banking offices                                      6          6          6          6          6

                                                                         YEAR ENDED SEPTEMBER 30,
                                                    ------------------------------------------------------------------
                                                       2004          2003          2002          2001          2000
                                                    ----------    ----------    ----------    ----------    ----------
                                                                          (Dollars in Thousands)
SELECTED OPERATING DATA:
Total interest income                               $   19,513    $   18,813    $   19,215    $   19,137    $   18,603
Total interest expense                                   9,002         9,707        10,365        11,658        11,002
                                                    ----------    ----------    ----------    ----------    ----------
Net interest income                                     10,511         9,106         8,850         7,479         7,601
Provision for loan losses                                   50           180           150           120           165
                                                    ----------    ----------    ----------    ----------    ----------
          Net interest income after provision for
           loan losses                                  10,461         8,926         8,700         7,359         7,436
Total non-interest income                                  581           742           613           485         1,983
Total non-interest expense                               7,323         6,047         5,421         5,129         5,332
                                                    ----------    ----------    ----------    ----------    ----------
Income before income taxes                               3,719         3,621         3,892         2,715         4,087
Income taxes                                             1,246         1,253         1,398           943         1,444
                                                    ----------    ----------    ----------    ----------    ----------
Net income                                          $    2,473    $    2,368    $    2,494    $    1,772    $    2,643
                                                    ==========    ==========    ==========    ==========    ==========

SELECTED OPERATING RATIOS(1):
Average yield on interest-earning assets                  4.97%         5.18%         6.21%         7.01%         6.96%
Average rate on interest-bearing liabilities              2.48          2.91          3.65          4.66          4.46
Average interest rate spread(2)                           2.49          2.27          2.56          2.35          2.50
Net interest margin(2)                                    2.68          2.51          2.86          2.74          2.84
Average interest-earning assets to average
  interest-bearing liabilities                          108.13        108.67        108.85        109.06        108.41
Net interest income after provision
  for loan losses to noninterest expense                142.85        147.61        160.49        143.48        139.46
Total non-interest expense to average assets              1.80          1.61          1.69          1.80          1.91
Efficiency ratio(3)                                      66.02         61.40         57.43         64.40         55.63
Return on average assets                                  0.61          0.63          0.78          0.62          0.95
Return on average equity                                  6.50          6.64          7.56          5.71          9.18
Average equity to average assets                          9.36          9.52         10.28         10.87         10.32

                                                        (Footnotes on next page)

                                                                    AT OR FOR THE
                                                              YEAR ENDED SEPTEMBER 30,
                                                   --------------------------------------------
                                                    2004      2003     2002     2001      2000
                                                   ------    -----    -----    ------    ------
ASSET QUALITY RATIOS(4):
Non-performing loans as a percent of
  total loans receivable(5)                          0.32%    0.65%    0.95%     0.14%     0.25%
Non-performing assets as a percent of
  total assets(5)                                    0.25     0.38     0.51      0.09      0.19
Non-performing assets and troubled debt
  restructurings as a percent of total assets(5)     0.25     0.38     0.51      0.09      0.19
Allowance for loan losses as a percent of
  non-performing loans                             116.49    62.13    35.96    284.17    150.00
Net charge-offs to average loans receivable          0.03     0.16     0.14      0.01      0.07

CAPITAL RATIOS(4):
Tier 1 leverage ratio                                9.39%    9.03%    9.69%    10.28%    10.38%
Tier 1 risk-based capital ratio                     24.50    21.95    20.29     21.90     22.82
Total risk-based capital ratio                      25.22    22.29    20.66     22.43     22.33

------------------

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Prudential Savings Bank converted to a Pennsylvania-chartered stock savings bank in August 2004 and thus became subject to the Federal Deposit Insurance Corporation regulatory capital regulations. Under Federal Deposit Insurance Corporation regulations, capital ratios are based on average assets rather than assets, as adjusted, at the relevant date as required by the regulations of the Office of Thrift Supervision.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due and loans in excess of 90 days delinquent and still accruing interest. It is our policy to cease accruing interest on all loans, other than single-family residential mortgage loans, 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

      We are a community oriented savings bank headquartered in Philadelphia, Pennsylvania. We operate six banking offices in Philadelphia and Delaware Counties. Our primary business consists of attracting deposits from the general public and using those funds together with funds we borrow to originate loans to our customers and invest primarily in U.S. Government and agency securities and mortgage-backed securities. At September 30, 2004, we had total assets of $406.6 million, including $151.6 million in net loans and $236.0 million of investment and mortgage-backed securities, total deposits of $349.2 million and total equity of $39.1 million.

      Historically, we operated as a traditional thrift relying primarily on long-term, fixed-rate single-family residential mortgage loans to generate interest income. Beginning in the late 1990s we began to emphasize the origination of construction and land acquisition loans in order to diversify our portfolio. Furthermore, in recent periods, due to the interest rate risk inherent in originating for portfolio long-term, fixed-rate loans in the historically low interest rate environment prevailing during the past several years, we substantially increased our investment in investment and mortgage-backed securities. Certain highlights of our operating strategy in recent periods, which we intend to continue after the reorganization, are as follows:

      - Repositioning Our Loan Portfolio. We have substantially increased our holdings of construction and land development loans to both diversify as well as increase the interest rate sensitivity of our loan portfolio. Such loans generally have shorter terms to maturity than single-family residential mortgage loans and generally have adjustable or floating rates of interest. Recently, we have focused particularly on making construction and land development loans to developers with whom we have long standing relationships operating in our market area. As a consequence, construction loans have increased as a percentage of total loans, from 5.8% at September 30, 2000 to 22.7% at September 30, 2004.

      - Increasing Core Deposits and Reducing Our Overall Cost of Funds. To reduce our costs of funds, we have increased the amount of our core deposits, consisting of savings accounts, checking accounts and money market accounts, from $99.9 million, or 44.4% of total deposits, at September 30, 2000 to $198.2 million, or 56.8% of total deposits, at September 30, 2004. We have reduced our reliance on certificates of deposit, which generally bear higher rates than core deposits and are more susceptible to being moved upon maturity to other institutions offering higher rates. In addition, while we have in the past generally priced our deposits above the average rate paid on comparable products by other financial institutions in our market area, in the future we expect our pricing to be more consistent with the majority of our competitors.

      - Continuing Our Controlled Growth and Expanding Our Franchise. We have increased our total assets and total deposits in each of the past four full fiscal years. During this period, our total assets increased by 46.6%, or 11.7% on an annualized basis, and our total deposits have increased by 55.1%, or 13.8% on an annualized basis. We plan to consider additional sites for branch expansion in our market area and contiguous areas as well as explore new services and products to offer to our customers. The net proceeds from the offering will substantially increase our capital and will facilitate our ability to originate larger loans and make additional investments in securities.

      - Maintaining Asset Quality. While we have grown our franchise, we have continued to focus on maintaining a high level of asset quality in our efforts to ensure long-term financial success. At September 30, 2004, our ratio of total non-performing assets to total assets was 0.25%, and the average of this ratio at year-end over the five years ended September 30, 2004 was 0.28%. We also have maintained modest levels of loan charge-offs. During the five-year period ended September 30, 2004, the aggregate amount of our loan charge-offs was $759,000, or an average of approximately $152,000 per year. The majority of such charge-offs related to two lending relationships, both of which were participation interests in loans we purchased. We attribute our relatively low amounts of non-performing assets and charge-offs over this period to careful underwriting pursuant to standards which we believe are conservative, which standards we apply to both originated and purchased loans, the strength and experience of our management team and the demographics of our market area.

      Our results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on our loan and securities portfolios and interest expense on deposits and borrowings. Our net interest income is largely determined by our net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by our provisions for loan losses, fees and service charges and other non-interest income and non-interest expense. Non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, data processing, advertising and business promotion and other expense. Our results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact our financial conditions and results of operations. See "Risk Factors" beginning on page ___.

      Our net income amounted to $2.5 million, $2.4 million and $2.5 million for the years ended September 30, 2004, 2003 and 2002, respectively. Some of the major factors and trends which have impacted our results in these periods include the following:

      - Compression of Our Net Interest Spread and Net Interest Margin. Our average interest rate spread was 2.27% and 2.56% for the years ended September 30, 2003 and 2002, respectively. Prudential Savings Bank's net interest margin, which is net interest income as a percentage of average interest-earning assets, was 2.51% and 2.86% for the years ended September 30, 2003 and 2002, respectively. The compression of our interest rate spread and net interest margin has been due primarily to the historically low market rates of interest which led to substantially lower yields on our interest-earning assets while the rates paid on our interest-bearing liabilities did not decline as rapidly due, in part, to our traditional practice of maintaining rates on deposit accounts at levels above the average rates paid by our competitors. We were able to offset the effect of such compression by increasing the amount of our net interest-earning assets, allowing us to experience modest growth in our net interest income. During the year ended September 30, 2004, we were able, primarily due to a downward shift in our liability costs, to improve our average interest rate spread and net interest margin to 2.49% and 2.68%, respectively.

      - Increasing Non-Interest Expense. Our non-interest expense increased in each of fiscal years 2004, 2003 and 2002 over the prior respective year. The largest component of non-interest expense are salaries and employee benefits. Our compensation expense has continually increased as a result of normal salary increases. Our non-interest expenses also have increased due to higher health and welfare benefit costs, which is an issue with employers nationwide, as well as increased pension costs primarily due to the reduced returns on our defined benefit pension plan assets as a result of the low interest rate environment and the poor performance of the United States equities market.

            After the reorganization, we expect that our non-interest expenses will continue to increase as we continue to grow and expand our operations. In addition, our salaries and benefits expenses will increase due to the additional stock benefits plans that we intend to implement. Following the completion of the offering we will have an employee stock ownership plan. We also intend to adopt, subject to shareholder approval, a stock recognition and retention plan and a stock option plan. The implementation of the employee stock ownership plan and the stock recognition and retention plan will further increase our employee compensation expense. The employee stock ownership plan will result in additional employee compensation expense equal to the current market price of the shares being released and allocated to the participants in the plan for that year. The stock recognition and retention plan will result in additional employee compensation expense in an amount equal to the current market price of the shares awarded as they vest over time. As a result of a recently adopted accounting standard, we will be required to expense options over their vesting period based on the grant date fair value of the options. See "Pro Forma Data" and "Recent Accounting Pronouncements."

      This Management's Discussion and Analysis section is intended to assist in understanding the financial condition and results of operations of Prudential Savings Bank. The discussion and analysis does not include any comments relating to Prudential Bancorp, since Prudential Bancorp has had no significant operations to date. The information contained in this section should be read in conjunction with our financial statements and the accompanying notes to the consolidated financial statements and other sections contained in this prospectus.

CRITICAL ACCOUNTING POLICIES

      In reviewing and understanding financial information for Prudential Savings Bank, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements. These policies are described in Note 1 of the notes to our financial statements. The accounting and financial reporting policies of Prudential Savings Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require certain estimates, judgments and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.

      Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will cover known and inherent losses in the loan portfolio, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our commercial, construction and residential loan portfolios and general amounts for historical loss experience. All of these estimates may be susceptible to significant change.

      While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan loss have not required significant adjustments from management's initial estimates. In addition, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation, as an integral part of their examination processes, periodically review our allowance for loan losses. The Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management's estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

      Income Taxes. We make estimates and judgments to calculate some of our tax liabilities and determine the recoverability of some of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. We also estimate a reserve for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. In the past, our estimates and judgments to calculate our deferred tax accounts have not required significant revision to our initial estimates.

      In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including our past operating results, recent cumulative losses and our forecast of future taxable income. In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

HOW WE MANAGE MARKET RISK

      Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from the interest rate risk which is inherent in our lending, investment and deposit gathering activities. To that end, management actively monitors and manages interest rate risk exposure. In addition to market risk, our primary risk is credit risk on our loan portfolio. We attempt to manage credit risk through our loan underwriting and oversight policies. See "Business of Prudential Savings Bank-Lending Activities."

      The principal objective of our interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines. We seek to manage our exposure to risks from changes in interest rates while at the same time trying to improve our net interest spread. We monitor interest rate risk as such risk relates to our operating strategies. We have established an Asset/Liability Committee, which is comprised of our President and Chief Executive Officer, our Chief Financial Officer and our Chief Lending Officer and which is responsible for reviewing our asset/liability policies and interest rate risk position. The Asset/Liability Committee meets on a regular basis. Both the extent and direction of shifts in interest rates are uncertainties that could have a negative impact on future earnings.

      In recent years, we primarily have utilized the following strategies in our efforts to manage interest rate risk:

      - we have increased our originations of shorter term loans and/or loans with adjustable rates of interest, particularly construction and land development loans;

      - we have invested in securities with "step-up" rate features providing for increased interest rates prior to maturity according to a pre-determined schedule and formula;

      - we have reduced our reliance on certificates of deposit as a funding source and increased the amount of our transaction accounts; and

      -     we have maintained moderate levels of short-term liquid assets.

      However, notwithstanding the foregoing steps, we remain subject to a significant level of interest rate risk in a rising rate environment due to the high proportion of our loan portfolio that consists of fixed-rate loans as well as our decision to invest a significant amount of our assets in long-term, fixed-rate investment and mortgage-backed securities designated as held to maturity. In addition, our interest rate spread and margin have been adversely affected due to our policy of paying above average interest rates on deposits which has resulted in a greater compression of our spread and margin than we might have otherwise experienced had we reduced the rates paid on deposits to the same degree as our competitors. Likewise, our unwillingness to originate long-term, fixed-rate residential mortgage loans at low rates has resulted in borrowers in many cases refinancing loans elsewhere, requiring us to reinvest the resulting proceeds from the loan payoffs at low current market rates of interest. Thus, both of these strategies have increased our interest rate risk.

      GAP ANALYSIS. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset and liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect adversely net interest income while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to affect adversely net interest income.

      The following table sets forth the amounts of our interest-earning assets and interest-bearing liabilities outstanding at September 30, 2004, which we expect, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at September 30, 2004, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Annual prepayment rates for adjustable-rate and fixed-rate single-family and multi-family residential and commercial mortgage loans are assumed to range from 15.5% to 36.1%. The annual prepayment rate for mortgage-backed securities is assumed to range from 8.7% to 37.7%. Money market deposit accounts, savings accounts and interest-bearing checking accounts are assumed to have annual rates of withdrawal, or "decay rates," based on information from the Federal Deposit Insurance Corporation. For savings accounts and checking accounts, the decay rates are 60% in one to three years, 20% in three to five years and 20% in five to 10 years. For money market accounts, the decay rates are 50% in three to 12 months and 50% in 13 to 36 months. See "Business of Prudential Savings Bank - Lending Activities," " - Investment Activities" and " - Sources of Funds."

                                                 MORE THAN      MORE THAN      MORE THAN
                                   3 MONTHS      3 MONTHS        1 YEAR         3 YEARS       MORE THAN
                                    OR LESS      TO 1 YEAR     TO 3 YEARS     TO 5 YEARS       5 YEARS     TOTAL AMOUNT
                                   ---------     ---------     ----------     ----------      ---------    ------------
                                                                 (Dollars in Thousands)
Interest-earning
   assets(1):
  Investment securities            $  26,952     $  12,191      $   4,190      $   4,992      $ 106,768     $ 155,093
  Mortgage-backed securities           3,003         9,102         20,805         13,968         34,054        80,932
  Loans receivable(2)                 31,411        33,823         48,253         20,348         17,730       151,565
  Other interest-earning
      Assets                           5,433            --             --             --             --         5,433
                                   ---------     ---------      ---------      ---------      ---------     ---------
     Total interest-earning
       Assets                      $  66,799     $  55,116      $  73,248      $  39,308      $ 158,552     $ 393,023
                                   =========     =========      =========      =========      =========     =========
Interest-bearing
   liabilities:
  Savings accounts                 $     868     $     129      $  55,349      $  19,261      $  19,261     $  94,868
  Checking accounts/money
    Market                                --        24,581         56,232         10,148         10,148       101,109
  Certificate accounts                33,717        61,704         33,137         22,392             --       150,950
  FHLB advances                           10            29             80             84         13,659        13,862
  Real estate tax escrow
   accounts                               --            --             --             --          1,030         1,030
     Total interest-bearing
      Liabilities                  $  34,595     $  86,443      $ 144,798      $  51,885      $  44,098     $ 361,819
                                   =========     =========      =========      =========      =========     =========
Interest-earning assets
   less interest-bearing
   liabilities                     $  32,204     $ (31,327)     $ (71,550)     $ (12,577)     $ 114,454     $  31,204
                                   =========     =========      =========      =========      =========     =========
Cumulative interest-rate
   sensitivity gap(3)              $  32,204     $     877      $ (70,673)     $ (83,250)     $  31,204
                                   =========     =========      =========      =========      =========
Cumulative interest-rate
   gap as a percentage of total
   assets at September 30, 2004         7.92%         0.22%        (17.38)%       (20.47)%         7.67%
                                   =========     =========      =========      =========      =========
Cumulative interest-
   earning assets as a
   percentage of cumulative
   interest-bearing
   liabilities at September
   30, 2004                           193.09%       100.72%         73.41%         73.80%        108.62%
                                   =========     =========      =========      =========      =========

                                                        (Footnotes on next page)

----------
(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

(2) For purposes of the gap analysis, loans receivable includes non-performing loans gross of the allowance for loan losses, undisbursed loan funds, unamortized discounts and deferred loan fees.

(3) Interest-rate sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

      Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

      NET PORTFOLIO VALUE ANALYSIS. Our interest rate sensitivity also is monitored by management through the use of a model which generates estimates of the changes in our net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The following table sets forth our NPV as of September 30, 2004 and reflects the changes to NPV as a result of immediate and sustained changes in interest rates as indicated.

   CHANGE IN
 INTEREST RATES                                       NPV AS % OF PORTFOLIO
   IN BASIS             NET PORTFOLIO VALUE              VALUE OF ASSETS
    POINTS        -------------------------------     ---------------------
 (RATE SHOCK)      AMOUNT    $ CHANGE    % CHANGE     NPV RATIO      CHANGE
---------------   --------   --------    --------     ---------   ---------
                                   (Dollars in Thousands)
    300bp         $ 13,995   $(35,839)     (71.92)%      3.96%        (8.26)%
    200             25,002    (24,832)     (49.83)       6.74         (5.48)
    100             37,115    (12,719)     (25.52)       9.54         (2.68)
    Static          49,834         --          --       12.22            --
    (100)           50,946      1,112        2.23       12.26          0.04

      As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the models presented assume that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV model provides an indication of interest rate risk exposure at a particular point in time, such model is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.

      DERIVATIVE FINANCIAL INSTRUMENTS, CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS. A derivative financial instrument includes futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. We have not used derivative financial instruments in the past and do not currently have any intent to do so in the future.

      While we have not used derivative financial instruments, we are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and the unused portions of lines of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Commitments to extend credit generally have fixed expiration dates and may require additional collateral from the borrower if deemed necessary. Commitments to extend credit are not recorded as an asset or liability by us until the instrument is exercised.

      The following tables summarize our outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and under our construction loans at the dates indicated.

Commitments

      The following tables summarize our outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and undisbursed construction loans at September 30, 2004.

                                            AMOUNT OF COMMITMENT EXPIRATION - PER PERIOD
                                    TOTAL   --------------------------------------------
                                   AMOUNTS         TO       1-3       4-5     AFTER 5
                                  COMMITTED      1 YEAR    YEARS     YEARS     YEARS
                                  ---------      -------   ------   --------  -------
                                                  (In Thousands)
Letters of credit                 $      40      $    40   $   --   $     --   $   --
Lines of credit                       3,925           --       --         --    3,925
Undisbursed portion of loans in
  process                            21,338(1)    13,136    8,202         --       --

Commitments to originate loans       35,094(2)    35,094       --         --       --
                                  ---------      -------   ------   --------   ------
   Total commitments              $  60,397      $48,270   $8,202   $     --   $3,925
                                  =========      =======   ======   ========   ======

----------
(1) Includes participation interests sold to other financial institutions totalling $5.3 million; Prudential Savings Bank will fund such amount and be reimbursed by the participants.

(2) Includes participation interests sold to other financial institutions totalling $18.0 million.

Contractual Cash Obligations

      The following table summarizes our contractual cash obligations at September 30, 2004.

                                                       PAYMENTS DUE BY PERIOD
                                                -----------------------------------------
                                                  TO         1-3       4-5       AFTER 5
                                      TOTAL     1 YEAR      YEARS     YEARS       YEARS
                                    ---------   -------    -------   -------    ---------
                                                       (In Thousands)
Certificates of deposit             $ 150,950   $95,421    $33,137   $22,392    $      --
FHLB advances(1)                       13,862        39         80        84       13,659
                                    ---------   -------    -------   -------    ---------
   Total long-term debt               164,812    95,460     33,217    22,476       13,659

Operating lease obligations                --        --         --        --           --
                                    ---------   -------    -------   -------    ---------
   Total contractual obligations    $ 164,812   $95,460    $33,217   $22,476    $  13,659
                                    =========   =======    =======   =======    =========

----------
(1) Does not include approximately $778,000 in interest expense due annually on FHLB advances through the year 2010.

         AVERAGE BALANCES, NET INTEREST INCOME, AND YIELDS EARNED AND RATES PAID. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

                                                                               YEAR ENDED SEPTEMBER 30,
                                                       --------------------------------------------------------------------------
                                                                       2004                                2003
                                                       -----------------------------------  -------------------------------------
                                        YIELD/RATE                               AVERAGE                                AVERAGE
                                     AT SEPTEMBER 30,    AVERAGE                  YIELD/      AVERAGE                    YIELD/
                                           2004          BALANCE     INTEREST    RATE(1)      BALANCE    INTEREST        RATE
                                     ----------------  ----------- ----------- -----------  ----------- -----------   -----------
                                                                          (Dollars in Thousands)
Interest-earning assets:
  Investment securities                     3.96%      $   148,377 $     6,147        4.14% $    92,328 $     3,855          4.18%
  Mortgage-backed securities                5.53            84,439       4,475        5.30       74,367       4,214          5.67
  Loans receivable(1)                       5.66           142,348       8,584        6.03      156,894      10,389          6.62
  Other interest-earning assets             5.65            17,142         307        1.79       39,513         355          0.90
                                                       ----------- -----------              ----------- -----------
     Total interest-earning assets          4.96%          392,306      19,513        4.97%     363,102      18,813          5.18%
                                        --------                   -----------      ------              -----------   -----------
Non-interest-earning assets                                 14,063                               11,719
                                                       -----------                          -----------
     Total assets                                      $   406,369                          $   374,821
                                                       ===========                          ===========
Interest-bearing liabilities:
  Savings accounts                          1.74%      $    94,565       1,654        1.75% $    92,644       2,691          2.90%
  Checking and money market accounts        1.80            96,472       1,865        1.93       79,416       1,459          1.84
   Certificate accounts                     3.10           156,472       4,686        2.99      146,525       4,743          3.24
                                                       ----------- -----------              ----------- -----------
        Total deposits                      2.37           347,509       8,205        2.36      318,585       8,893          2.79
FHLB advances                               5.61            13,880         778        5.61       13,916         777          5.58
Real estate tax escrow accounts             1.17             1,306          12        0.92        1,449          29          2.00
Other interest-bearing liabilities            --               116           7        6.02          172           9          5.23
                                                       ----------- -----------              ----------- -----------
     Total interest-bearing
liabilities                                 2.49%          362,811       9,002        2.48%     334,122       9,708          2.91%
                                        --------                   -----------      ------              -----------   -----------
Non-interest-bearing liabilities                             5,511                                5,024
                                                       -----------                          -----------
     Total liabilities                                     368,322                              339,146
  Retained earnings                                         38,047                               35,675
                                                       -----------                          -----------
     Total liabilities and retained
earnings                                               $   406,369                          $   374,821
                                                       -----------                          -----------
  Net interest-earning assets                          $    29,495                          $    28,980
                                                       ===========                          ===========
  Net interest income;  interest
     rate spread                            2.47%                  $    10,511        2.49%             $     9,105          2.27%
                                        ========                   ===========      ======              ===========   ===========
  Net interest margin(2)                                                              2.68%                                  2.51%
                                                                                    ======                            ===========
  Average interest-earning assets to
   average interest-bearing
liabilities                                                                         108.13%                                108.67%
                                                                                    ======                            ===========

                                                    YEAR ENDED SEPTEMBER 30,
                                         --------------------------------------------
                                                             2002
                                         --------------------------------------------
                                                                           AVERAGE
                                            AVERAGE                         YIELD/
                                            BALANCE         INTEREST        RATE
                                          -----------     -----------     -----------

Interest-earning assets:
  Investment securities                   $    41,851     $     2,231            5.33%
  Mortgage-backed securities                   63,024           3,903            6.19
  Loans receivable(1)                         186,698          12,870            6.89
  Other interest-earning assets                17,822             211            1.18
                                          -----------     -----------
     Total interest-earning assets            309,395          19,215            6.21%
                                                          -----------          ------
Non-interest-earning assets                    11,474
                                          -----------
     Total assets                         $   320,869
                                          ===========
Interest-bearing liabilities:
  Savings accounts                        $    83,311           2,477            2.97%
  Checking and money market account            55,983           1,629            2.91
   Certificate accounts                       129,028           5,435            4.21
                                          -----------     -----------
        Total deposits                        268,322           9,541            3.56
FHLB advances                                  13,954             777            5.57
Real estate tax escrow accounts                 1,774              35            1.97

Other interest-bearing liabilities                189              12            6.32
                                          -----------     -----------
     Total interest-bearing
liabilities                                   284,239          10,365            3.65%
                                                          -----------          ------
Non-interest-bearing liabilities                3,632
                                          -----------
     Total liabilities                        287,871
  Retained earnings                            32,998
                                          -----------
     Total liabilities and retained
earnings                                  $   320,869
                                          -----------
  Net interest-earning assets             $    25,156
                                          ===========
  Net interest income;  interest
     rate spread                                          $     8,850            2.56%
                                                          ===========          ======
  Net interest margin(2)                                                         2.86%
                                                                               ======
  Average interest-earning assets t
   average interest-bearing
liabilities                                                                    108.85%
                                                                               ======

----------
(1) Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.

(2)   Equals net interest income divided by average interest-earning assets.

      RATE/VOLUME ANALYSIS. The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                2004 VS. 2003                                   2003 VS. 2002
                                 --------------------------------------------    --------------------------------------------
                                    INCREASE (DECREASE) DUE TO                      INCREASE (DECREASE) DUE TO
                                 -------------------------------                 -------------------------------
                                                                      TOTAL                                           TOTAL
                                                          RATE/     INCREASE                              RATE/     INCREASE
                                  RATE       VOLUME      VOLUME    (DECREASE)     RATE        VOLUME      VOLUME    (DECREASE)
                                 -------     -------     -------   ----------    -------     -------     -------    ---------
                                                                   (In Thousands)
Interest income:
   Investment securities         $   (30)    $ 2,340     $   (18)    $ 2,292     $  (484)    $ 2,691     $  (583)    $ 1,624
   Mortgage-backed securities       (273)        571         (37)        261        (331)        702         (60)        311
   Loans receivable, net            (928)       (963)         86      (1,805)       (507)     (2,055)         81      (2,481)
   Other interest-earning
assets                               353        (201)       (200)        (48)        (51)        257         (62)        144
                                 -------     -------     -------     -------     -------     -------     -------     -------
     Total interest-earning
assets                              (878)      1,747        (169)        700      (1,373)      1,595        (624)       (402)
                                 -------     -------     -------     -------     -------     -------     -------     -------

Interest expense:
   Savings accounts               (1,071)         56         (22)     (1,037)        (57)        277          (6)        214
   Checking accounts                  77         313          16         406        (600)        681        (251)       (170)
      (interest-bearing and
      non-interest bearing)
   Certificate accounts             (355)        322         (24)        (57)     (1,258)        737        (171)       (692)
                                 -------     -------     -------     -------     -------     -------     -------     -------
     Total deposits               (1,349)        691         (30)       (688)     (1,915)      1,695        (428)       (648)
                                 -------     -------     -------     -------     -------     -------     -------     -------
   FHLB advances                       3          (2)       --             1           2          (2)         --          --
   Other interest-bearing
     liabilities                     (14)         (6)          1         (19)         (2)         (7)         --          (9)
                                 -------     -------     -------     -------     -------     -------     -------     -------
     Total interest-bearing
       liabilities                (1,360)        683         (29)       (706)     (1,915)      1,686        (428)       (657)
                                 -------     -------     -------     -------     -------     -------     -------     -------
Increase (decrease) in net
interest income                  $   482     $ 1,064     $  (140)    $ 1,406         542     $   (91)    $  (196)    $   255
                                 =======     =======     =======     =======     =======     =======     =======     =======

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003

      Our total assets amounted to $406.6 million at September 30, 2004. During the year ended September 30, 2004, our total assets increased by $10.8 million or 2.7% compared to total assets at September 30, 2003. Such increase was primarily due to a $15.8 million increase in investment securities held to maturity combined with a $13.6 million increase in loans receivable partially offset by a $14.0 million decrease in cash and cash equivalents. During the year ended September 30, 2004, we purchased $46.0 million in additional held-to-maturity securities as well as $21.8 million in held-to-maturity mortgage-backed securities. In the year ended September 30, 2004, $30.2 million and $5.0 million, respectively, of held-to-maturity and available-for-sale investment securities were repaid or were called which we attribute in large part to the low interest rate environment that continued to prevail during the 2004 period. In addition, $23.4 million of mortgage-backed securities were repaid during the year ended September 30, 2004. Total loan originations and purchases of $68.3 million during the year ended September 30, 2004 offset loan principal repayments of $54.9 million. We also experienced a $14.0 million decrease in cash and cash equivalents between September 30, 2003 and September 30, 2004 as we used such assets to help fund the growth in our loan and securities portfolios.

      Our total liabilities amounted to $367.5 million at September 30, 2004, an increase of $8.3 million over total liabilities at September 30, 2003. The reason for the increase was an $8.4 million increase in deposits, offset slightly by modest decreases in borrowings and other liabilities.

      Our total equity amounted to $39.1 million at September 30, 2004, a $2.6 million increase over total equity at September 30, 2003. The reason for the increase in total equity was the $2.5 million in net income earned during the year ended September 30, 2004 augmented by a $77,000 increase in accumulated other comprehensive income.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003

      GENERAL. We had net income of $2.5 million for the year ended September 30, 2004 as compared to $2.4 million for the prior fiscal year. The results for the year ended September 30, 2004 as compared to the year ended September 30, 2003 reflected primarily the effects of a $1.4 million increase in net interest income combined with a $130,000 decrease in the provision for loan losses, partially offset by a $1.3 million increase in non-interest expenses. Our non-interest expenses increased due primarily to $1.1 million of pension expense related to our defined benefit pension plan combined with net litigation expense totalling $254,000. We experienced an aggregate $1.0 million increase in salaries and employee benefits and pension expense due to increased benefits costs, in particular a $831,000 increase in pension expense reflecting in large part the reduced rate of return being experienced on the defined benefit pension plan assets due to the continued low market rate environment and the poor performance of the United States equities market as well as a determination to reduce the level of the plan's funding deficiency. We incurred a $404,000 liability pursuant to a judgment in a lawsuit in which Prudential Savings Bank was a co-defendant with two former employees. In connection with such litigation, we made a claim under our fidelity bond. In August 2004, we entered into a settlement agreement with our insurance carrier pursuant to which it paid us $150,000 in satisfaction of all claims we had against it under the terms of our insurance policy, reducing our total net exposure from the litigation to $254,000. We are pursuing recovery as well from the two former employees which may further reduce our net exposure. In addition, in December 2004, we received notice of the award of counsel's fees and interest on the amount of damages awarded the plaintiffs totalling approximately $174,000. We have established a contingent liability for the full amount which will reduce our income for the quarter ended December 31, 2004. We also experienced a $161,000 decline in our non-interest income to $581,000 for the year ended September 30, 2004 as compared to fiscal 2003 primarily due to a $155,000 decrease in gain on sales of loans combined with a $33,000 decrease in fees and other service charges, offset in part by a $26,000 increase in other non-interest income. During the year ended September 30, 2004, we did not sell any loans to the Federal Home Loan Bank of Pittsburgh pursuant to the Mortgage Partnership Finance program which had been the source of all the gains on sale of loans reflected in prior periods. The decline in fees and other service charges reflected a reduced volume of fee-based transactions, in particular, mortgage loan prepayment fees. However, partially offsetting the increased level of non-interest expenses and the decline in non-interest income was the increase in net interest income reflecting the improvement in our interest rate spread and net interest margin. Our average interest rate spread increased by 22 basis points to 2.49% for the year ended September 30, 2004 compared to 2.27% for the year ended September 30, 2003. Similarly, our net interest margin increased by 17 basis points to 2.68% for the year ended September 30, 2004 compared to 2.51% for the year ended September 30, 2003. Due primarily to the low market rates of interest which prevailed throughout 2003 and the first six months of calendar 2004, the average rate paid on our interest-bearing liabilities declined to a greater degree than the decline in our average yields earned on interest-earning assets as we were able to decrease the rates paid on our savings and checking accounts substantially although our rates continued to be higher than those of many of our competitors. We have maintained our rates above those of many of our competitors for competitive reasons based on the demographics and composition of our customer base, although we may not do so in the future.

      INTEREST INCOME. Our total interest income was $19.5 million for the year ended September 30, 2004 compared to $18.8 million for the year ended September 30, 2003, an increase of $700,000 or 3.7%. The higher amount of interest income in fiscal 2004 primarily reflected the effects of increases in the average balances of interest-earning assets. The primary reason for the increase in interest income was a $2.5 million increase in interest earned on our investment and mortgage-backed securities portfolio which was partially offset by a $1.8 million decrease in interest income earned on our loan portfolio for the year ended September 30, 2004 compared to the year ended September 30, 2003. The primary reason for the increase in interest income on our investment and mortgage-backed securities portfolio was the 39.7% increase in the average balance of such assets for the year ended September 30, 2004 compared to the year ended September 30, 2003. Such increase in the average balance was partially offset by a 4 basis point decrease to 4.14% in the yield earned on investment securities combined with a 37 basis point decrease to 5.30% in the yield earned on mortgage-backed securities. The decline in interest earned on our loan portfolio reflected the decline in both the average balance and, to a lesser degree, the yield earned on the portfolio. The average balance declined $14.5 million to $142.3 million for the year ended September 30, 2004 as compared to the year ended September 30, 2003 as we continued our policy of not originating for portfolio long-term, fixed-rate single-family residential mortgage loans bearing interest rates below certain levels. Likewise the average yield earned on the loan portfolio declined 59 basis points to 6.03% for fiscal 2004 compared to fiscal 2003.

      INTEREST EXPENSE. Our interest expense declined during the year ended September 30, 2004 compared to the year ended September 30, 2003, reflecting the current interest rate environment. Total interest expense amounted to $9.0 million during the year ended September 30, 2004 compared to $9.7 million for the year ended September 30, 2003, a decrease of $706,000 or 7.3%. The primary reason for the decrease in interest expense was a 43 basis point decline in the average rate paid on deposits to 2.36% for the year ended September 30, 2004 compared to the year ended September 30, 2003 which more than offset the 9.1% increase in the average balance of deposits in the period. As a result, interest expense on total deposits was $8.2 million in the year ended September 30, 2004 compared to $8.9 million in fiscal 2003. Interest expense on FHLB advances remained essentially the same during both periods as the average balance and rate paid were relatively unchanged.

      PROVISION FOR LOAN LOSSES. We have identified the evaluation of the allowance for loan losses as a critical accounting policy where amounts are sensitive to material variation. This policy is significantly affected by our judgment and uncertainties and there is a likelihood that materially different amounts would be reported under different, but reasonably plausible, conditions or assumptions. Our activity in the provision for loan losses, which are charges or recoveries to operating results, is undertaken in order to maintain a level of total allowance for losses that management believes covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. Our evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower's ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. In recent periods, in establishing the allowance for loan losses we have given particular consideration to the growth in our construction and land development loan portfolio. For each primary type of loan, we establish a loss factor reflecting our estimate of the known and inherent losses in each loan type using the quantitative analysis as well as consideration of the qualitative factors. Such risk ratings are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to make additional provisions for estimated loan losses based upon judgments different from those of management. Furthermore, the amount of the allowance for loan losses is only an estimate and actual losses may vary from this estimate.

      We established a $50,000 provision for loan losses for the year ended September 30, 2004 compared to $180,000 for the year ended September 30, 2003. We had $78,000 in charge-offs in our allowance for loan losses for the year ended September 30, 2004 compared to $273,000 in charge-offs for fiscal 2003. Historically, we have experienced a modest level of charge-offs. All of the charge-offs in the year ended September 30, 2004 as well as a substantial majority of those in fiscal years ended September 30, 2003 and 2002 related in large part to two lending relationships, both of which consisted of participation interests in commercial real estate loans. One loan was secured by a golf course and golf house while the other was secured by a storage facility. See "Business of Prudential Savings Bank - Asset Quality -Non-Performing Loans and Real Estate Owned." Our allowance for loan losses amounted to $558,000, or 0.32% of total loans outstanding at June 30, 2004.

      NON-INTEREST INCOME. Our non-interest income is comprised primarily of fees and other service charges on customer accounts, gains on sales of loans and other operating income. Our total non-interest income amounted to $581,000 for the year ended September 30, 2004 compared to $742,000 for the year ended September 30, 2003, a $161,000 or 21.7% decrease. The primary reason for the decrease in non-interest income in the 2004 period compared to the 2003 period was a $155,000 decrease in gain on sale of loans. We sold single-family owner-occupied residential mortgage loans to the Federal Home Loan Bank of Pittsburgh pursuant to the Mortgage Partnership Finance program during fiscal 2003. All of such loans consisted of long-term, fixed-rate loans bearing interest rates below the threshold established by our board of directors for retention in portfolio of this type of loan. We did not sell any loans pursuant to this program in the 2004 period. Such decline in non-interest income was exacerbated by a $33,000 or 6.3% decrease in fees and other service charges due to a reduced volume of fee generating transactions, in particular, mortgage loan prepayment fees (as mortgage refinancing activity declined) and late charges. Such declines were offset in part due to a $26,000 increase in other non-interest income which consists of miscellaneous operating income.


      NON-INTEREST EXPENSE. Non-interest expense is comprised primarily of salaries and employee benefits expense, net occupancy and depreciation costs, data processing costs, advertising expenses and various other operating expenses. Our total non-interest expense amounted to $7.3 million for the year ended September 30, 2004, a $1.3 million or 21.1% increase from $6.0 million of non-interest expense for the year ended September 30, 2003. The increase was due primarily to an aggregate $1.0 million increase in salary and employee benefit and pension expenses and a $254,000 net litigation expense. The increase in salary and employee benefit and pension expense was primarily due to increased expenses relating to the funding of our defined benefit pension plan. We participate in a multiple employer defined benefit pension plan. The return on the assets in the plan has been adversely affected by the continued low interest rate environment which has resulted in the necessity for us to increase our contributions to the pension plan in order to maintain its qualified status. Due to the low rate of return, the defined benefit pension plan during fiscal 2004 experienced a significant increase in its funding deficiency (which it first experienced in fiscal 2003) from approximately $321,000 for the plan year ended June 30, 2003 to approximately $961,000 for the plan year ended June 30, 2004 (the defined benefit plan's year is July 1 to June 30). For fiscal 2004, the expense related to the defined benefit pension plan was $1.1 million as compared to $250,000 for fiscal 2003. Included in such $1.1 million was approximately $572,000 related to required contributions to fund the plan as directed by the plan's administrator as well as an additional $500,000 contribution to reduce our plan's funding deficiency. For fiscal year 2004, the $572,000 of required contributions included $453,000 related to the funding of 75% of the required contribution for the plan year ended June 30, 2004 and the required contribution for the first quarter of the plan year ended June 30, 2005. The total contributions to the defined benefit pension plan for the plan year ended June 30, 2004, did not exceed the maximum allowable amount as determined by the plan's administrator. For fiscal 2003, the expense of $250,000 only related to required contributions; there was no additional contribution made to the plan. The expense related to our profit sharing plan rose at a more modest rate, increasing from $111,000 for fiscal 2003 to $119,000 for fiscal 2004 as the amount of covered compensation increased due to normal salary increases. The litigation expense relates to the previously discussed lawsuit.


      INCOME TAX EXPENSE. Our income tax expense was $1.2 million for fiscal year 2004 and $1.3 million for fiscal year 2003. Our effective tax rate was 33.5% for the year ended September 30, 2004 compared to 34.6% for the year ended September 30, 2003. The slight decrease in the effective tax rate reflected the slightly increased proportion of our income which consisted of tax-advantaged income.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002

      GENERAL. We reported net income of $2.4 million for the year ended September 30, 2003 compared to $2.5 million for the year ended September 30, 2002. The primary reason for the decrease was a $626,000 increase in non-interest expense in 2003 compared to 2002. The increase in non-interest expense was primarily due to increased salary and benefit expense, in particular increased benefit and pension expenses. Partially offsetting such increase in non-interest expense was a $255,000 increase in net interest income in 2003 as compared to 2002 as well as a $129,000 increase in non-interest income between 2003 and 2002. Our net interest income increased in fiscal 2003 as compared to fiscal 2002 primarily due to a $53.7 million increase in the average balance of our interest-earning assets. However, the increase in the average balance was partially offset by compression of our interest rate spread and net interest margin reflecting the effect of the low market rates of interest which prevailed throughout 2003. It was also partially offset by the $50.3 million increase in the average balance of deposits as we used deposits to fund our lending and investment activities. Our net interest margin decreased by 35 basis points to 2.51% in 2003 compared to 2.86% in 2002. Our interest rate spread decreased by 29 basis points to 2.27% in 2003 compared to 2.56% in 2002. The low interest rate environment had the effect of reducing the average yields earned on our interest-earning assets to a greater degree than it reduced the average rate paid on our interest-bearing liabilities, in particular, because of our policy of paying above average rates on our deposits.

      INTEREST INCOME. Our total interest income amounted to $18.8 million for the year ended September 30, 2003 compared to $19.2 million for the year ended September 30, 2002. The primary reason for the decrease in interest income in 2003 compared to 2002 was a decrease in the average yields earned on interest-earning assets, which was partially offset by an increase in the average balance of investment and mortgage-backed securities. Interest income on net loans receivable amounted to $10.4 million in 2003 compared to $12.9 million in 2002. The $2.5 million or 19.3% decrease was due to a $29.8 million decline in the average balance to $156.9 million for fiscal 2003 combined with a 27 basis point decrease in the average yield earned to 6.62% in 2003 compared to 6.89% in 2002. Interest earned on investment and mortgage-backed securities increased by $1.9 million in 2003 compared to 2002 due to increases of $50.5 million and $11.3 million, respectively, in the average balance of our investment and mortgage-backed securities portfolios. The increases in average balances of our investment and mortgage-backed securities more than offset declines of 115 basis points and 52 basis points, respectively, in the average yields earned on such assets. The declines in the average yields earned on interest-earning assets in 2003 compared to 2002 primarily reflected the continuing low market rates of interest existing during the period.

      INTEREST EXPENSE. Our total interest expense amounted to $9.7 million for the year ended September 30, 2003 compared to $10.4 million for the year ended September 30, 2002, a decrease of $657,000 or 6.3%. The reason for the decrease in interest expense in 2003 compared to 2002 was a decrease in the average rates paid on all of our interest-bearing liabilities which more than offset the effects of increases in the average balances of our deposits and FHLB advances. Interest paid on deposit accounts decreased by $649,000 in 2003 compared to 2002. The average rate paid on total deposits was

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

2.79% in 2003 compared to 3.56% in 2002. The average balance of total deposits increased by $50.3 million in 2003 compared to 2002 with a substantial part of the growth accounted for by a $23.4 million increase in the average balance of checking and money market accounts as we continued the implementation of our strategy of shifting the composition of our deposit portfolio to include more core deposits. The average balance of and average rate paid on our FHLB advances remained essentially the same during fiscal 2003 and 2002.

      PROVISION FOR LOAN LOSSES. Our provision for loan losses amounted to $180,000 in 2003 compared to $150,000 in 2002. Our allowance for loan losses was $553,000 at September 30, 2003 compared to $621,000 at September 30, 2002. Total loan charge-offs were $273,000 in 2003 compared to $266,000 in 2002. Of the $273,000 of loan charge-offs in 2003, $172,000 related to the charge-off of the previously discussed participation interest secured by a golf course and golf house which was transferred to real estate owned at the end of 2003. The $266,000 in charge-offs in 2002 related in large part to the two previously discussed lending relationships, which charge-offs totaled $250,000.

      NON-INTEREST INCOME. Our non-interest income increased by $129,000 or 21.1% to $742,000 for the year ended September 30, 2003 compared to the year ended September 30, 2002. The primary reason for the increase in non-interest income in 2003 compared to 2002 was the recognition of $155,000 in gain on sale of loans combined with a $24,000 increase in fees and other service charges. In fiscal 2003, we sold approximately $8.6 million of long-term, fixed-rate loans pursuant to the Mortgage Partnership Finance program. Our fees and other service charges increased to $520,000 due primarily to a $55,000 increase in mortgage loan prepayment fees resulting from the refinancing of loans as borrowers refinanced their loans to take advantage of the low interest rate environment. Partially offsetting such increase was a $48,000 decrease to $67,000 in 2003 in other income as compared to 2002 due to reduced miscellaneous operating income.

      NON-INTEREST EXPENSE. Our non-interest expense increased by $626,000 or 11.6% to $6.0 million for the year ended September 30, 2003 compared to $5.4 million for the year ended September 30, 2002. The primary reason for the increase in non-interest expense was an aggregate increase in salary and employee benefits and pension expenses of $550,000, partially offset by the absence of any amortization of a core deposit premium intangible. The 20.0% increase in salary and employee benefits and pension expense in 2003 compared to 2002 was due primarily to normal merit increases and increased benefit costs, especially with respect to the required funding of our defined benefit pension plan. The expense related to our defined benefit pension plan increased from $45,000 for fiscal 2002 to $250,000 for fiscal 2003 due to the low rate of return experienced on plan assets. As of June 30, 2003, the plan for the first time experienced a funding deficiency as a result of such rate of return. Our expense with respect to our profit sharing plan increased modestly, increasing $5,500 or 5.3% to $111,000 primarily due to increased covered compensation resulting from normal salary increases. We acquired two branch offices in 1997 and amortized the $2.2 million core deposit premium over five years with the remaining amount of such premium being amortized in 2002. Other non-interest income, consisting of, among other things, supervisory fees and assessments, professional fees, directors fees, advertising expenses, insurance premiums, real estate operations related to real estate owned and miscellaneous operating expenses, increased by $301,000 or 22.7% to $1.6 million primarily due to increased professional services, increased costs of operating real estate owned (which consisted of our portion of the operating expenses of the golf course).

      INCOME TAX EXPENSE. Our income tax expense decreased by $145,000 or 10.4% to $1.3 million for the year ended September 30, 2003 compared to $1.4 million for the year ended September 30, 2002. The decrease in income tax expense was due primarily to the decrease in net income. Our effective tax rate was 34.6% for the year ended September 30, 2003 compared to 35.9% for the year ended September 30, 2002.

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

LIQUIDITY AND CAPITAL RESOURCES

      Our primary sources of funds are from deposits, scheduled principal and interest payments on loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. We also maintain excess funds in short-term, interest-bearing assets that provide additional liquidity. At September 30, 2004, our cash and cash equivalents amounted to $10.1 million. In addition, our available for sale investment securities amounted to an aggregate of $40.3 million at September 30, 2004.

      We use our liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At September 30, 2004, we had certificates of deposit maturing within the next 12 months amounting to $95.4 million. Based upon historical experience, we anticipate that a significant portion of the maturing certificates of deposit will be redeposited with us.

      In addition to cash flow from loan and securities payments and prepayments as well as from sales of available for sale securities, we have significant borrowing capacity available to fund liquidity needs should the need arise. Our borrowings consist solely of advances from the Federal Home Loan Bank of Pittsburgh, of which we are a member. Under terms of the collateral agreement with the Federal Home Loan Bank, we pledge residential mortgage loans and mortgage-backed securities as well as our stock in the Federal Home Loan Bank as collateral for such advances. However, use of FHLB advances has been relatively limited and the amount outstanding has remained relatively constant during the past several years. At September 30, 2004, we had $13.9 million in outstanding FHLB advances and we had $194.4 million in additional FHLB advances available to us.

      We anticipate that we will continue to have sufficient funds and alternative funding sources to meet our current commitments.

IMPACT OF INFLATION AND CHANGING PRICES

      The financial statements, accompanying notes, and related financial data of Prudential Savings Bank presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Most of our assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on its performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

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

RECENT ACCOUNTING PRONOUNCEMENTS

      In April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, except for the provisions of this statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. All provisions are to be applied prospectively except for the provisions of this statement that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, which are to be applied in accordance with their respective effective dates. The adoption of this statement has not had any effect on our financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Currently, we do not have any financial instruments entered into or modified after May 31, 2003 that require application of this statement. The adoption of this statement has not had any effect on our financial position or results of operations.

      In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superseded. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. We currently have no guarantees that would be required to be recognized, measured or disclosed under this Interpretation.

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. The Interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The FASB has published a revision to FIN No. 46 (FIN No. 46R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. We are not a party to any variable interest entities covered by the Interpretation.

      In March 2004, the SEC issued Staff Accounting Bulletin ("SAB") No. 105, Application of Accounting Principles to Loan Commitments, which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this SAB, the SEC determined that an interest rate lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. This standard did not have a material effect on the operating results or financial condition.

      In March 2004, the FASB's Emerging Issues Task Force ("EITF") reached a consensus regarding EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The consensus provides guidance for evaluating whether an investment is other-than-temporarily impaired and was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. However, the guidance contained in paragraphs 10-20 of this Issue has been delayed by FASB Staff Position ("FSP") EITF Issue 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, posted September 30, 2004. The delay of the effective date for paragraphs 10-20 will be superseded concurrent with the final issuance of proposed FSP EITF Issue 03-1-a, Implication Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment. The disclosure requirements are effective for Prudential Savings Bank's financial statements for fiscal year ended September 30, 2004. Management does not expect the adoption of EITF Issue 03-1 to have a material effect on the Bank's operating results or financial condition.

      In December 2004, the FASB issued, "Share-Based Payment," an Amendment of FASB Statement No. 123 ("Amended SFAS No. 123"). The Amended FASB No. 123 amends SFAS No. 123 and thus the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally would be measured at fair value at the grant date. The grant date fair value of options would be estimated using option-pricing models (such as the Black-Scholes and the binomial option pricing models) adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost would be recognized over the requisite service period, often the vesting period. The cost of employee services received in exchange for liabilities would be measured initially at the fair value, rather than the previously allowed intrinsic value under APB Opinion No. 25, Accounting for Stock Issued to Employees, of the liabilities and would be remeasured subsequently at each reporting date through settlement date.

      The changes in accounting would replace existing requirements under SFAS No. 123 and would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, which did not require companies to expense options. Under the terms of Amended SFAS No. 123, the accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans", would remain unchanged.

      The Amended SFAS No. 123 provides that the statement would be applied to public entities prospectively for the first interim or annual reporting period beginning after June 15, 2005, as if all share-based compensation awards vesting, granted, modified, or settled after December 15, 1994 had been accounted for using the fair value-based method of accounting.

                         BUSINESS OF PRUDENTIAL BANCORP

      Prudential Bancorp, Inc. of Pennsylvania is a Pennsylvania corporation which has been organized by Prudential Savings Bank to be the holding company for Prudential Savings Bank upon its reorganization into the mutual holding company form. Prudential Bancorp has not engaged in any business to date. Upon completion of the reorganization, Prudential Bancorp will be a majority owned subsidiary of Prudential Mutual Holding Company. Prudential Bancorp will own all of the issued and outstanding stock of Prudential Savings Bank. Prudential Bancorp will retain approximately 50% of the net proceeds from the offering. Prudential Mutual Holding Company will be capitalized with $100,000 of the net proceeds and we will invest 50% of the remaining net proceeds in Prudential Savings Bank as additional capital in exchange for 100% of the outstanding common stock of Prudential Savings Bank. Prudential Bancorp will use a portion of its net proceeds to make a loan to our ESOP. At a later date, Prudential Bancorp may use the net proceeds to pay dividends to shareholders and repurchase shares of common stock, subject to regulatory limitations. Prudential Bancorp will invest its initial capital as discussed in "Use of Net Proceeds."

      In the future, Prudential Bancorp, as the holding company of Prudential Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies. See "Regulation-Regulation of Prudential Bancorp and Prudential Mutual Holding Company" for a discussion of the activities that are permitted for bank holding companies.

      Prudential Bancorp's cash flow will depend on earnings from the investment of the net proceeds it retains, and any dividends received from Prudential Savings Bank. Initially, Prudential Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Prudential Savings Bank. At the present time, Prudential Bancorp intends to employ only persons who are officers of Prudential Savings Bank to serve as officers of Prudential Bancorp. Prudential Bancorp will, in addition, use the support staff of Prudential Savings Bank from time to time. None of these persons will be separately compensated by Prudential Bancorp. Prudential Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

      The executive offices of Prudential Bancorp are located at 1834 Oregon Avenue, Philadelphia, Pennsylvania and its telephone number is (215) 755-1500.

                       BUSINESS OF PRUDENTIAL SAVINGS BANK

      GENERAL. Prudential Savings Bank is a community-oriented savings bank headquartered in south Philadelphia which was originally organized in 1886 as a Pennsylvania-chartered building and loan association known as "The South Philadelphia Building and Loan Association No. 2." We grew through a number of mergers with other mutual institutions with our last merger being with Continental Savings and Loan Association in 1983. We converted to a Pennsylvania-chartered savings bank in August 2004. Our banking office network currently consists of our headquarters and main office and five full-service branch offices. Five of our banking offices are located in Philadelphia (Philadelphia County) and one is in Drexel Hill in neighboring Delaware County, Pennsylvania. We maintain ATMs at five of our banking offices. We also provide on-line banking services.

      We are primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Our principal sources of funds are deposits, repayments of loans and mortgage-backed securities, maturities of investment securities and interest-bearing deposits, funds provided from operations and funds borrowed from the Federal Home Loan Bank of Pittsburgh. These funds are primarily used for the origination of various loan types including single-family residential mortgage loans, construction and land development loans, non-residential or commercial real estate mortgage loans, home equity loans and lines of credit, commercial business loans and consumer loans. We are an active originator of residential home mortgage loans and construction and land development loans in our market area. Traditionally, Prudential Savings Bank focused on originating or purchasing fixed-rate, long-term single-family residential mortgage loans for portfolio. In recent years, in particular since fiscal 2000, we have substantially increased our involvement in construction and land development lending. Such loans typically have higher yields as compared to single-family residential mortgage loans and have adjustable rates of interest and/or shorter terms to maturity. As a result of such emphasis, our construction and land development loans have grown from $10.3 million or 5.8% of the total loan portfolio at September 30, 2000 to $39.4 million or 22.7% of our total loan portfolio at September 30, 2004. We expect to continue to emphasize such lending but have not established any target level of investment. However, we would expect such lending to experience further growth, increasing both in terms of the amount of investment as well as a percentage of the total loan portfolio.

      Although we continue to be an active originator or purchaser of single-family residential mortgage loans, in fiscal 2002 and 2003 we chose to limit our originations and purchases for portfolio of single-family loans due to concerns with respect to the interest rate risk inherent in holding long-term, fixed-rate loans made at historically low rates. As a result, single-family residential mortgage loans in portfolio declined from $166.0 million at September 30, 2001 to $123.0 million at September 30, 2004. As a consequence, we used our funds to substantially increase our investment in investment and mortgage-backed securities. Such assets increased from $84.6 million at September 30, 2001 to $236.0 million at September 30, 2004. A significant portion of our investment securities consist of securities with "step-up" interest rate adjustment features and an investment in a mutual fund which invests primarily in high quality adjustable-rate mortgage-backed and floating-rate securities. We have designated the substantial majority of our investment and mortgage-backed securities as held to maturity since we have both the intent and ability to hold them until their maturity. Although we chose to invest in such securities rather than originate long-term, fixed-rate loans at historically low rates, such course of action was not free of interest rate risk. At September 30, 2004, our $195.7 million of investment and mortgage-backed securities held to maturity had an aggregate gross unrealized loss of $1.2 million due to the recent increases in market rates of interest. However, with the recent rises in market rates of interest combined with the proceeds of the offering, we will consider increasing our single-family residential mortgage loan origination and purchase activities as well as continue to emphasize the origination of construction and land development loans. We will also consider designating more of our securities purchased in the future as available for sale rather than as held to maturity in order to increase our ability to adjust our asset mix as market and competitive conditions change.

      In addition to offering loans and deposits, we also offer on an agency basis securities and insurance products to our customers through an affiliation with a third-party broker-dealer.

      Even though we have increased and expanded our involvement in construction and land development lending in recent years, at the same time we have been able to maintain our credit quality. At September 30, 2004, our total non-performing assets amounted to $1.0 million or 0.25% of total assets and have steadily declined from the high point during the past several years of $1.8 million or 0.51% of total assets at September 30, 2002. Loan charge-offs averaged $206,000 for fiscal years 2004, 2003 and 2002. At September 30, 2004, the ratio of our allowance for loan losses to non-performing loans was 116.5%. We attribute our credit quality to careful underwriting and the knowledge and experience of our management team.

      Our executive offices are located at 1834 Oregon Avenue, Philadelphia, Pennsylvania and our telephone number is (215) 755-1500.

MARKET AREA AND COMPETITION

      Our primary market area is Philadelphia, in particular South Philadelphia and Center City, as well as Delaware County. We also are involved in Bucks, Chester and Montgomery Counties which, along with Delaware County, comprise the suburbs of Philadelphia. We also make loans in contiguous counties in southern New Jersey. This area is referred to as the Delaware Valley region. For 2000, the median household income in Philadelphia and Delaware Counties was $31,011 and $50,139, respectively, compared to $40,545 and $42,729, respectively, for all of Pennsylvania and the entire United States. By comparison, the median household income in Philadelphia and Delaware Counties had increased to $33,243 and $55,150, respectively, in 2003, reflecting increases of 7.2% and 10.0%, respectively, while the median income for all of Pennsylvania and the entire United States in 2003 was $44,237 and $46,615, respectively, reflecting increases of 9.1% and 9.9%, respectively. Household growth between 2000 and 2003 was negative 0.3% for Philadelphia County and was only 0.2% for Delaware County, compared to 0.5% and 1.2%, respectively, for all of Pennsylvania and the United States. Likewise, both Philadelphia and Delaware Counties experienced slight declines in their population between 2000 and 2003 while both Pennsylvania and the United States as a whole experienced modest increases. However, on an income distribution analysis, in 2003 32.0% and 54.0% of Philadelphia and Delaware County households had annual incomes of more than $50,000 while the comparable percentages for Pennsylvania and the entire United States were 44.0% and 30.5%, respectively. In addition, the unemployment rate equaled 6.8% and 4.6% in Philadelphia and Delaware Counties, respectively, in April 2004 as compared to 4.9% and 5.6%, respectively, for all of Pennsylvania and the entire United States. The Philadelphia metropolitan area is one of the leading regions for biotech and pharmaceutical research with most of the largest pharmaceutical companies maintaining a presence in the region. It is also a major health care area with a number of teaching and research hospitals being operated. The largest employers in our market area include, among others, Wyeth, GlaxoSmith Kline, Merck, Pfizer, Jefferson Health Systems, Crozer-Keystone Health System, Independence Blue Cross, Cigna and State Farm Insurance.

      We face significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other savings banks and savings associations and mortgage-banking companies. Within our market area, more than 50 other banks, savings institutions and credit unions are operating with two institutions, based on deposits at June 30, 2003, having an aggregate of more than 50% of the deposit market share. Many of the financial service providers operating in our market area are significantly larger, and have greater financial resources, than us. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.

LENDING ACTIVITIES

      GENERAL. At September 30, 2004, our net loan portfolio totaled $151.6 million or 37.3% of total assets. Historically, our principal lending activity has been the origination of loans collateralized by one- to four-family, also known as "single-family," residential real estate loans secured by properties located in our market area. In addition, while we have been making construction loans to developers and homebuilders for more than 25 years, we substantially increased our construction and land development lending activities beginning in fiscal 2000. We also originate, to a substantially lesser degree, multi-family and commercial real estate loans, home equity loans and lines of credit, commercial business loans and consumer loans.

      During fiscal 2002 and 2003, due to concerns over the interest rate risk inherent in originating or purchasing for portfolio long-term, fixed-rate loans bearing historically very low interest rates, we reduced our emphasis on originating and purchasing such loans or retaining those loans already in portfolio which were being refinanced. Prior to fiscal 2002, a substantial portion of our single-family residential mortgage loans had adjustable rates. As market rates of interest declined, many of our borrowers with adjustable-rate residential mortgage loans determined to refinance their mortgages, obtaining long-term, fixed-rate loans. However, due to our concern over the interest rate risk inherent in increasing our investment in long-term, fixed-rate loans bearing historically low rates of interest, we were unwilling to offer rates as attractive as many of our competitors. As a result, many of our customers refinanced their residential mortgage loans with other lenders. Moreover, we did not originate as many new loans as we had in prior periods due to our unwillingness to originate or purchase for portfolio retention single-family residential mortgage loans bearing low interest rates. This was particularly the case in fiscal 2003. As a result, the amount of single-family residential loans in portfolio declined from $166.0 million or 84.8% of the total loan portfolio at September 30, 2001 to $114.9 million or 75.3% of the total loan portfolio at September 30, 2003. In view of the modest increases in market rates of interest experienced in 2004, the level of single-family residential loans has stabilized, increasing moderately to $123.0 million at September 30, 2004, although such loans, as a percentage of our total loan portfolio, continue to decline.

      The types of loans that we may originate are subject to federal and state law and regulations. Interest rates charged by us on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by our competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

LOAN PORTFOLIO COMPOSITION. The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

                                                                          SEPTEMBER 30,
                                 ---------------------------------------------------------------------------------------------------
                                        2004               2003                2002                 2001                2000
                                 -----------------   -----------------   -----------------   -----------------   -------------------
                                   AMOUNT      %      AMOUNT       %       AMOUNT      %       AMOUNT     %        AMOUNT       %
                                 ---------  ------   ---------  ------   ---------  ------   ---------  ------   ---------   -------
                                                                     (Dollars in Thousands)
Real estate loans:
  One- to four-family
    residential(1)               $ 123,009   70.92%  $ 114,860   75.32%  $ 157,893   82.56%  $ 165,978   84.78%  $ 150,430    85.41%
  Multi-family residential           3,181    1.83       3,539    2.32       4,665    2.44       5,494    2.81       6,144     3.49
  Commercial real estate             4,379    2.53       6,431    4.22       8,486    4.44       8,622    4.40       6,698     3.80
  Construction and land
    development                     39,362   22.69      24,199   15.87      17,006    8.89      13,169    6.73      10,285     5.84
                                 ---------  ------   ---------  ------   ---------  ------   ---------  ------   ---------   ------
    Total real estate loans        169,931   97.97     149,029   97.73     188,050   98.33     193,263   98.72     173,557    98.54
                                 ---------  ------   ---------  ------   ---------  ------   ---------  ------   ---------   ------
Commercial business loans            2,940    1.70       2,795    1.83       2,698    1.41       1,633    0.83         941     0.54
Consumer loans                         571    0.33         679    0.44         494    0.26         888    0.45       1,625     0.92
                                 ---------  ------   ---------  ------   ---------  ------   ---------  ------   ---------   ------
     Total loans                   173,442  100.00%    152,503  100.00%    191,242  100.00%    195,784  100.00%    176,123   100.00%
                                 ---------  ======   ---------  ======   ---------  ======   ---------  ======   ---------   ======
Less:
    Undisbursed portion of
      construction loans in
      process                       21,338              13,737               8,323               7,005               4,567
    Deferred loan fees                 (19)                287                 351                 488                 788
    Allowance for loan losses          558                 553                 621                 736                 639
                                 ---------           ---------           ---------           ---------           ---------
       Net loans                 $ 151,565           $ 137,926           $ 181,947           $ 187,555           $ 170,129
                                 =========           =========           =========           =========           =========

------------------------
(1) Includes home equity loans and lines of credit

      CONTRACTUAL TERMS TO FINAL MATURITIES. The following table shows the scheduled contractual maturities of our loans as of September 30, 2004, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

                                         ONE- TO
                                          FOUR-        MULTI-                  CONSTRUCTION    COMMERCIAL
                                         FAMILY        FAMILY      COMMERCIAL    AND LAND       BUSINESS
                                       RESIDENTIAL   RESIDENTIAL  REAL ESTATE   DEVELOPMENT      LOANS      CONSUMER      TOTAL
                                       -----------   -----------  -----------  ------------    ----------   --------      -----
                                                                         (In Thousands)
Amounts due after September 30, 2004
  in:
  One year or less                      $    659        $  311        $  --       $25,124       $   75        $ 79       $ 26,248
  After one year through two years           263            --          123        10,223           32         111         10,752
  After two years through three              815            80          117         4,015           39         125          5,191
   years
  After three years through five           2,813           241          639            --           63         234          3,990
   years
  After five years through ten            18,568         1,116        2,209            --        1,849          --         23,742
   years
  After ten years through fifteen         46,493         1,353        1,291            --          764          21         49,922
   years
  After fifteen years                     53,399            80           --            --          118          --         53,597
                                        --------        ------       ------       -------       ------        ----       --------
    Total(1)                            $123,010        $3,181       $4,379       $39,362       $2,940        $570       $173,442
                                        ========        ======       ======       =======       ======        ====       ========

      The following table shows the dollar amount of all loans due after one year from September 30, 2004 as shown in the table above, which have fixed interest rates or which have floating or adjustable interest rates.

                                                         FLOATING OR
                                         FIXED-RATE    ADJUSTABLE-RATE       TOTAL
                                         ----------    ---------------     --------
                                                       (In Thousands)
One- to four-family residential           $ 97,897         $24,454         $122,351
Multi-family residential                     2,025             845            2,870
Commercial real estate                       3,779             600            4,379
Construction and land development               --          14,237           14,237
Commercial business                          1,477           1,388            2,865
Consumer                                       491              --              491
                                          --------         -------         --------
  Total                                   $105,669         $41,524         $147,193
                                          ========         =======         ========

      LOAN ORIGINATIONS. Our lending activities are subject to underwriting standards and loan origination procedures established by our board of directors and management. Loan originations are obtained through a variety of sources, primarily existing customers as well as new customers obtained from referrals and local advertising and promotional efforts. We also use loan correspondents and brokers as a source for a substantial part of our residential mortgage loans, either having them originate such loans using our documentation or purchasing such loans from them immediately upon closing. Consumer loan applications are taken at any of our offices while loan applications for all other types of loans are taken only at our main office. All loan applications are processed and underwritten centrally at our main office.

      Our single-family residential mortgage loans are written on standardized documents used by the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac") and Federal National Mortgage Association ("FNMA" or "Fannie Mae"). Property valuations of loans secured by real estate are undertaken by independent third-party appraisers approved by our board of directors.

      In addition to originating loans, we purchase single-family residential loans from correspondents due to limited demand in our primary market area. However, all of such loans are underwritten by us using our underwriting criteria and approved by the executive committee or the full board of directors prior to purchase. We also occasionally purchase participation interests in larger balance loans, typically commercial real estate loans, from other financial institutions in our market area. Such participations are reviewed for compliance with our underwriting criteria and are approved by the executive committee or the full board before they are purchased. Generally, loan purchases have been without any recourse to the seller. However, we actively monitor the performance of such loans through the receipt of regular reports from the lead lender regarding the loan's performance, physically inspecting the loan security property on a periodic basis, discussing the loan with the lead lender on a regular basis and receiving copies of updated financial statements from the borrower.

      In addition, we have sold participation interests in construction and land development loans originated by us to other institutions in our market area. In addition, beginning at the fiscal 2002, we have sold to the Federal Home Loan Bank of Pittsburgh pursuant to the Mortgage Partnership Finance program long-term, fixed-rate single-family loans originated which had interest rates below certain levels established by the board of directors. Such sales provide for a limited amount of recourse. At September 30, 2004, our recourse exposure was approximately $56,000. When we have sold participation interests, it has been done without recourse. We generally have sold participation interests in loans only when a loan would exceed our loan-to-one borrower limits. With respect to the sale of participation interests, we have received commitments to purchase such participation interests prior to the time the loan is closed. Our regulatory loans-to-one borrower limit, with certain exceptions, generally is 15% of our unimpaired capital and surplus or $5.7 million at September 30, 2004. However, under our lending policy we generally limit loans to any one borrower or related borrowers to $2.5 million except that the board may approve extensions of credit up to our loans-to-one borrower limit. The reorganization and net proceeds received in the offering will increase our regulatory limit. We expect to take advantage of the increased limit in order to originate larger loans consistent with our current practices and procedures. At September 30, 2004, our three largest loans to one borrower and related entities amounted to $5.6 million, $5.3 million and $4.1 million. All of such loans were performing in accordance with their terms and consist of loans to fund single-family residential subdivision construction projects.

      The following table shows our total loans originated, purchased, sold and repaid during the periods indicated.

                                                  YEAR ENDED SEPTEMBER 30,
                                            -------------------------------
                                             2004        2003        2002
                                            -------   ---------    --------
                                                   (In Thousands)
Loan originations:
    One- to four-family residential         $26,974   $  28,987    $ 47,010
    Multi-family residential                    480          --         759
    Commercial real estate                      298       2,373         365
    Construction and land development        26,236      15,209      10,595
    Commercial business                         659       1,261       3,027
    Consumer                                  2,559       5,544       5,234
                                            -------   ---------    --------
Total loan originations                      57,206      53,374      66,990
Loans purchased                              11,053       8,323       5,169
                                            -------   ---------    --------
    Total loans originated and purchased     68,259      61,697      72,159
                                            -------   ---------    --------
Loans sold(1)                                   354       8,627          --
Loan principal repayments                    54,902      96,583      77,797
                                            -------   ---------    --------
    Total loans sold and principal
      repayments                             55,256     105,210      77,797
Increase or (decrease) due to other
  items, net (2)                                636        (508)         30
                                            -------   ---------    --------
Net increase (decrease) in loan portfolio   $13,639   $ (44,021)   $ (5,608)
                                            =======   =========    ========

------------------------

(1) For the year ended September 30, 2004, consists of a participation interest sold to another financial institution. All other sales are sales of single-family residential mortgage loans under the Mortgage Partnership Finance program.

(2) Other items consist of loans in process, deferred fees and the allowance for loan losses.

      ONE-TO FOUR-FAMILY RESIDENTIAL MORTGAGE LENDING. Our primary lending activity continues to be the origination or purchase of loans secured by first mortgages on one- to four-family residences located in our market area. The majority of our single-family residential mortgage loans are obtained through correspondents. At September 30, 2004, $123.0 million of our total loan portfolio consisted of single-family residential mortgage loans. Due primarily to increased mortgage loan prepayments due to refinance activity as a result of the low interest rate environment prevailing during recent years, our concerns over originating or purchasing for portfolio long-term, fixed-rate loans bearing low interest rates as well as our increased emphasis on construction and land development loans, the percentage of single-family residential mortgage loans in our portfolio has decreased from 85.4% at September 30, 2000 to 70.9% at September 30, 2004. However, as market rates increase, we will consider increasing our investment in single-family residential mortgage loans.

      Our single-family residential mortgage loans generally are underwritten on terms and documentation conforming with guidelines issued by Freddie Mac and Fannie Mae. Applications for one-to four-family residential mortgage loans are accepted only at our main office. We generally have retained for portfolio a substantial portion of the single-family residential mortgage loans that we originate, only selling certain long-term, fixed-rate loans bearing interest rates below certain levels established by the board. All of such sales have been sold to the Federal Home Loan Bank of Pittsburgh pursuant to the Mortgage Partnership Finance Program. We service all loans that we have originated, including loans that we subsequently sell. We currently originate fixed-rate, fully amortizing mortgage loans with maturities of 15, 20 or 30 years. We also offer adjustable rate mortgage ("ARM") loans. However, due to local market conditions, our originations of such loans have been limited in recent years.

At September 30, 2004, $24.5 million, or 19.9%, of our one- to four-family residential loan portfolio consisted of ARM loans.

      We underwrite one- to four-family residential mortgage loans with loan-to-value ratios of up to 95%, provided that the borrower obtains private mortgage insurance on loans that exceed 80% of the appraised value or sales price, whichever is less, of the secured property. We also require that title insurance, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans. A licensed appraiser appraises all properties securing one- to four-family first mortgage loans. Our mortgage loans generally include due-on-sale clauses which provide us with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property. Due-on-sale clauses are an important means of adjusting the yields of fixed-rate mortgage loans in portfolio and we generally exercise our rights under these clauses.

      Our single-family residential mortgage loans also include home equity loans and lines of credit, which amounted to $9.5 million and $4.7 million, respectively, at September 30, 2004. The unused portion of home equity lines was $3.1 million at such date. Our home equity loans are fully amortizing and have terms to maturity of up to 20 years. While home equity loans also are secured by the borrower's residence, we generally obtain a second mortgage position on these loans. Our lending policy provides that our home equity loans have loan-to-value ratios, when combined with any first mortgage, of 80% or less, although the preponderance of our home equity loans have combined loan-to-value ratios of 75% or less. We also offer home equity revolving lines of credit with interest tied to the Wall Street Journal prime rate. Generally, we have a second mortgage on the borrower's residence as collateral on our home equity lines. In addition, our home equity lines generally have loan-to-value ratios (combined with any loan secured by a first mortgage) of 75% or less. Our customers may apply for home equity lines as well as home equity loans at any banking office.

      CONSTRUCTION AND LAND ACQUISITION LENDING. We have been an active originator of construction and land development loans for many years but have substantially increased our construction loan efforts in recent years as a growth area for us because they have shorter terms to maturity and they generally have floating or adjustable interest rates. We have focused our construction lending on making loans to developers and homebuilders in our primary market area to acquire, develop and build single-family residences or condominium projects. Our construction loans include, to a lesser extent, loans for the construction of multi-family residential or mixed-use properties. At September 30, 2004, our construction loans amounted to $39.4 million, or 22.7% of our total loan portfolio. This amount includes $21.3 million of undisbursed loans in process (of which $5.4 million relates to participation interests we have sold). Our construction loan portfolio has grown appreciably since September 30, 2000, when construction loans amounted to $10.3 million, or 5.8% of our total loan portfolio.

      A substantial amount of our construction loans are construction and development loans to contractors and builders primarily to finance the construction of condominium projects, single-family homes and small to medium-sized residential subdivisions. Loans to finance the construction of condominium projects or single-family homes and subdivisions are generally offered to experienced builders in our primary market area with whom we have an established relationship. Residential construction and development loans are offered with terms of up to 36 months although typically the terms are 12 to 24 months. One or two six-month extensions may be provided for at our option and upon payment of a fee by the borrower. The maximum loan-to-value limit applicable to these loans is 75% of the appraised post construction value and do not require amortization of the principal during the term of the loan. We often establish interest reserves and obtain personal and/or corporate guarantees as additional security on our construction loans. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspection by our approved appraisers or loan inspectors warrants. Our construction loans are negotiated on an individual basis but typically have floating rates of interest based upon the Wall Street Journal prime rate. Additional fees may be charged as funds are disbursed. In addition to interest payments during the term of the construction loan, we typically require that payments to principal be made as units are completed and released. Generally such principal payments must be equal to 110% of the amount attributable to acquisition and development of the lot plus 110% of the amount attributable to construction of the individual home. We permit a pre-determined number of model homes to be constructed on an unsold or "speculative" basis. All other units must be pre-sold before we will disburse funds for construction. Our construction loans also include loans to acquire land and loans to develop the basic infrastructure, such as roads and sewers. The majority of our construction loans are secured by properties located in Philadelphia and Chester Counties, Pennsylvania. However, we also make construction loans in Bucks, Delaware and Montgomery Counties, Pennsylvania as well as the New Jersey suburbs of Philadelphia.

      Our largest construction loan at September 30, 2004 consisted of an $8.0 million construction and land development loan to a local developer to develop a 60-unit condominium project located in Philadelphia. We have funded other projects of this developer. The loan, originated in November 2002, has a 24 month term with payments of interest only during the term of the loan and a floating interest rate at the Wall Street Journal prime rate plus 1% and with a floor of 5.75%. The loan to value ratio of this loan is approximately 45%. At September 30, 2004, 15 units were under contracts of sale and sales of 25 units had already closed. We sold 25% participation interests each to two other local financial institutions, retaining the remaining 50% ($4.0 million). The loan was paid off in November 2004.

      Our second largest construction loan at September 30, 2004 consisted of a $7.7 million acquisition, development and construction loan to a limited partnership sponsored by a Bucks County-based regional residential developer to whom we have made loans previously. The loan is to acquire 124 residential lots, complete site development and construct 48 single-family homes in a project located in suburban Chester County, Pennsylvania. The loan, which was originated in September 2003, has a 36 month term with payments of interest only during the term of the loan and a floating interest rate at the Wachovia prime rate plus 1% and with a floor of 5.25%. The loan-to-value ratio of this loan is approximately 74%. As of September 30, 2004, 11 lots were under agreements of sale and two homes had been constructed, sold and released. We sold two participation interests aggregating 52% to two other local institutions, retaining the remaining 48% interest ($3.7 million). This loan has fully performed in accordance with its terms since origination.

      In addition, in October 2004 we closed a $20.0 million loan to a limited partnership sponsored by a Philadelphia-based regional developer. The project involves the conversion of an existing building into a mixed-use building which will contain, when completed, approximately 200 loft apartments above one floor of retail space. The project also involves the construction of both indoor and outdoor parking lots. The loan has a 36 month term with payments of interest only during the term of the loan and a floating interest at the Wall Street Journal prime plus 1%. As of September 30, 2004, the developer had received pre-sale (non-binding) reservations covering 40 units. We sold participation interests totalling $15.0 million to four other local financial institutions in connection with the closing of the loan. We also received additional collateral from the borrower consisting of condominium units on another project with an estimated value of $4.6 million.

      In September 2004, we extended a $6.4 million construction and land development loan to a local developer to build an 18 townhouse project located in Philadelphia. The loan has a 24 month term with payments of interest only during the term of the loan and a floating interest rate at the Wall Street Journal prime rate plus 1% and with a floor of 5.00%. The loan to value ratio of the loan is approximately 76% without reference to the additional collateral we have received. The additional collateral consists of two small commercial properties located in Upper Darby, Pennsylvania with an estimated value of $578,000. Concurrently with closing the loan, we sold a 36.2% participation interest to another local financial institution, retaining the remaining 63.8%.

      Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction compared to the estimated costs, including interest, of construction and other assumptions. Additionally, if the estimate of value proves to be inaccurate, we may be confronted with a project, when completed, having a value less than the loan amount. We have attempted to minimize these risks by generally concentrating on residential construction loans in our market area to contractors with whom we have established relationships and by selling, with respect to larger construction and land development loans, participation interests. In the past, to the extent we have experienced any material difficulties, they have primarily related to loan participations we have purchased.

      MULTI-FAMILY RESIDENTIAL AND COMMERCIAL REAL ESTATE LOANS. At September 30, 2004, our multi-family residential and commercial real estate loans amounted to $7.6 million or 4.4% of our total loan portfolio. Although we continue to offer such loans and will originate such loans when it is favorable to us, such loans have declined both in terms of the aggregate amount outstanding as well as a percentage of the loan portfolio since September 30, 2001.

      Our commercial real estate and residential multi-family real estate loan portfolio consists primarily of loans secured by small office buildings, strip shopping centers, small apartment buildings and other properties used for commercial and multi-family purposes located in our market area. At September 30, 2004, the average commercial and multi-family real estate loan size was approximately $128,000 and the largest multi-family residential or commercial real estate loan was $476,000 which was performing in accordance with its terms. Substantially all of the properties securing our multi-family residential and commercial real estate loans are located in our primary market area.

      Although terms for commercial real estate and multi-family loans vary, our underwriting standards generally allow for terms up to 20 years with loan-to-value ratios of not more than 70%. Most of the loans are structured with balloon payments with amortization periods of up to 25 years. Interest rates are either fixed or adjustable, based upon designated market indices such as the Wall Street Journal prime rate plus a margin or, with respect to our multi-family residential loans, the Average Contract Interest Rate for previously occupied houses as reported by the Federal Housing Finance Board. In addition, fees of up to 2% are charged to the borrower at the origination of the loan. We obtain personal guarantees of the principals as additional collateral for commercial real estate and multi-family real estate loans.

      Commercial real estate and multi-family real estate lending involves different risks than single-family residential lending. These risks include larger loans to individual borrowers and loan payments that are dependent upon the successful operation of the project or the borrower's business. These risks can be affected by supply and demand conditions in the project's market area of rental housing units, office and retail space and other commercial space. We attempt to minimize these risks by limiting loans to proven businesses, only considering properties with existing operating performance which can be analyzed, using conservative debt coverage ratios in our underwriting, and periodically monitoring the operation of the business or project and the physical condition of the property. We have experienced problems with two significant commercial real estate lending relationships, both of which were participations, one in the amount of $950,000 consisting of a 12.5% interest in a loan secured by an 18 hole golf course and golf house and the other in the amount of $495,000 consisting of a 25% interest in a loan secured by a storage facility. The loan secured by a golf course became real estate owed in fiscal 2003. See "-Asset Quality - Non-Performing Loans and Real Estate Owned."

      Various aspects of commercial and multi-family loan transactions are evaluated in an effort to mitigate the additional risk in these types of loans. In our underwriting procedures, consideration is given to the stability of the property's cash flow history, future operating projections, current and projected occupancy levels, location and physical condition. Generally, we impose a debt service ratio (the ratio of net cash flows from operations before the payment of debt service to debt service) of not less than 120%. We also evaluate the credit and financial condition of the borrower, and if applicable, the guarantor. Appraisal reports prepared by independent appraisers are reviewed by us prior to the closing of the loan. With respect to participations, we underwrite the loans as if we were the originating lender.

      CONSUMER LENDING ACTIVITIES. We offer various types of consumer loans such as loans secured by deposit accounts and unsecured personal loans. Consumer loans are originated primarily through existing and walk-in customers and direct advertising. At September 30, 2004, $571,000, or 0.33% of the total loan portfolio consisted of these types of loans.

      Consumer loans generally have higher interest rates and shorter terms than residential loans. However, consumer loans have additional credit risk due to the type of collateral securing the loan or in some cases the absence of collateral.

      COMMERCIAL BUSINESS LOANS. Our commercial business loans amounted to $2.9 million or 1.7% of the total loan portfolio at September 30, 2004. The unused portion of our commercial lines of credit at September 30, 2004, was $790,000.

      Our commercial business loans typically are to small to mid-sized businesses in our market area primarily to provide working capital. Small business loans may have adjustable or fixed rates of interest and generally have terms of three years or less but may go up to 15 years. Our commercial business loans generally are secured by real estate. In addition, we generally obtain personal guarantees from the principals of the borrower with respect to all commercial business loans.

      LOAN APPROVAL PROCEDURES AND AUTHORITY. Our board of directors establishes the bank's lending policies and procedures. Our various lending policies are reviewed at least annually by our management team and the board in order to propose modifications as a result of market conditions, regulatory changes and other factors. All modifications must be approved by our board of directors.

      Home equity loans and lines of credit up to $100,000 can be approved by any two of the following four officers: our two lending officers, our President and our Chief Financial Officer. Amounts in excess of the individual lending limit with respect to home equity loans and lines of credit and all mortgage loans must be approved by either the executive committee of the board or the full board of directors of Prudential Savings Bank.

ASSET QUALITY

      GENERAL. One of our key objectives has been, and continues to be, maintaining a high level of asset quality. In addition to maintaining credit standards for new originations which we believe are sound, we are proactive in our loan monitoring, collection and workout processes in dealing with delinquent or problem loans. In addition, in recent years we have retained an independent, third party to undertake periodic reviews of the credit quality of our loan portfolio.

      Reports listing all delinquent accounts are generated and reviewed by management on a monthly basis. These reports include information regarding all loans 30 days or more delinquent and all real estate owned. These reports are provided to the board of directors. The procedures we take with respect to delinquencies vary depending on the nature of the loan, period and cause of delinquency and whether the borrower is habitually delinquent. When a borrower fails to make a required payment on a loan, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We generally send the borrower a written notice of non-payment after the loan is first past due. Our guidelines provide that telephone, written correspondence and/or face-to-face contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment. When contact is made with the borrower at any time prior to foreclosure, we will attempt to obtain full payment, work out a repayment schedule with the borrower to avoid foreclosure or, in some instances, accept a deed in lieu of foreclosure. In the event payment is not then received or the loan not otherwise satisfied, additional letters and telephone calls generally are made. If the loan is still not brought current or satisfied and it becomes necessary for us to take legal action, which typically occurs after a loan is 90 days or more delinquent, we will commence foreclosure proceedings against any real property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before foreclosure sale, the property securing the loan generally is sold at foreclosure and, if purchased by us, becomes real estate owned.

      On loans where the collection of principal or interest payments is doubtful, the accrual of interest income ceases ("non-accrual" loans). On loans 90 days or more past due as to principal and interest payments, our policy, with certain limited exceptions with respect to single-family residential mortgage loans, is to discontinue accruing additional interest and reverse any interest currently accrued. On occasion, this action may be taken earlier if the financial condition of the borrower raises significant concern with regard to his/her ability to service the debt in accordance with the terms of the loan agreement. Interest income is not accrued on these loans until the borrower's financial condition and payment record demonstrate an ability to service the debt.

      Real estate which is acquired as a result of foreclosure is classified as real estate owned until sold. Real estate owned is recorded at the lower of cost or fair value less estimated selling costs. Costs associated with acquiring and improving a foreclosed property are usually capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs. Holding costs are charged to expense. Gains and losses on the sale of real estate owned are charged to operations, as incurred.

      We account for our impaired loans under generally accepted accounting principles. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Loans collectively evaluated for impairment include smaller balance commercial real estate loans, residential real estate loans and consumer loans. These loans are evaluated as a group because they have similar characteristics and performance experience. Larger commercial real estate, construction and commercial business loans are individually evaluated for impairment. At September 30, 2003, we had $494,000 of loans deemed to be impaired. We had no impaired loans as of September 30, 2004. The amount outstanding at September 30, 2003 primarily related to two participation interests in commercial real estate loans, one of which became real estate owned at the end of fiscal 2003 and the other which was paid off at the beginning of fiscal 2004. See "-Non-performing Loans and Real Estate Owned."

      Federal regulations and our policies require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. We have incorporated an internal asset classification system, consistent with Federal banking regulations, as a part of our credit monitoring system. We currently classify problem and potential problem assets as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "special mention."

      When an insured institution classifies one or more assets, or portions thereof, as "substandard" or "doubtful," it is required that a general valuation allowance for loan losses be established for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

      A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by Federal and state bank regulators which can order the establishment of additional general or specific loss allowances. The Federal banking agencies, have adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. In July 2001, the SEC issued Staff Accounting Bulletin ("SAB") No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues." The guidance contained in the SAB focuses on the documentation the SEC staff normally expects registrants to prepare and maintain in support of the allowance for loan and lease losses. Concurrent with the SEC's issuance of SAB No. 102, the federal banking agencies, represented by the Federal Financial Institutions Examination Council ("FFIEC"), issued an interagency policy statement entitled "Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions" (Policy Statement). The SAB and Policy Statement were the result of an agreement between the SEC and the federal banking agencies in March 1999 to provide guidance on allowance for loan and lease losses methodologies and supporting documentation. Our allowance for loan losses includes a portion which is allocated by type of loan, based primarily upon our periodic reviews of the risk elements within the various categories of loans, as well as an unallocated portion. The specific components relate to loans that are classified as either doubtful, substandard or special mention. The general components covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. The unallocated portion of the allowance is established upon consideration of various qualitative and quantitative factors with respect to the overall loan portfolio. Our management believes that, based on information currently available, its allowance for loan losses is maintained at a level which covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. However, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

      We review and classify assets on a quarterly basis and the board of directors is provided with monthly reports on our classified assets. We classify assets in accordance with the management guidelines described above. At September 30, 2004, 2003 and 2002, we had no assets classified as "doubtful" or "loss", and $1.0 million, $1.6 million and $1.8 million, respectively, of assets classified as "substandard." In addition, as of September 30, 2004, 2003 and 2002, we did not have any loans designated "special mention."

      DELINQUENT LOANS. The following table shows the delinquencies in our loan portfolio as of the dates indicated.

                                                    SEPTEMBER 30, 2004                             SEPTEMBER 30, 2003
                                      --------------------------------------------   --------------------------------------------
                                              30-89              90 OR MORE DAYS            30-89              90 OR MORE DAYS
                                          DAYS OVERDUE               OVERDUE             DAYS OVERDUE              OVERDUE
                                      ---------------------   --------------------   --------------------   ---------------------
                                       NUMBER     PRINCIPAL    NUMBER    PRINCIPAL    NUMBER    PRINCIPAL    NUMBER     PRINCIPAL
                                      OF LOANS     BALANCE    OF LOANS    BALANCE    OF LOANS    BALANCE    OF LOANS     BALANCE
                                      --------    ---------   --------   ---------   --------   ---------   --------    ---------
                                                                         (Dollars in Thousands)
One- to four-family residential          18        $1,418         8        $ 478        19       $1,635        5         $386
Multi-family residential                 --            --        --           --        --           --       --           --
Commercial real estate                   --            --        --           --        --           --       --           --
Construction and land
  development                            --            --        --           --        --           --        1          500
Commercial business                       1            75        --           --        --           --       --           --
Consumer loans                            2             2         1            1         7          116        2            4
                                         --        ------        --        -----        --       ------       --         ----
Total delinquent loans                   21        $1,495         9        $ 479        26       $1,751        8         $890
                                         ==        ======        ==        =====        ==       ======       ==         ====
Delinquent loans to
 total net loans                                     0.99%                  0.33%                  1.27%                  .65%
                                                   ======                  =====                 ======                  ====
Delinquent loans to
 total loans                                         0.86%                  0.30%                  1.15%                  .58%
                                                   ======                  =====                 ======                  ====

      NON-PERFORMING LOANS AND REAL ESTATE OWNED. The following table sets forth information regarding our non-performing loans and real estate owned. Our general policy is to cease accruing interest on loans, other than single-family residential loans, which are 90 days or more past due and to reverse all accrued interest.

      For the years ended September 30, 2003 and 2002, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $49,000 and $13,000, respectively. We had no loans on non-accrual status during the year ended September 30, 2004.

      The following table shows the amounts of our non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due and real estate owned) at the dates indicated. We did not have troubled debt restructurings at any of the dates indicated.

                                                                   SEPTEMBER 30,
                                               2004        2003        2002        2001       2000
                                              ------      ------      ------      ------     ------
                                                            (Dollars in Thousands)
Non-accruing loans:
   One- to four-family residential            $  ---      $    -      $    -      $    -     $    -
   Multi-family residential                       --           -           -           -          -
   Commercial real estate                         --           -         448           -          -
   Construction and land development              --         500         994           -          -
   Commercial business                            --           -           -           -          -
   Consumer                                       --           -           -           -          -
                                              ------      ------      ------      ------      -----
      Total non-accruing loans                    --         500       1,442           -          -
                                              ------      ------      ------      ------      -----
Accruing loans 90 days or more past due:
   One- to four-family residential               478         386         259         248        369
   Multi-family residential                       --           -           -           -          -
   Commercial real estate and land                --           -           -           -          -
   Construction and land development              --           -           -           -          -
   Commercial business                            --           -           -           -          -
   Consumer                                        1           4          26          11         57
                                              ------      ------      ------      ------      -----
      Total accruing loans 90 days or
        more past due                            479         390         285         259        426
                                              ------      ------      ------      ------      -----
            Total non-performing loans(1)        479         890       1,727         259        426
                                              ------      ------      ------      ------      -----
Real estate owned, net(2)                        548         626          43          14        104
                                              ------      ------      ------      ------      -----
            Total non-performing assets       $1,027      $1,516      $1,770      $  273     $  530
                                              ======      ======      ======      ======     ======
Troubled debt restructurings                       -           -           -           -          -
Total non-performing loans as a
 percentage of loans, net                       0.32%       0.65%       0.95%       0.14%     0.25%
                                              ======      ======      ======      ======     ======
Total non-performing loans as a
 percentage of total assets                     0.12%       0.22%       0.50%       0.09%     0.15%
                                              ======      ======      ======      ======     ======
Total non-performing assets as a
 percentage of total assets                     0.25%       0.38%       0.51%       0.09%     0.19%
                                              ======      ======      ======      ======     ======

------------------------
(1) Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.

(2) Real estate owned balances are shown net of related loss allowances and consists solely of real property.

      Interest income on impaired loans other than non-accrual loans is recognized on an accrual basis. Interest income on non-accrual loans is recognized only as collected. Interest recognized on impaired loans totaled $58,000 in 2002. There was no such interest recognized for fiscal 2004 and 2003.

      The primary non-performing asset that we have currently is a 12.5% participation interest in a commercial real estate loan secured by an eighteen hole golf course and golf house located in Avondale, Pennsylvania which was transferred into real estate owned in September 2003. A specific reserve totalling $400,000 was established with respect to this asset. At September 30, 2004, the carrying value of the property was $548,000. Both the golf course and the golf house have been completed and are fully operational. The lead lender acquired the property through foreclosure in December 2003. Funding for the operations of the golf course, which include the maintenance and protection of the property, have been advanced by us with respect to our participation interest and expensed accordingly. In April 2004, the lead lender agreed on terms to sell the property and the completion of the sale of the property is expected to occur in December 2004. We do not expect to incur any additional loss upon the sale of this property. The only other significant non-performing asset consisted of a 25% participation interest ($495,000) in a partially completed storage facility located in Clifton Heights, Pennsylvania. The loan was paid off subsequent to the end of fiscal 2003. We incurred a loss of $119,000 on this loan which was charged against the $150,000 specific reserve established with respect to this loan.

      Property acquired by Prudential Savings Bank through foreclosure is initially recorded at the lower of cost, which is the lesser of the carrying value of the loan or fair value at the date of acquisition, or the fair value of the related assets at the date of foreclosure, less estimated costs to sell. Thereafter, if there is a further deterioration in value, we charge earnings for the diminution in value. Our policy is to obtain an appraisal on real estate subject to foreclosure proceedings prior to the time of foreclosure if the property is located outside our market area or consists of other than single-family residential property. We may obtain re-appraisals on a periodic basis on foreclosed properties. We also conduct inspections on foreclosed properties.

      ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses. We maintain the allowance at a level believed, to the best of management's knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. For each primary type of loan, we establish a loss factor reflecting our estimate of the known and inherent losses in such loan type using both a quantitative analysis as well as consideration of qualitative factors. Our evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower's ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. In addition, each loan type is assigned a rating based on the assumed risk elements of such loan types. Such risk ratings are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require it to make additional provisions for estimated loan losses based upon judgments different from those of management. As of September 30, 2004, our allowance for loan losses was 0.32% of total loans receivable and 116.5% of non-performing loans. All of the amount of the allowance at each of the dates set forth in the tables on the two following pages consisted of general reserves.

      In the five-year period ended September 30, 2004, our loan charge-offs have been relatively modest and two loans were responsible for the majority of such charge-offs.

      We will continue to monitor and modify our allowances for loan losses as conditions dictate. No assurances can be given that our level of allowance for loan losses will cover all of the inherent losses on our loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

The following table shows changes in our allowance for loan losses during the periods presented.

                                                   AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                             -------------------------------------------------
                                             2004       2003       2002       2001      2000
                                             ----       ----       ----       ----      ----
                                                         (Dollars in Thousands)
Total loans outstanding at end of period   $173,442   $152,503   $191,242   $195,784   $176,123
Average loans outstanding                   142,348    156,894    186,698    177,521    172,961
Allowance for loan losses, beginning of
  period                                        553        621        736        639        589
Provision for loan losses                        50        180        150        120        165
                                           --------   --------   --------   --------   --------
Charge-offs:
  One- to four-family residential                --         --         --         --         58
  Multi-family                                   --         --         --         --         --
  Commercial real estate                         50        172        250         --         --
  Construction and land development              28         50         --         --         50
  Commercial business                            --         --          4         --         --
  Consumer                                       --         51         12         25          9
                                           --------   --------   --------   --------   --------
    Total charge-offs                            78        273        266         25        117
Recoveries on loans previously charged
  off                                            33         25          1          2          2
                                           --------   --------   --------   --------   --------
Allowance for loan losses, end of period   $    558   $    553   $    621   $    736   $    639
                                           ========   ========   ========   ========   ========
Allowance for loan losses as a percent
  of non-performing loans                    116.49%     62.13%     35.96%    284.17%    150.00%
                                           ========   ========   ========   ========   ========
Ratio of net charge-offs during the
  period to average loans outstanding
  during the period                            0.03%      0.16%      0.14%      0.01%      0.07%
                                           ========   ========   ========   ========   ========

      The following table shows how our allowance for loan losses is allocated by type of loan at each of the dates indicated.

                                                                         SEPTEMBER 30,
                             --------------------------------------------------------------------------------------------------
                                     2004                2003              2002                2001                 2000
                             -----------------     ----------------  ------------------  -------------------  -----------------
                                         LOAN               LOAN                LOAN                 LOAN
                                       CATEGORY           CATEGORY            CATEGORY            CATEGORY                LOAN
                              AMOUNT    AS A %    AMOUNT   AS A %    AMOUNT    AS A %    AMOUNT     AS A %    AMOUNT     AS A %
                                 OF    OF TOTAL      OF   OF TOTAL      OF    OF TOTAL      OF     OF TOTAL      OF     OF TOTAL
                             ALLOWANCE  LOANS   ALLOWANCE  LOANS   ALLOWANCE   LOANS    ALLOWANCE   LOANS    ALLOWANCE   LOANS
                             --------- -------- --------- -------- ---------  --------- ---------  --------  ---------  --------
                                                                   (Dollars in Thousand)
One- to four-family
 residential                    $182     70.92%   $137     75.32%    $188       82.56%    $193        84.78%   $181       85.41%
Multi-family residential          16      1.83      18      2.32       23        2.44       72         2.81     117        3.49
Commercial real estate            44      2.53      69      4.22       90        4.44       94         4.40      72        3.80
Construction and land
 development                     197     22.69     226     15.87      210        8.89       31         6.73      29        5.84
Commercial business               29      1.70      21      1.83       22        1.41       17         0.83       7        0.54
Consumer                           1      0.33      10      0.44        6        0.26        4         0.45      32        0.92
Unallocated                       89      0.00      72      0.00       82        0.00      325         0.00     201        0.00
                                ----    ------    ----    ------     ----      ------     ----       ------    ----      ------
  Total                         $558    100.00%   $553    100.00%    $621      100.00%    $736       100.00%   $639      100.00%
                                ====    ======    ====    ======     ====      ======     ====       ======    ====      ======

      Although our overall allowance for loan losses did not increase materially between September 30, 2003 and September 30, 2004, the allocation of such allowance shifted due to shifts in the composition of the portfolio as well as an analysis of the risk elements inherent therein. The allocation of the allowance related to single-family residential loans increased between September 30, 2003 and September 30, 2004 due to the $8.1 million or 9.0% increase the amount of such loans in the loan portfolio from the end of fiscal 2003 to the end of fiscal 2004 even though residential loans, as a percentage of the total loan portfolio, decreased. At the same time, the allocation of the allowance related to construction and land development loans decreased even though such loans increased by $15.2 million or 62.7% between September 30, 2003 and September 30, 2004. The reduced allocation reflected the effect of the transfer to real estate owned during fiscal 2004 of two construction loans which had been classified as substandard (and were non-performing) and as result, had higher loss factors applied to them. With the transfer to real estate owned of such loans, the overall risk in the construction and land development loan portfolio decreased even though the aggregate amount of such loans in the portfolio increased.

INVESTMENT ACTIVITIES

      GENERAL. We invest in securities in accordance with policies approved by our board of directors. The investment policy designates our President our Chief Financial Officer and our Treasurer as the Investment Committee, which committee is authorized by the board to make the bank's investments consistent with the investment policy. The board of directors of Prudential Savings Bank reviews all investment activity on a monthly basis.

      Our investment policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement our lending activities and to provide and maintain liquidity. In recent periods, we substantially increased our investment and mortgage-backed securities portfolio due to concerns over the interest risk inherent in investing in long-term, fixed-rate residential mortgage loans in the low interest environment that has existed in recent years.

      At September 30, 2004, our investment and mortgage-backed securities amounted to $236.0 million or 58.0% of total assets at such date. The largest component of our securities portfolio in recent periods has been U.S. Government and agency securities, which amounted to $116.4 million or 49.3% of the securities portfolio at September 30, 2004. In addition, we invest in mortgage-backed securities and to a significantly lesser degree, municipal securities and other securities. Included in our investment securities available for sale is a $35.0 million investment in a mutual fund that invests primarily in adjustable-rate mortgages and floating-rate securities. At September 30, 2004, we had unrecognized loss on this investment of approximately $438,000 which reduced our total equity accordingly.

      Approximately $21.9 million of U.S. Government and agency securities at September 30, 2004 were "step-up" securities. These securities require the issuer to pay increased interest rates in the future according to pre-determined schedules and formulas. Our portfolio currently contains securities that call for various interest rate increases at various repricing intervals. The repricing periods range from annually to every five years with interest rate adjustments ranging from 0.125% to 2.0%. In addition, these securities are callable at the option of the issuers. Although designed to protect the investor in a rising rate environment, the rate increases on these securities may not keep pace with rising interest rates in a rapidly rising interest rate environment. Also, because of the call feature, the securities may be called by the issuer at a time when we are not able to reinvest the proceeds of the called security at a rate comparable to that which we were earning on the security at the time it was called.

      Pursuant to SFAS No. 115, our securities are classified as available for sale, held to maturity, or trading, at the time of acquisition. Securities classified as held to maturity must be purchased with the intent and ability to hold that security until its final maturity, and can be sold prior to maturity only under rare circumstances. Held to maturity securities are accounted for based upon the historical cost of the security. Available for sale securities can be sold at any time based upon needs or market conditions. Available for sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax provisions, reflected in retained earnings as accumulated other comprehensive income. At September 30, 2004, we had $114.8 million of investment securities classified as held to maturity, $40.3 million of investment securities classified as available for sale, $80.9 million of mortgage-backed securities classified as held to maturity and no securities classified as trading account.

      We do not purchase mortgage-backed derivative instruments nor do we purchase corporate obligations which are not rated investment grade or better.

      Our mortgage-backed securities consist primarily of mortgage pass-through certificates issued by the Government National Mortgage Association ("GNMA" or "Ginnie Mae"), Fannie Mae or Freddie Mac. We have not invested in collateralized mortgage obligations ("CMOs") issued by such agencies. At September 30, 2004, all of our mortgage-backed securities were issued by the GNMA, FNMA or FHLMC.

      Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

      Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

      The following table sets forth certain information relating to our investment and mortgage-backed securities portfolios at the dates indicated.

                                                               SEPTEMBER 30,
                                  ------------------------------------------------------------------------------
                                            2004                      2003                         2002
                                  ----------------------      ----------------------      ----------------------
                                  AMORTIZED      MARKET       AMORTIZED      MARKET       AMORTIZED       MARKET
                                    COST         VALUE          COST         VALUE          COST          VALUE
                                    ----         -----          ----         -----          ----          -----
                                                              (In Thousands)
Mortgage-backed securities        $ 80,932      $ 82,074      $ 82,556      $ 83,636      $ 66,130      $ 68,646
U.S. Government and agency
   obligations                     116,395       116,122       103,582       103,614        33,262        33,333
Municipal obligations                2,409         2,380         2,409         2,383             -             -
ARM mutual fund                     34,982        34,544        34,988        34,761        25,491        25,501
                                  --------      --------      --------      --------      --------      --------
   Total                           234,718       235,120       223,535       224,394       124,883       127,480
                                  --------      --------      --------      --------      --------      --------
FHLB stock                           2,074         2,074         2,219         2,219         2,216         2,216
FHLMC stock                             26         1,725            26         1,384            26         1,478
FNMA stock                               1             8            --            --            --            --
                                  --------      --------      --------      --------      --------      --------
   Total mortgage backed and
      investment securities       $236,819      $238,927      $225,780      $227,997      $127,125      $131,174
                                  ========      ========      ========      ========      ========      ========

      The following tables set forth the amount of investment and mortgage-backed securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at September 30, 2004. No tax-exempt yields have been adjusted to a tax-equivalent basis.

                                                    AMOUNTS AT SEPTEMBER 30, 2004 WHICH MATURE IN
                                    ------------------------------------------------------------------------------
                                                        OVER ONE
                                              WEIGHTED    YEAR      WEIGHTED   OVER FIVE  WEIGHTED   OVER   WEIGHTED
                                    ONE YEAR  AVERAGE   THROUGH     AVERAGE    THROUGH    AVERAGE     TEN   AVERAGE
                                     OR LESS   YIELD   FIVE YEARS    YIELD    TEN YEARS    YIELD     YEARS   YIELD
                                     -------   -----   ----------    -----    ---------    -----     -----  -------
                                                               (Dollars in Thousands)
Bonds and other debt securities:
    U.S. Government and agency
      Obligations                       --      --      $5,992      2.88%     $42,414      4.50%   $ 67,989  5.46%
    Municipal obligations               --      --          --         --       1,164      3.13       1,245  4.05
    Mortgage-backed securities           1     7.56        104      8.34          281      6.79      80,546  5.23
                                         -              ------                -------              --------
      Total                              1     7.56%    $6,096      2.97%     $43,859      4.48%   $149,780  5.32%
                                         =     ====     ======      ====      =======      ====    ========  ====

      The following table sets forth the composition of our mortgage-backed securities portfolio at each of the dates indicated all of which are classified as held to maturity and all of which bear fixed rates of interest.

                                                     SEPTEMBER 30,
                                         ---------------------------------
                                          2004         2003         2002
                                          ----         ----         ----
                                                    (In Thousands)
GNMA                                     $79,626      $80,076      $59,375
FHLMC                                        818        1,663        4,665
FNMA                                         488          817        2,090
                                         -------      -------      -------
   Total mortgage-backed securities      $80,932      $82,556      $66,130
                                         =======      =======      =======

      Information regarding the contractual maturities and weighted average yield of our mortgage-backed securities portfolio at September 30, 2004 is presented below. Due to repayments of the underlying loans, the actual maturities of mortgage-backed securities generally are substantially less than the scheduled maturities.

                                           AMOUNTS AT SEPTEMBER 30, 2004 WHICH MATURE IN
                              -------------------------------------------------------------------------
                                           WEIGHTED     OVER ONE     WEIGHTED                  WEIGHTED
                              ONE YEAR     AVERAGE      THROUGH      AVERAGE      OVER FIVE     AVERAGE
                              OR LESS       YIELD      FIVE YEARS     YIELD         YEARS        YIELD
                              -------       -----      ----------     -----         -----        -----
                                                    (Dollars in Thousands)
GNMA                          $     1         7.56%     $    96        8.26%       $79,529      5.22%
FHLMC                              --                         8        9.30            810      6.14
FNMA                               --           --           --          --            488      6.45
                              -------                   -------                    -------
   Total mortgage-backed
      securities              $     1         7.56%     $   104        8.34%       $80,827      5.23%
                              =======      =======      =======      ======        =======      ====

      The following table sets forth the purchases, and principal repayments of our mortgage-backed securities during the periods indicated. We did not sell any mortgage-backed securities during any of the periods since they are all classified as held to maturity.

                                                                  AT OR FOR THE
                                                            YEAR ENDED SEPTEMBER 30,
                                                       ------------------------------------
                                                         2004           2003         2002
                                                       ---------     ----------    --------
                                                              (Dollars in Thousands)
Mortgage-backed securities at beginning of period      $ 82,556      $ 66,130      $ 38,642
Purchases                                                21,771        56,723        40,004
Repayments                                              (23,422)      (40,307)      (12,519)
Amortizations of premiums, net                               27            10             3
                                                       --------      --------      --------
Mortgage-backed securities at end of period            $ 80,932      $ 82,556      $ 66,130
                                                       ========      ========      ========
Weighted average yield at end of period                    5.24%         5.44%         6.37%
                                                       ========      ========      ========

SOURCES OF FUNDS

      GENERAL. Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and FHLB advances are the primary sources of our funds for use in lending, investing and for other general purposes.

      DEPOSITS. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits consist of checking, both interest-bearing and non-interest-bearing, money market, savings and certificate of deposit accounts. At September 30, 2004, 56.8% of the funds deposited with Prudential Savings Bank were in core deposits, which are deposits other than certificates of deposit.

      The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Our deposits are obtained predominantly from the areas where its branch offices are located. We have historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits. However, we have traditionally paid above average rates on our deposits as compared to those offered by our competitors. As a consequence, our weighted average cost of funds has been higher than most of our competitors. Subsequent to the completion of the reorganization and the offering, we may not move up our deposit rates as market rates of interest increase (as they are expected to do) or increase them to the same degree as many of our competitors in such situation.

      Prudential Savings Bank uses traditional means of advertising its deposit products, including broadcast and print media and generally does not solicit deposits from outside its market area. In recent years, we have emphasized the origination of core deposits. This strategy has resulted in a significant increase in core deposits, particularly checking accounts, as well as increased fee income and new customer relationships.

      We do not actively solicit certificate accounts in excess of $100,000, known as "jumbo CDs," or use brokers to obtain deposits. At September 30, 2004, our jumbo CDs amounted to $33.2 million, of which $19.0 million are scheduled to mature within twelve months. At September 30, 2004, the weighted average remaining maturity of our certificate of deposit accounts was 14.8 months.

      The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit, as of the dates indicated.

                                                                   SEPTEMBER 30,
                                  ------------------------------------------------------------------------------
                                          2004                         2003                        2002
                                  ----------------------      ----------------------      ----------------------
                                   AMOUNT           %          AMOUNT          %           AMOUNT           %
                                  --------      --------      --------      --------      --------      --------
                                                              (Dollars in Thousands)
Certificate accounts:
  0.00% - 1.99%                   $  1,022          0.29%     $    630          0.18%     $    100          0.03%
  2.00% - 2.99%                     91,393         26.18        78,523         23.04           954          0.33
  3.00% - 3.99%                     23,165          6.63        38,013         11.15        92,396         31.61
  4.00% - 4.99%                     20,308          5.82        21,249          6.24        17,108          5.85
  5.00% - 5.99%                     15,062          4.31        17,965          5.27        18,602          6.36
  6.00% - 6.99%                         --            --            --            --         2,092          0.72
                                  --------      --------      --------      --------      --------      --------
  Total certificate accounts       150,950         43.23       156,380         45.88       131,252         44.90
                                  --------      --------      --------      --------      --------      --------
Transaction accounts:
  Savings                           94,868         27.17        94,222         27.65        89,926         30.76
  Checking:
         Interest-bearing           51,948         14.88        51,306         15.06        49,220         16.84
         Noninterest-bearing         2,232          0.64         2,583          0.76         2,064          0.71
  Money market                      49,161         14.08        36,286         10.65        19,850          6.79
                                  --------      --------      --------      --------      --------      --------
         Total transaction
           accounts                198,209         56.77       184,397         54.12       161,060         55.10
                                  --------      --------      --------      --------      --------      --------
         Total deposits           $349,159        100.00%     $340,777        100.00%     $292,312        100.00%
                                  ========      ========      ========      ========      ========      ========

      The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

                                                              YEAR ENDED SEPTEMBER 30,
                            --------------------------------------------------------------------------------------------
                                       2004                              2003                           2002
                            ------------------------------ -------------------------------- -----------------------------
                                                                                                                   AVERAGE
                           AVERAGE   INTEREST     AVERAGE   AVERAGE    INTEREST     AVERAGE   AVERAGE  INTEREST     RATE
                           BALANCE   EXPENSE      RATE PAID BALANCE    EXPENSE     RATE PAID BALANCE   EXPENSE      PAID
                           -------   -------      --------- -------    -------     --------- -------   --------     ----
                                                              (Dollars in Thousands)
Savings accounts            $94,565    $1,654        1.75%  $92,644    $2,691         2.90%  $ 83,311    $2,477     2.97%
Interest-bearing checking
 and money market
  accounts                   96,472     1,865        1.93    79,416     1,459         1.84     55,983     1,629     2.91

Certificate accounts        156,472     4,686        2.99   146,525     4,743         3.24    129,028     5,435     4.21
                            -------    ------               -------    ------                 -------    ------
  Total interest-bearing
     deposits               347,509    $8,205        2.36   318,585    $8,893         2.79    268,322    $9,541     3.56
                            -------    ======        ----   -------    ======         ----    -------    ======     ----
Non-interest-bearing
  checking                    2,771                           2,014                             1,047                 --
                           --------                        --------                          --------
  Total deposits           $350,280                  2.34% $320,599                   2.77%  $269,369               3.54%
                           ========                  ====  ========                   ====   ========               ====

      The following table shows our savings flows during the periods indicated.

                                           YEAR ENDED SEPTEMBER 30,
                                  ---------------------------------------
                                    2004           2003            2002
                                    ----           ----            ----
                                               (In Thousands)
Total deposits                    $ 411,005      $ 394,487      $ 400,669
Total withdrawals                  (409,093)      (352,396)      (365,961)
Interest credited                     6,470          6,374          9,492
                                  ---------      ---------      ---------
  Total increase in deposits      $   8,382      $  48,465      $  44,200
                                  =========      =========      =========

      The following table presents, by various interest rate categories and maturities, the amount of certificates of deposit at September 30, 2004.

                                                                BALANCE AT SEPTEMBER 30, 2004
                                                        MATURING IN THE 12 MONTHS ENDING SEPTEMBER 30,
                                        ----------------------------------------------------------------------------
CERTIFICATES OF DEPOSIT                   2005        2006               2007            THEREAFTER           TOTAL
-----------------------                 -------      ------            -------           ----------         --------
                                                                     (In Thousands)
Less than 2.00%                         $ 1,022      $    --           $    --            $    --           $  1,022
2.00% - 2.99%                            83,082        7,581               721                  9             91,393
3.00% - 3.99%                             4,818        5,815             3,515              9,016             23,164
4.00% - 4.99%                             6,133          611             3,237             10,327             20,308
5.00% - 5.99%                               366        2,613             9,044              3,040             15,063
                                        -------      -------           -------            -------           --------
  Total certificate accounts            $95,421      $16,620           $16,517            $22,392           $150,950
                                        =======      =======           =======            =======           ========

      The following tables show the maturities of our certificates of deposit of $100,000 or more at September 30, 2004, by time remaining to maturity.

                                                                       WEIGHTED
           QUARTER ENDING:                            AMOUNT         AVERAGE RATE
------------------------------------                  ------         ------------
                                                      (Dollars in Thousands)
December 31, 2004                                    $ 6,920             2.24%
March 31, 2005                                         6,939             2.30
June 30, 2005                                          1,976             2.62
September 30, 2005                                     3,179             2.52
After September 30, 2005                              14,183             4.12
                                                     -------
  Total certificates of deposit with
    balances of $100,000 or more                     $33,197             3.10%
                                                     =======            =====

      BORROWINGS. We utilize advances from the Federal Home Loan Bank of Pittsburgh as an alternative to retail deposits to fund our operations as part of our operating strategy. These FHLB advances are collateralized primarily by certain of our mortgage loans and mortgage-backed securities and secondarily by our investment in capital stock of the Federal Home Loan Bank of Pittsburgh. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the Federal Home Loan Bank of Pittsburgh will advance to member institutions, including Prudential Savings Bank, fluctuates from time to time in accordance with the policies of the Federal Home Loan Bank. At September 30, 2004, we had $13.9 million in outstanding FHLB advances and $194.4 million of additional FHLB advances available. At such date, substantially all of our FHLB advances had maturities of more than one year and fixed rates of interest. We have not utilized any other types of borrowings such as securities sold under agreements to repurchase.

      The following table shows certain information regarding our borrowings at or for the dates indicated:

                                                               AT OR FOR THE YEAR
                                                               ENDED SEPTEMBER 30,
                                                 ------------------------------------------------
                                                  2004                 2003                2002
                                                 -------              -------             -------
                                                               (Dollars in Thousands)
FHLB advances:
    Average balance outstanding                  $13,880              $13,917             $13,953
    Maximum amount outstanding at any
      month-end during the period                $13,897              $13,934             $13,970
    Balance outstanding at end of period         $13,862              $13,900             $13,937
    Average interest rate during the period        3.574%               3.574%              3.574%
    Weighted average interest rate at end
        of period                                  5.517%               5.508%              5.500%

      We have six FHLB advances made under a low-income housing program in which we participate. Four of the FHLB advances amortize over the period to maturity. Three of these advances are at an interest rate of 3.0% and one is at 2.0%. The other two FHLB advances bear a zero percent interest rate. The total of these six FHLB advances is $871,000. At September 30, 2004, repayments of $39,000 are due within one year.

PROPERTIES

      We currently conduct business from our main office and five banking offices. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to the our offices at September 30, 2004. All the offices are owned by us.


                                                                     DATE OF             NET BOOK
                                                                      LEASE               VALUE
     DESCRIPTION/ADDRESS                            LEASED/OWNED    EXPIRATION          OF PROPERTY     AMOUNT OF DEPOSITS
---------------------------                         ------------    ----------          -----------     ------------------
                                                                                                 (In Thousands)
Main Office
1834 Oregon Avenue
Philadelphia, PA 19145-4725                            Owned           N/A                 $642               $175,572

Snyder Branch
2101 South 19th Street
Philadelphia, PA 19145-3709                            Owned           N/A                    5                 29,608

Center City Branch
112 South 19th Street
Philadelphia, PA 19103-4667                            Owned           N/A                   18                 27,882

Broad Street Branch
1722 South Broad Street
Philadelphia, PA 19145-2388                            Owned           N/A                  256                 51,953

Pennsport Branch
238A Moore Street
Philadelphia, PA 19148-1925                            Owned           N/A                   74                 37,045

Drexel Hill Branch
601 Morgan Avenue
Drexel Hill, PA 19026-3105                             Owned           N/A                  100                 27,099

SUBSIDIARIES

      Prudential Savings Bank does not have any subsidiaries. However, we may consider the establishment of one or more subsidiaries in the future.

EMPLOYEES

      At September 30, 2004, we had 68 full-time employees, and 8 part-time employees. None of such employees are represented by a collective bargaining group, and we believe that our relationship with our employees is good.

LEGAL PROCEEDINGS

      We are not presently involved in any legal proceedings of a material nature. From time to time, we are a party to legal proceedings incidental to our business to enforce our security interest in collateral pledged to secure loans made by Prudential Savings Bank.

                                   MANAGEMENT

MANAGEMENT OF PRUDENTIAL BANCORP AND PRUDENTIAL SAVINGS BANK

      BOARD OF DIRECTORS. The board of directors of Prudential Bancorp will be divided into three classes, each of which will contain approximately one-third of the board. The directors will be elected by our shareholders for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Packer and Santoro, will have a term of office expiring at the first annual meeting of shareholders after the reorganization, a second class, consisting of Messrs. Judge and Vento, will have a term of office expiring at the second annual meeting of shareholders and a third class, consisting of Mr. Balka will have a term of office expiring at the third annual meeting of shareholders.

      The following table sets forth certain information regarding the persons who will serve as Prudential Bancorp's directors, all of whom currently serve as directors of Prudential Savings Bank. Ages are reflected as of September 30, 2004.

                                                             PRINCIPAL OCCUPATION DURING
        NAME              AGE                        THE PAST FIVE YEARS/PUBLIC DIRECTORSHIPS            YEAR TERM EXPIRES
----------------------    ---    -------------------------------------------------------------------     -----------------
 Jerome R. Balka, Esq.     76    Director and Solicitor of Prudential Savings Bank. Partner, Balka &            2007
                                 Balka, a law firm, Philadelphia, Pennsylvania.

 John P. Judge             84    Director. Presently retired. Former President of Continental Savings           2006
                                 and Loan Association, Philadelphia, Pennsylvania.

 Joseph W. Packer, Jr.     76    Chairman of the Board since October 1992. Presently retired. Former            2005
                                 President and Chief Executive Officer of Prudential Savings Bank.

 Carl J. Santoro           80    Director. Tax accountant, Santoro Services, Inc., an accounting and            2005
                                 tax services firm, Conshohocken, Pennsylvania.

 Thomas A. Vento           70    Director and President of Prudential Savings Bank since 1992 and               2006
                                 President and Chief Executive Officer since 1993.

      Directors of Prudential Bancorp initially will not be compensated by us but will also serve as directors of Prudential Savings Bank and be compensated by Prudential Savings Bank for such service. It is not anticipated that separate compensation will be paid to Prudential Bancorp's directors until a time when such persons devote significant time to the separate management of its affairs, which is not expected to occur unless we become actively engaged in additional businesses other than holding the stock of Prudential Savings Bank. We may determine that such compensation is appropriate in the future.

      COMMITTEES OF THE BOARD OF DIRECTORS. In connection with the reorganization, Prudential Bancorp will establish a nominating and corporate governance committee, a compensation committee and an audit committee. All of the members of the audit committee, nominating and corporate governance committee and compensation committee will be composed solely of independent directors. Such committees will operate in accordance with written charters.

      EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS. The following individuals currently serve as executive officers of Prudential Savings Bank and will serve in the same positions with Prudential Bancorp. Ages are as of September 30, 2004.

      NAME            AGE                                     PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
-----------------     ---       ------------------------------------------------------------------------------------------------
Joseph R. Corrato     43        Executive Vice President and Chief Financial Officer of Prudential Savings Bank since 1997.  Mr.
                                Corrato joined Prudential Savings Bank in 1978 and served in a variety of positions including
                                Treasurer and Controller prior to becoming Executive Vice President in 1997.

Lucy R. Cohen         64        Vice President and Corporate Secretary of Prudential Savings Bank since September 1993 and
                                Corporate Secretary since 1974.

David H. Krauter      63        Vice President and Chief Lending Officer of Prudential Savings Bank since 1999 and Vice President since 1993.

      In accordance with Prudential Bancorp's bylaws, our executive officers will be elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

      DIRECTOR COMPENSATION. In fiscal 2004, members of Prudential Savings Bank's board of directors received an annual retainer of $18,000 if they attended 10 of the twelve regularly scheduled board meetings; if a director did not attend at least 10 meetings, he instead received $1,500 per meeting attended of the board, including both regular and special meetings. For fiscal 2005, the annual retainer has been increased to $20,100 and the fees per meeting have been increased to $1,675 (to the extent a board member does not meet the attendance requirement). Members of the executive and budget/finance committees receive fees of $750 per meeting. As Chairman of the Board, Mr. Packer received an annual retainer of approximately $45,000 in fiscal 2004 in addition to board meeting fees. For fiscal 2005, Mr. Packer's annual retainer as Chairman has been increased to $62,250. In addition, Mr. Judge will receive an additional $3,000 per year for service as chairman of the budget/finance committee. As solicitor of Prudential Savings Bank, Mr. Balka received in fiscal 2004 an annual retainer of $48,000 in addition to reduced meeting fees of $600 per board meeting. He also received the normal meeting fee for service on the executive committee. For fiscal 2005, Mr. Balka's retainer has been reduced to $40,000 but Mr. Balka will receive the normal annual board retainer of $20,100. Board fees are subject to periodic adjustment by the board of directors.

      We previously maintained a Deferred Compensation Plan for our board of directors whereby directors could elect to defer a portion of their board fees until retirement or other termination of service. Payments from the Deferred Compensation Plan were made in a lump sum or six or twelve annual installments as the participant elected. Mr. Judge was the only participant in such plan as of the end of fiscal 2004. We also previously maintained a Board of Directors Retirement Plan. Pursuant to the Directors Retirement Plan, upon retirement or attaining age 70, whichever occurs first, directors receive an annual benefit of $7,000 for a period of 10 years. As of the end of fiscal 2004, Messrs. Judge, Packer and Santoro were participants. Approximately $105,000 was accrued with respect to the Directors Retirement Plan. Both plans had been frozen and the only ongoing expense was the accrual of interest on the accrued balance for each participant in each respective plan. The plans were terminated at the end of fiscal 2004 and the previously accrued amounts distributed to the participants. In addition, in recognition of their long service to us, we provided, in accordance with our long standing practice, additional retirement benefits to Messrs. Judge and Packer in fiscal 2004 totalling $17,000 and $10,000, respectively. However, the board has determined to cease all of such payments. In that regard, the board agreed to pay Mr. Judge $38,250 in settlement of Prudential Savings Bank's retirement obligations.

EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION TABLE. The following table sets forth a summary of certain information concerning the compensation paid by Prudential Savings Bank, including amounts deferred to future periods by the officers, for services rendered in all capacities during the fiscal year ended September 30, 2004, to the President and Chief Executive Officer and the two executive officers of Prudential Savings Bank whose salary plus bonus exceeded $100,000.

                                                               ANNUAL COMPENSATION(1)
                                                    FISCAL     ----------------------            ALL OTHER
       NAME AND PRINCIPAL POSITION                   YEAR       SALARY       BONUS            COMPENSATION(2)
-------------------------------------------         ------     --------     -------           ---------------
Thomas A. Vento, President and Chief
  Executive Officer                                  2004      $220,106     $23,092             $35,400(3)
Joseph R. Corrato, Executive Vice President
  and Chief Financial Officer                        2004       115,000      12,065               6,738
Lucy R. Cohen, Vice President
  and Corporate Secretary                            2004       104,623      10,976               6,207

---------------------
(1) Prudential Savings Bank provides various miscellaneous benefits to the named executive officers. The costs of providing such benefits to the named executive officers did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each of such individuals.

(2) Amounts paid include Prudential Savings Bank's contributions under our 401(k) Plan in the amounts of $12,900, $6,738 and $6,207 to the accounts of Messrs. Vento and Corrato and Ms. Cohen, respectively.

(3) Includes for Mr. Vento an aggregate of $22,500 paid in 2004 as board meeting fees.

EMPLOYMENT AGREEMENTS

      In connection with the reorganization, Prudential Savings Bank also intends to enter into employment agreements with Messrs. Vento and Corrato. The employment agreements will have a term of three years with respect to Mr. Vento and two years with respect to Mr. Corrato, in each case beginning on the date the reorganization is completed. The term will be extended annually thereafter unless either Prudential Savings Bank or the executive give notice at least 30 days prior to the annual anniversary date that the agreement shall not be extended. Under the terms of the employment agreements, the executives will receive an initial annual base salary which shall be reviewed from time to time by the board of directors. The initial base salaries under the agreements with Messrs. Vento and Corrato are expected to be $236,000 and $130,000, respectively. The executives will also be entitled to participate in our benefit plans and programs and receive reimbursement for reasonable business expenses. Each of the employment agreements is terminable with or without cause by Prudential Savings Bank. The executives have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination by the executive without good cause (as defined in the agreement) or termination by Prudential Savings Bank for cause, disability, retirement or death. In the event that (i) the executive terminates his employment because of failure to comply with any material provision of the employment agreement by Prudential Savings Bank or (ii) the employment agreement is terminated by Prudential Savings Bank other than for cause, disability, retirement or death, Messrs. Vento and Corrato will be entitled to the payment of two (Mr. Vento) and one (Mr. Corrato) times their respective average annual cash compensation (salary and cash bonuses) as cash severance and the maintenance until the earlier to occur of the passage of two years (Mr. Vento) or one year (Mr. Corrato) or until the executive's full time employment with another employer, of the executive's participation in all employee benefit plans in which the executive was entitled to participate or similar plans, programs or arrangements if his continued participation is not permissible. In the event that the executive's employment is terminated in connection with a change in control, as defined, for other than cause, disability, retirement or death or the executive terminates his employment as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control, as defined, Messrs. Vento or Corrato, as the case may be, will be entitled to a cash severance payment equal to three and two times their respective average annual cash compensation and the maintenance, as described above, of the employee benefit plans for three and two years, respectively, or until the executive's full-time employment with another employer that provides similar benefits. Benefits under the employment agreements will be reduced to the extent necessary to ensure that the executives do not receive any "parachute payment" as such term is defined under Section 280G of the Internal Revenue Code. In the event of a change in control, as defined in the agreements, of Prudential Bancorp, the estimated amounts due Messrs. Vento and Corrato upon termination of employment, based solely on their current annual compensation and assuming the change of control had occurred at the end of 2004 and excluding the value of any benefit continuation, would be approximately $647,000 and $224,000, respectively.

      Although the above-described existing and proposed employment agreements could increase the cost of any acquisition of control of Prudential Bancorp, we do not believe that the terms thereof would have a significant anti-takeover effect.

BENEFIT PLANS

      RETIREMENT PLAN. Prudential Savings Bank participates in the Financial Institutions Retirement Fund, a multiple employer defined benefit plan intended to satisfy the tax-qualification requirements of Section 401(a) of the Internal Revenue Code. Employees become eligible to participate in the retirement plan upon the attainment of age 21 and the completion of one year of eligibility service. For purposes of the retirement plan, an employee earns one year of eligibility service when he completes 1,000 hours of service within a one-year eligibility computation period. An employee's first eligibility computation period is the one-year period beginning on the employee's date of hire. Subsequent eligibility computation periods begin on January 1 and end on December 31.

      The retirement plan provides for a monthly benefit upon a participant's retirement at the age of 65, or if later, the fifth anniversary of the participant's initial participation in the retirement plan (i.e., the participant's "normal retirement date"). A participant may also receive a benefit on his early retirement date, which is the date on which he attains age 45 and is partially or fully vested under the terms of the retirement plan. Benefits received prior to a participant's normal retirement date are reduced by certain factors set forth in the retirement plan. Participants become fully vested in their benefits under the retirement plan upon the completion of five years of vesting service as well as upon the attainment of normal retirement age (age 65).

      The following table sets forth the estimated annual benefits payable upon retirement at age 65 for the period ended September 30, 2004.

                            YEARS OF BENEFIT SERVICE

FINAL AVERAGE
EARNINGS (1)(2)           15             20             25           30               35             50
---------------       --------      --------       --------       --------        --------       --------
  $ 50,000            $ 15,000      $ 20,000       $ 25,000       $ 30,000        $ 35,000       $ 50,000
    75,000              22,500        30,000         37,500         45,000          52,500         75,000
   100,000              30,000        40,000         50,000         60,000          70,000        100,000
   125,000              37,500        50,000         62,500         75,000          87,500        125,000
   150,000              45,000        60,000         75,000         90,000         105,000        150,000
   175,000              52,500        70,000         87,500        105,000         122,500        175,000
   200,000              60,000        80,000        100,000        120,000         140,000        200,000
   225,000              67,500        90,000        112,500        135,000         157,500        225,000
   250,000              75,000       100,000        125,000        150,000         175,000        250,000
   300,000              90,000       120,000        150,000        180,000         210,000        300,000
   400,000             120,000       160,000        200,000        240,000         280,000        400,000
   450,000             135,000       180,000        225,000        270,000         315,000        450,000
   500,000             150,000       200,000        250,000        300,000         350,000        500,000

----------------
(1) The maximum amount of annual compensation which the retirement plan can consider in computing benefits is $205,000 in 2004, as adjusted for subsequent years pursuant to the Internal Revenue Code provisions.

(2) The maximum annual benefit payable under the retirement plan in 2004 is $165,000, as adjusted for subsequent years pursuant to the Internal Revenue Code provisions.

      The approximate full years of credited service, as of September 30, 2004, for the named executive officers are as follows:

       NAME                                             YEARS OF SERVICE
-----------------                                       ----------------
Thomas A. Vento                                               46
Joseph R. Corrato                                             18
Lucy R. Cohen                                                 46

      DEFERRED COMPENSATION PLAN. We maintained a Deferred Compensation Plan for our directors and executive officers. As of the end of fiscal 2004, only one director and no executive officers participated in the Deferred Compensation Plan. Under the terms of the Deferred Compensation Plan, the Deferred Compensation Committee selected the method of investment of compensation deferred, such as in cash, securities or other assets. Any deferred amounts were allocated to a participant's individual account in the plan until retirement or other termination of employment. If the funds were held as cash, interest was credited at a rate equal to one percent (1%) less than the earnings on Prudential Savings Bank's mortgage portfolio as determined at the end of each calendar quarter. For the year ended September 30, 2004, we recognized approximately $3,400 in expense for the Deferred Compensation Plan. The plan was terminated as of September 30, 2004, and the accrued benefit was paid to the one person participating in the plan at such date.

NEW STOCK BENEFIT PLANS

      EMPLOYEE STOCK OWNERSHIP PLAN. Prudential Bancorp has established an employee stock ownership plan for our employees to become effective upon the reorganization. Employees, other than those paid solely on a retainer or fee basis, who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in our employee stock ownership plan.

      As part of the reorganization, in order to fund the purchase of up to 8.0% of the common stock sold in the offering (excluding shares issued to Prudential Mutual Holding Company), or 393,300 shares and 452,295 shares based on the maximum and 15% above the maximum of the offering range, respectively, we anticipate that the employee stock ownership plan will borrow funds from Prudential Bancorp. We anticipate that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. We have agreed to loan the employee stock ownership plan the funds necessary to purchase shares. If the employee stock ownership plan's order is not completely filled in the offering we expect that the employee stock ownership plan will purchase shares in the open market after the reorganization is completed at a price which may be more or less than $10.00 per share. The loan to the employee stock ownership plan will be repaid principally from Prudential Savings Bank's contributions to the employee stock ownership plan and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the loan will be fixed and is expected to be at Prudential Savings Bank's prime rate at the date the employee stock ownership plan enters into the loan. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by Prudential Bancorp or upon the sale of treasury shares. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from us or from Prudential Savings Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

      Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant's account based on the ratio of each such participant's base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Upon the completion of five years of service, the account balances of participants within the employee stock ownership plan will become 100% vested. Credit is given for years of service with Prudential Savings Bank prior to adoption of the employee stock ownership plan. In the case of a "change in control," as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

      Generally accepted accounting principles require that any third party borrowing by the Prudential Bancorp employee stock ownership plan be reflected as a liability on our statement of financial condition. Since the employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but instead will be excluded from shareholders' equity. If the employee stock ownership plan purchases newly issued shares from Prudential Bancorp, total shareholders' equity would neither increase nor decrease, but per share shareholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

      Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.

      STOCK OPTION PLAN. Following completion of the reorganization, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel, provide directors, officers and employees with a proprietary interest in Prudential Bancorp as an incentive to contribute to our success and reward certain employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code and non-incentive or compensatory stock options. Options may be granted to our directors, officers and employees. The stock option plan will be administered and interpreted by a committee of the board of directors. Unless terminated earlier, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors. Pursuant to applicable regulations, the aggregate amount of shares reserved for issuance under the stock option plan and acquired by our stock recognition and retention plan will not exceed 25% of the shares issued by us in the reorganization to persons other than Prudential Mutual Holding Company.

      Under the stock option plan, a committee will determine which directors, officers and employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option will be at least equal to the fair market value of a share of common stock on the date the option is granted, or 110% of fair market value in the case of incentive stock options granted to employees who are 10% shareholders.

      At a meeting of our shareholders at least six months after the reorganization, we intend to present the stock option plan to shareholders for their approval and to reserve an amount equal to 10.00% of the shares of common stock issued in the reorganization (excluding shares issued to Prudential Mutual Holding Company), which would be 363,375 shares or 565,369 shares based on the minimum and 15% above the maximum of the offering range, respectively, for issuance under the stock option plan. Federal Deposit Insurance Corporation policies provide that, in the event such plan is implemented within one year after the reorganization, no individual officer or employee may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Federal Deposit Insurance Corporation policies also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are required to vest over a five year period at 20% per year. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within 90 days after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment for federal income tax purposes.

      At the time an option is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by

Prudential Bancorp on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

      Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee.

      STOCK RECOGNITION AND RETENTION PLAN. After completion of the reorganization, we also intend to adopt a stock recognition and retention plan for our directors, officers and employees. The objective of the stock recognition and retention plan will be to enable us to provide directors, officers and employees with a proprietary interest in Prudential Bancorp as an incentive to contribute to our success. We intend to present the stock recognition and retention plan to our shareholders for their approval at a meeting of shareholders at least six months after the reorganization. Currently, Federal Deposit Insurance Corporation policies provide that, in the event such plan is implemented within one year after the reorganization, shares granted under the plan generally are required to vest over a five year period at 20% per year.

      The stock recognition and retention plan will be administered by a committee of Prudential Bancorp's board of directors, which will have the responsibility to invest all funds contributed to the trust created for the stock recognition and retention plan. We will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to an aggregate of 4.00% of the common stock issued in the reorganization (excluding shares issued to Prudential Mutual Holding Company), which would be 145,350 shares or 226,148 shares based on the minimum and 15% above the maximum of the offering range, respectively. Shares of common stock granted pursuant to the stock recognition and retention plan generally will be in the form of restricted stock vesting as described above. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the stock recognition and retention plan, recipients of awards will be entitled to instruct the trustees of the stock recognition and retention plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become earned. We will be able to terminate the stock recognition and retention plan at any time, and if we do so, any shares not allocated will revert to Prudential Bancorp. Recipients of grants under the stock recognition and retention plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than for certain recipients, payment of withholding taxes.

INDEBTEDNESS OF MANAGEMENT AND RELATED PARTY TRANSACTIONS

      In accordance with applicable federal laws and regulations, Prudential Savings Bank offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At September 30, 2004, we had loans totalling $561,000 extended to certain of our officers.

      In addition, Balka & Balka, of which Mr. Balka, one of our directors, is a partner, received fees, including Mr. Balka's annual retainer, from us totalling approximately $54,100 during fiscal 2004.

                          PROPOSED MANAGEMENT PURCHASES

      The following table sets forth, for each of our directors and executive officers (and their associates) and for all of our directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through Individual Retirement Accounts. The shares of common stock purchased by the directors and executive officers will count towards meeting the minimum valuation range. Such purchases are being made for investment purposes.


                       NAME                              NUMBER OF SHARES            AMOUNT ($)       PERCENT (1)
-----------------------------------------------          ----------------            ----------       -----------
Directors:
       Jerome R. Balka, Esq.                                  10,000                  $100,000           0.20%
       John P. Judge                                          10,000                   100,000           0.20
       Joseph W. Packer, Jr.                                  20,000                   200,000           0.41
       Carl J. Santoro                                         7,500                    75,000           0.15
       Thomas A. Vento                                        20,000                   200,000           0.41

Other Executive Officers:
       Joseph R. Corrato                                       3,000                    30,000           0.06
       Lucy R. Cohen                                           5,000                    50,000           0.10
       David H. Krauter                                        2,000                    20,000           0.04

All Directors and Executive Officers as a Group
       (8 persons)                                            77,500                  $775,000           1.58%


------------------------

(1)   Based on the maximum of the offering range.

                                   REGULATION

      Set forth below is a brief description of certain laws relating to the regulation of Prudential Bancorp, Prudential Mutual Holding Company and Prudential Savings Bank after the proposed reorganization. This description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

GENERAL

      Prudential Savings Bank as a Pennsylvania chartered savings bank with deposits insured by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation, is subject to extensive regulation and examination by the Pennsylvania Department of Banking and by the Federal Deposit Insurance Corporation. The federal and state laws and regulations applicable to banks regulate, among other things, the scope of their business, their investments, the reserves required to be kept against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. This regulatory structure also gives the federal and state banking agencies extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. The laws and regulations governing Prudential Savings Bank generally have been promulgated to protect depositors and not for the purpose of protecting shareholders.

      Federal law provides the federal banking regulators, including the Federal Deposit Insurance Corporation and the Federal Reserve Board, with substantial enforcement powers. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders, and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Any change in such regulation, whether by the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation, the Federal Reserve Board or the United States Congress, could have a material impact on us and our operations.

      Upon completion of the reorganization, Prudential Bancorp and Prudential Mutual Holding Company will register as bank holding companies under the Bank Holding Company Act and Prudential Bancorp and Prudential Mutual Holding Company will be subject to regulation and supervision by the Federal Reserve Board and by the Pennsylvania Department of Banking. Prudential Bancorp and Prudential Mutual Holding Company will also be required to file annually a report of its operations with, and will be subject to examination by, the Federal Reserve Board and the Pennsylvania Department of Banking. This regulation and oversight is generally intended to ensure that Prudential Bancorp and Prudential Mutual Holding Company limit their activities to those allowed by law and that they operate in a safe and sound manner without endangering the financial health of Prudential Savings Bank.

      In connection with the reorganization, Prudential Bancorp intends to register its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. Prudential Bancorp will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Securities Exchange Act of 1934. Prudential Bancorp has applied to list its common stock on the Nasdaq Stock Market national market system. The Nasdaq Stock Market listing requirements will impose additional requirements on us, including, among other things, rules relating to corporate governance and the composition and independence of our board of directors and various committees of the board, such as the audit committee.

REGULATION OF PRUDENTIAL BANCORP AND PRUDENTIAL MUTUAL HOLDING COMPANY

      BANK HOLDING COMPANY ACT ACTIVITIES AND OTHER LIMITATIONS. Under the Bank Holding Company Act, Prudential Bancorp and Prudential Mutual Holding Company must obtain the prior approval of the Federal Reserve Board before they may acquire control of another bank or bank holding company, merge or consolidate with another bank holding company, acquire all or substantially all of the assets of another bank or bank holding company, or acquire direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, Prudential Bancorp and Prudential Mutual Holding Company would directly or indirectly own or control more than 5% of such shares.

      Federal statutes impose restrictions on the ability of a bank holding company and its nonbank subsidiaries to obtain extensions of credit from its subsidiary bank, on the subsidiary bank's investments in the stock or securities of the holding company, and on the subsidiary bank's taking of the holding company's stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services by the subsidiary bank.

      A bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the policy of the Federal Reserve Board that a bank holding company should stand ready to use available resources to provide adequate capital to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board regulations, or both.

      NON-BANKING ACTIVITIES. The business activities of Prudential Bancorp and Prudential Mutual Holding Company, as bank holding companies, will be restricted by the Bank Holding Company Act. Under the Bank Holding Company Act and the Federal Reserve Board's bank holding company regulations, bank holding companies may only engage in, or acquire or control voting securities or assets of a company engaged in,

      - banking or managing or controlling banks and other subsidiaries authorized under the Bank Holding Company Act; and

      - any Bank Holding Company Act activity the Federal Reserve Board has determined to be so closely related that it is incidental to banking or managing or controlling banks.

      The Federal Reserve Board has by regulation determined that certain activities are closely related to banking including operating a mortgage company, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. However, as discussed below, certain other activities are permissible for a bank holding company that becomes a financial holding company.

      FINANCIAL MODERNIZATION. The Gramm-Leach-Bliley Act permits greater affiliation among banks, securities firms, insurance companies, and other companies under a new type of financial services company known as a "financial holding company." A financial holding company essentially is a bank holding company with significantly expanded powers. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The Gramm-Leach-Bliley Act also permits the Federal Reserve Board and the Treasury Department to authorize additional activities for financial holding companies if they are "financial in nature" or "incidental" to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, well managed, and has at least a "satisfactory" Community Reinvestment Act rating. A financial holding company must provide notice to the Federal Reserve Board within 30 days after commencing activities previously determined by statute or by the Federal Reserve Board and Department of the Treasury to be permissible. Prudential Bancorp and Prudential Mutual Holding

Company have not submitted notices to the Federal Reserve Board of their intent to be deemed financial holding companies. However, they are not precluded from submitting a notice in the future should they wish to engage in activities only permitted to financial holding companies.

      REGULATORY CAPITAL REQUIREMENTS. The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the Bank Holding Company Act. The Federal Reserve Board's capital adequacy guidelines for Prudential Bancorp, on a consolidated basis, are similar to those imposed on Prudential Savings Bank by the Federal Deposit Insurance Corporation. See "-Regulation of Prudential Savings Bank - Regulatory Capital Requirements."

      RESTRICTIONS ON DIVIDENDS. Prudential Bancorp's ability to declare and pay dividends may depend in part on dividends received from Prudential Savings Bank. The Pennsylvania Banking Code regulates the distribution of dividends by savings banks and states, in part, that dividends may be declared and paid out of accumulated net earnings, provided that the bank continues to meet its surplus requirements. In addition, dividends may not be declared or paid if Prudential Savings Bank is in default in payment of any assessment due the Federal Deposit Insurance Corporation.

      A Federal Reserve Board policy statement on the payment of cash dividends states that a bank holding company should pay cash dividends only to the extent that the holding company's net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the federal prompt corrective action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized." See "-Regulation of Prudential Savings Bank - Prompt Corrective Action," below.

      SARBANES-OXLEY ACT OF 2002. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which is empowered to enforce auditing, quality control and independence standards, the Sarbanes-Oxley Act restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided to an audit client require pre-approval by the company's audit committee members. In addition, the audit partners must be rotated. The Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Sarbanes-Oxley Act, attorneys are required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

      Longer prison terms were legislated for corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Sarbanes-Oxley Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution (FAIR) provision also requires the SEC to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies for any material changes in their financial condition or operations and certain other events. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

      The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm" (RPAF). Audit Committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert," as such term is defined by the SEC, and if not, why not. Under the Sarbanes-Oxley Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Sarbanes-Oxley Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statement's materially misleading. The Sarbanes-Oxley Act also will require inclusion of an internal control report and assessment by management in the annual report to shareholders. The Sarbanes-Oxley Act requires the RPAF that issues the audit report to attest to and report on management's assessment of the company's internal controls. In addition, the Sarbanes-Oxley Act requires that each financial report required to be prepared in accordance with, or reconciled to, generally accepted accounting principles and filed with the SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with generally accepted accounting principles and the rules and regulations of the SEC.

      RESTRICTIONS APPLICABLE TO MUTUAL HOLDING COMPANIES. Under authority of
Section 115.1 of the Pennsylvania Banking Code of 1965, as amended, and a policy statement issued by the Pennsylvania Department of Banking, the Department is authorized to approve the reorganization of a state-chartered savings bank to a mutual holding company, provided the savings bank has a CAMEL composite rating of one or two under the Uniform Financial Institutions Rating System. While regulations governing the formation of Pennsylvania-chartered mutual holding companies have not been adopted, the policy statement and form of application issued by the Pennsylvania Department of Banking provide the means by which such applications will be processed and approved.

      Pursuant to Pennsylvania law, a mutual holding company may engage only in the following activities:

      - Investing in the stock of one or more financial institution subsidiaries.

      - Acquiring one or more additional financial institution subsidiaries into a subsidiary of the holding company.

      - Merging with or acquiring another holding company, one of whose subsidiaries is a financial institution subsidiary.

      - Investing in a corporation the capital stock of which is available for purchase by a savings bank under federal law or under the Pennsylvania Banking Code.

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

      - Engaging in such activities as are permitted, by statute or regulation, to a holding company of a federally chartered insured mutual institution under federal law.

      - Engaging in such other activities as may be permitted by the Pennsylvania Department of Banking.

      If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed above, and has a period of two years to cease any non-conforming activities and divest of any non-conforming investments.

      The mutual holding company will be subject to such regulations as the Pennsylvania Department of Banking may prescribe. No mutual holding company regulations have been issued to date by the Department.

REGULATION OF PRUDENTIAL SAVINGS BANK

      PENNSYLVANIA SAVINGS BANK LAW. The Pennsylvania Banking Code contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, and employees, as well as corporate powers, savings and investment operations and other aspects of Prudential Savings Bank and its affairs. The code delegates extensive rule-making power and administrative discretion to the Pennsylvania Department of Banking so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

      The Pennsylvania Banking Code also provides that state-chartered savings banks may engage in any activity permissible for a federal savings association, subject to regulation by the Pennsylvania Department of Banking. The Federal Deposit Insurance Act, however, will prohibit Prudential Savings Bank from making new investments, loans, or becoming involved in activities as principal and equity investments which are not permitted for national banks unless:

      - the Federal Deposit Insurance Corporation determines the activity or investment does not pose a significant risk of loss to the Savings Association Insurance Fund; and

      -     Prudential Savings Bank meets all applicable capital requirements.

Accordingly, the additional operating authority provided to Prudential Savings Bank by the Pennsylvania Banking Code is significantly restricted by the Federal Deposit Insurance Act.

      INSURANCE OF ACCOUNTS. The deposits of Prudential Savings Bank are insured to the maximum extent permitted by the Savings Association Insurance Fund, which is administered by the Federal Deposit Insurance Corporation, and are backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity the Federal Deposit Insurance Corporation determines by regulation or order to pose a serious threat to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions.

      Under current Federal Deposit Insurance Corporation regulations, Savings Association Insurance Fund - insured institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital - "well capitalized," "adequately capitalized" and "undercapitalized" - which

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

are defined in the same manner as the regulations establishing the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates during the last six months of 2004 ranging from zero for well capitalized, healthy institutions, such as Prudential Savings Bank, to 27 basis points for undercapitalized institutions with substantial supervisory concerns.

      In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Savings Association Insurance Fund. The assessment rate for the second quarter of 2004 was .0168% of insured deposits and is adjusted quarterly. These assessments will continue until the Financing Corporation bonds mature in 2019.

      The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including Prudential Savings Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation. Management is aware of no existing circumstances which would result in termination of Prudential Savings Bank's deposit insurance.

      REGULATORY CAPITAL REQUIREMENTS. The Federal Deposit Insurance Corporation has promulgated capital adequacy requirements for state-chartered banks that, like Prudential Savings Bank, are not members of the Federal Reserve Board System. The capital regulations establish a minimum 3% Tier 1 leverage capital requirement for the most highly rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively increases the minimum Tier 1 leverage ratio for such other banks to 4% to 5% or more. Under the Federal Deposit Insurance Corporation's regulations, the highest-rated banks are those that the Federal Deposit Insurance Corporation determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System. Tier 1, or leverage capital, is defined as the sum of common shareholders' equity, including retained earnings, noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain purchased mortgage servicing rights and purchased credit card relationships.

      The Federal Deposit Insurance Corporation's regulations also require that state-chartered, non-member banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of total capital, defined as Tier 1 capital and supplementary (Tier 2) capital, to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the Federal Deposit Insurance Corporation believes are inherent in the type of asset or item. The components of Tier 1 capital for the risk-based standards are the same as those for the leverage capital requirement. The components of supplementary (Tier 2) capital include cumulative perpetual preferred stock, mandatory subordinated

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

debt, perpetual subordinated debt, intermediate-term preferred stock, up to 45% of unrealized gains on equity securities and a portion of a bank's allowance for loan losses. Allowance for loan losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of supplementary capital that may be included in total capital is limited to 100% of Tier 1 capital.

      A bank that has less than the minimum leverage capital requirement is subject to various capital plan and activities restriction requirements. The Federal Deposit Insurance Corporation's regulations also provide that any insured depository institution with a ratio of Tier 1 capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act and could be subject to potential termination of deposit insurance.

      Prudential Savings Bank is also subject to minimum capital requirements imposed by the Pennsylvania Department of Banking on Pennsylvania chartered depository institutions. Under the Pennsylvania Department of Banking's capital regulations, a Pennsylvania bank or savings association must maintain a minimum leverage ratio of Tier 1 capital, as defined under the Federal Deposit Insurance Corporation's capital regulations, to total assets of 4%. In addition, the Pennsylvania Department of Banking has the supervisory discretion to require a higher leverage ratio for any institution or association based on inadequate or substandard performance in any of a number of areas. The Pennsylvania Department of Banking incorporates the same Federal Deposit Insurance Corporation risk-based capital requirements in its regulations.

      At September 30, 2004, Prudential Savings Bank exceeded all of its regulatory capital requirements, with leverage and total risk-based capital ratios of 9.39% and 25.22%, respectively.

      PROMPT CORRECTION ACTION. The following table shows the amount of capital associated with the different capital categories set forth in the prompt correction action regulations.

                                                 TOTAL
                                              RISK-BASED              TIER 1                TIER 1
       CAPITAL CATEGORY                        CAPITAL          RISK-BASED CAPITAL     LEVERAGE CAPITAL
------------------------------               ------------       ------------------     ----------------
Well capitalized                              10% or more           6% or more            5% or more
Adequately capitalized                        8% or more            4% or more            4% or more
Undercapitalized                             Less than 8%          Less than 4%          Less than 4%
Significantly undercapitalized               Less than 6%          Less than 3%          Less than 3%

      In addition, an institution is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category, except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized.

      An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory

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

restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

      At September 30, 2004, Prudential Savings Bank was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

      The table below sets forth Prudential Savings Bank's capital position relative to its regulatory capital requirements at September 30, 2004.

                                                                                 TO BE WELL CAPITALIZED
                                                                                      UNDER PROMPT           EXCESS OVER
                                                       REQUIRED FOR CAPITAL         CORRECTIVE ACTION      WELL-CAPITALIZED
                                   ACTUAL               ADEQUACY PURPOSES              PROVISIONS             PROVISIONS
                              ----------------     -------------------------     ----------------------    ----------------
                              AMOUNT     RATIO      AMOUNT            RATIO        AMOUNT      RATIO      AMOUNT     RATIO
                              ------     -----     -------            -----        ------      -----      ------     -----
                                                                    (Dollars in Thousands)
Total risk-based capital     $39,396     25.22%    $12,496             8.00%      $15,620      10.00%    $23,776      15.22%
Tier 1 risk-based capital     38,267     24.50       6,248             4.00         9,372       6.00      28,895      18.50
Tier 1 leverage capital       38,267      9.39      16,308             4.00        20,385       5.00      17,882       4.39

      AFFILIATE TRANSACTION RESTRICTIONS. Federal laws strictly limit the ability of banks to engage in transactions with their affiliates, including their bank holding companies. Such transactions between a subsidiary bank and its parent company or the nonbank subsidiaries of the bank holding company are limited to 10% of a bank subsidiary's capital and surplus and, with respect to such parent company and all such nonbank subsidiaries, to an aggregate of 20% of the bank subsidiary's capital and surplus. Further, loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also requires that all transactions between a bank and its affiliates be on terms as favorable to the bank as transactions with non-affiliates.

      FEDERAL HOME LOAN BANK SYSTEM. Prudential Savings Bank is a member of the Federal Home Loan Bank of Pittsburgh, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the Federal Home Loan Bank. At September 30, 2004, Prudential Savings Bank had $13.9 million in FHLB advances.

      As a member, Prudential Savings Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Pittsburgh in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of its outstanding advances from the Federal Home Loan Bank. At September 30, 2004, Prudential Savings Bank had $2.1 million in stock of the Federal Home Loan Bank of Pittsburgh which was in compliance with this requirement.

      FEDERAL RESERVE BOARD SYSTEM. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, which are primarily checking and NOW accounts, and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the Pennsylvania Department of Banking. At September 30, 2004, Prudential Savings Bank was in compliance with these reserve requirements.

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

DIVIDEND WAIVERS BY PRUDENTIAL MUTUAL HOLDING COMPANY

      It has been the policy of a number of mutual holding companies to waive the receipt of dividends declared by their subsidiary companies. In connection with its approval of the reorganization, however, it is expected that the Federal Reserve Board will impose certain condition on the waiver by Prudential Mutual Holding Company of dividends paid on the common stock by Prudential Bancorp. In particular, the Federal Reserve Board is expected to require that Prudential Mutual Holding Company obtain the prior approval of the Federal Reserve Board before Prudential Mutual Holding Company may waive any dividends from Prudential Bancorp. As of the date hereof, we are not aware that the Federal Reserve Board has given its approval to any waiver of dividends by any mutual holding company that has requested such approval.

      We also expect that the terms of the Federal Reserve Board approval of the reorganization will require that the amount of any dividends waived by Prudential Mutual Holding Company will not be available for payment to the public stockholders of Prudential Bancorp (i.e., shareholders except for Prudential Mutual Holding Company) and that such amounts will be excluded from Prudential Bancorp's capital for purposes of calculating dividends payable to the public shareholders. Moreover, Prudential Savings Bank is required to maintain the cumulative amount of dividends waived by Prudential Mutual Holding Company in a restricted capital account that would be added to the liquidation account established in the reorganization. This amount would not be available for distribution to public stockholders. See "The Reorganization - Effects of the Reorganization - Effect on Liquidation Rights." The restricted capital account and liquidation account amounts would not be reflected in Prudential Savings Bank's financial statements, but would be considered as a notational or memorandum account of Prudential Savings Bank. These accounts would be maintained in accordance with the laws, rules, regulations and policies of the Pennsylvania Banking Department and the plan of reorganization. The plan of reorganization also provides that if Prudential Mutual Holding Company converts to stock form in the future (commonly referred to as a second step reorganization), any waived dividends would reduce the percentage of the converted company's shares of common stock issued to public shareholders in connection with any such transaction. For additional information regarding the possible second step reorganization of Prudential Mutual Holding Company, see "Summary - Possible Conversion of Prudential Mutual Holding Company to Stock Form."

      Prudential Mutual Holding Company does not expect to initially waive dividends declared by Prudential Bancorp. If Prudential Mutual Holding Company decides that it is in its best interest to waive a particular dividend to be paid by Prudential Bancorp and the Federal Reserve Board approves such waiver, then Prudential Bancorp would pay such dividend only to its public shareholders. The amount of the dividend waived by Prudential Mutual Holding Company would be treated in the manner described above. Prudential Mutual Holding Company's decision as to whether or not to waive a particular dividend will depend on a number of factors, including Prudential Mutual Holding Company's capital needs, the investment alternatives available to Prudential Mutual Holding Company as compared to those available to Prudential Bancorp, and the possibility of regulatory approvals. We cannot guarantee:

      - that after the reorganization, Prudential Mutual Holding Company will waive dividends paid by Prudential Bancorp;

      - that if we make application to waive a dividend, that the Federal Reserve Board will approve such dividend waiver request; or

      - what conditions may be imposed by the Federal Reserve Board on any dividend waiver.

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

                                    TAXATION

FEDERAL TAXATION

      GENERAL. Prudential Bancorp, Prudential Mutual Holding Company and Prudential Savings Bank will be subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal, state and local income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the applicable tax rules. Prudential Savings Bank's federal and state income tax returns for taxable years through September 30, 2000 have been closed for purposes of examination by the Internal Revenue Service or the Pennsylvania Department of Revenue.

      Upon completion of the reorganization, we anticipate that Prudential Bancorp will file a consolidated federal income tax return with Prudential Savings Bank. Accordingly, it is anticipated that any cash distributions made by Prudential Bancorp to its shareholders would be treated as cash dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

      METHOD OF ACCOUNTING. For federal income tax purposes, Prudential Savings Bank reports income and expenses on the accrual method of accounting and files its federal income tax return on a calendar year basis.

      BAD DEBT RESERVES. The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings associations, effective for taxable years beginning after 1995. Prior to that time, Prudential Savings Bank was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act of 1996, savings associations must use the specific charge-off method in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation required the recapture over a six year period of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987.

      TAXABLE DISTRIBUTIONS AND RECAPTURE. Prior to the Small Business Job Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Prudential Savings Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these savings association related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Prudential Savings Bank make certain non-dividend distributions or cease to maintain a bank charter.

      At September 30, 2004, the total federal pre-1988 reserve was approximately $6.6 million. The reserve reflects the cumulative effects of federal tax deductions by Prudential Savings Bank for which no federal income tax provisions have been made.

      ALTERNATIVE MINIMUM TAX. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such alternative minimum tax income is in excess of the regular income tax. Net operating losses, of which Prudential Savings Bank has none, can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Prudential Savings Bank has not been subject to the alternative minimum tax or any such amounts available as credits for carryover.

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

      NET OPERATING LOSS CARRYOVERS. For net operating losses in tax years beginning before August 6, 1997, Prudential Savings Bank may carry back net operating losses to the three years preceding the loss year and then forward to fifteen years following the loss years. For net operating losses in years beginning after August 5, 1997, net operating losses can be carried back to the two years preceding the loss year and forward to the 20 years following the loss year. At September 30, 2004, Prudential Savings Bank had no net operating loss carry forwards for federal income tax purposes.

      CORPORATE DIVIDENDS RECEIVED DEDUCTION. Prudential Bancorp may exclude from its income 100% of dividends received from Prudential Savings Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

STATE AND LOCAL TAXATION

      PENNSYLVANIA TAXATION. Prudential Bancorp will be subject to the Pennsylvania Corporate Net Income Tax, Capital Stock and Franchise Tax. The Corporation Net Income Tax rate for 2004 is 9.99% and is imposed on unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock and Franchise Tax is a property tax imposed on a corporation's capital stock value at a statutorily defined rate, such value being determined in accordance with a fixed formula based upon average net income and net worth.

      Prudential Savings Bank is subject to, and will remain subject to such provision after the reorganization, tax under the Pennsylvania Mutual Thrift Institutions Tax Act, as amended to include thrift institutions having capital stock. Pursuant to the Mutual Thrift Institutions Tax, the tax rate is 11.5%. The Mutual Thrift Institutions Tax exempts Prudential Savings Bank from other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The Mutual Thrift Institutions Tax is a tax upon net earnings, determined in accordance with generally accepted accounting principles with certain adjustments. The Mutual Thrift Institutions Tax, in computing income according to generally accepted accounting principles, allows for the deduction of interest earned on state and federal obligations, while disallowing a percentage of a thrift's interest expense deduction in the proportion of interest income on those securities to the overall interest income of Prudential Savings Bank. Net operating losses, if any, thereafter can be carried forward three years for Mutual Thrift Institutions Tax purposes.

                               THE REORGANIZATION

      OUR BOARD OF DIRECTORS ADOPTED A PLAN OF REORGANIZATION AND PLAN OF STOCK ISSUANCE, AND THE PENNSYLVANIA DEPARTMENT OF BANKING HAS APPROVED THOSE PLANS, SUBJECT TO APPROVAL BY THE DEPOSITORS OF PRUDENTIAL SAVINGS BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. THE FEDERAL DEPOSIT INSURANCE CORPORATION HAS ISSUED ITS CONDITIONAL NON-OBJECTION TO THE PLANS. NEITHER THE APPROVAL BY THE PENNSYLVANIA DEPARTMENT OF BANKING NOR THE NON-OBJECTION BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, HOWEVER, CONSTITUTES A RECOMMENDATION OR ENDORSEMENT OF THE REORGANIZATION AND STOCK ISSUANCE.

GENERAL

      On June 8, 2004, Prudential Savings Bank's board of directors adopted the plan of reorganization and the related plan of stock issuance, pursuant to which we will reorganize into the mutual holding

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

company form of organization. As a result of the reorganization, Prudential Savings Bank will become a wholly owned subsidiary of Prudential Bancorp, which in turn will be a majority-owned subsidiary of Prudential Mutual Holding Company.

      The plan of stock issuance provides generally that we will offer up to 45% of the to be outstanding shares of common stock of Prudential Bancorp for sale in the subscription offering to eligible account holders, our employee stock ownership plan, supplemental eligible account holders and certain other depositors. In addition, subject to the prior rights of holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing prior to or upon completion of the subscription offering. See "The Offering - Subscription Offering and Subscription Rights" and "The Offering - Community Offering." We have the right to accept or reject, in whole or in part, any order to purchase shares of common stock received in the community offering. See "- Subscription Offering and Subscription Rights" and "- Community Offering." Following receipt of all required regulatory approvals, the approval of our depositors entitled to vote on the plan of reorganization, and the satisfaction of all other conditions precedent to the reorganization, we will consummate the reorganization. A special meeting of Prudential Savings Bank's depositors has been called to vote upon the plan of reorganization which will be held on __________ ___, 200_.

      In adopting the plan of reorganization, our board of directors determined that the reorganization was advisable and in the best interests of our depositors and Prudential Savings Bank. The board further determined that the interests of certain depositors in the net worth of Prudential Savings Bank would be equitably provided for and that the reorganization would not have any adverse impact on the reserves and net worth of Prudential Savings Bank.

      Pursuant to the plan of reorganization, the reorganization will be effected as follows, or in any other manner that is consistent with applicable federal and Pennsylvania law and regulations and the intent of the plan of reorganization:

      (i) Prudential Savings Bank will organize an interim stock savings bank as a wholly owned subsidiary ("Interim One");

      (ii) Interim One will organize an interim stock savings bank as a wholly owned subsidiary ("Interim Two");

      (iii) Interim One will organize Prudential Bancorp as a wholly owned subsidiary;

      (iv) Prudential Savings Bank will amend and restate its articles of incorporation to Pennsylvania stock-form articles of incorporation and Interim One will convert to a Pennsylvania mutual holding company charter to become Prudential Mutual Holding Company;

      (v) simultaneously with step (iv), Interim Two will merge with and into Prudential Savings Bank with Prudential Savings Bank as the resulting institution;

      (vi) all of the initially issued stock of Prudential Savings Bank will be transferred to Prudential Mutual Holding Company;

      (vii) Prudential Mutual Holding Company will contribute the capital stock of Prudential Savings Bank to Prudential Bancorp, and Prudential Savings Bank will become a wholly owned subsidiary of Prudential Bancorp; and

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

      (viii) contemporaneously with the reorganization, Prudential Bancorp will sell a minority interest of its shares of common stock in a public offering, and Prudential Mutual Holding Company will retain a majority of Prudential Bancorp's common stock.

      After completion of the reorganization, Prudential Savings Bank in its stock form will continue to conduct its business and operations from the same office and with the same personnel as prior to the reorganization. The reorganization will not affect the balances, interest rates or other terms of Prudential Savings Bank's loans or deposit accounts, and the deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation to the same extent as they were prior to the reorganization.

      We expect to receive approvals from the Pennsylvania Department of Banking and the Federal Reserve Board for Prudential Bancorp to become a bank holding company and own all of the common stock of Prudential Savings Bank. We intend to retain approximately 50% of the net proceeds from the sale of the common stock, and to use the remaining proceeds to purchase all of the then to be issued and outstanding capital stock of Prudential Savings Bank. Based on the minimum and maximum of the offering range, and assuming that our employee stock ownership plan is able to acquire shares in the offering at a price of $10.00 per share, we intend to use approximately $2.9 million and $3.9 million, respectively, of the net proceeds retained by us to loan funds to our employee stock ownership plan to enable it to purchase up to 8.0% of the common stock sold in the offering, excluding shares issued to Prudential Mutual Holding Company. "Management - New Stock Benefit Plans - Employee Stock Ownership Plan." Prudential Mutual Holding Company initially will be capitalized with $100,000. Upon consummation of the reorganization, such capital will be used for general corporate purposes. The reorganization will not be completed unless we sell shares of common stock equal to our appraised value.

      The aggregate price of the shares of common stock to be issued in the reorganization will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is based on our pro forma value assuming a full mutual-to-stock conversion and currently is $80.8 million to $109.3 million. We are offering shares in an amount equal to 45% of the appraised valuation or $36.4 million to $49.2 million. The remaining 55% of the shares will be issued to Prudential Mutual Holding Company. All shares of common stock to be issued and sold in the offering will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the reorganization. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See "The Offering - How We Determined the Price Per Share and the Offering Range" for more information as to how the estimated pro forma market value of the common stock was determined.

      The following discussion summarizes the material aspects of the reorganization and stock issuance. The summary is qualified in its entirety by reference to the provisions of the plan of reorganization and the plan of stock issuance. Copies of the plan of reorganization and the plan of stock issuance are available for inspection at the main office of Prudential Savings Bank. The plan of reorganization and the plan of stock issuance are also filed as exhibits to the registration statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

PURPOSES OF REORGANIZATION

      As a mutual savings bank, Prudential Savings Bank does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, Prudential Savings Bank will be structured in the form used by commercial banks, most business entities and a

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growing number of savings institutions. The reorganization into the mutual holding company form of organization enables Prudential Savings Bank to achieve the benefits of a stock company without a loss of control that often follows standard reorganizations from mutual to stock form.

      The reorganization will result in an increase in Prudential Savings Bank's capital base, which will support our operations and enable Prudential Savings Bank to compete more effectively with other financial institutions. In addition, the reorganization will provide our customers and possibly other depositors of the local community and of the general public, with the opportunity to become equity owners and to share in our future. The reorganization will provide additional funds for lending and investment activities, facilitate future access to the capital markets and enhance our ability to diversify and expand into other markets. The mutual holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

      After the reorganization, the unissued common and preferred stock authorized by our articles of incorporation will permit us, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the current time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the restricted stock plan or upon exercise of stock options. After the reorganization, we also will be able to use stock-related incentive programs to attract and retain executive and other personnel. See "Management - New Stock Benefit Plans."

      The foregoing advantages of the reorganization could be achieved by Prudential Savings Bank reorganizing into a wholly owned subsidiary of a stock form holding company rather than as a second-tier subsidiary of a mutual holding company. A standard reorganization would free Prudential Savings Bank from the capital raising restrictions resulting from the requirement that its mutual holding company maintain a majority ownership interest in Prudential Bancorp. The board of directors of Prudential Savings Bank, however, unanimously believes that the reorganization is in the best interests of Prudential Savings Bank and its depositors. Savings banks converting to stock form in a standard reorganization must sell all of their to-be-outstanding capital stock rather than a minority interest in such capital stock. Consequently, the amount of equity capital that would be raised in a standard reorganization is substantially more than the capital raised in a minority stock offering by a subsidiary of a mutual holding company, which makes it more difficult for the savings banks to maximize their return on equity. Moreover, a standard reorganization would eliminate all aspects of the mutual form of organization. Consummation of the reorganization, however, does not foreclose the possibility of Prudential Mutual Holding Company converting from mutual to stock form in the future, although such a conversion of Prudential Mutual Holding Company to stock form is not being considered at this time.

      After considering the foregoing advantages and disadvantages of the reorganization, as well as applicable fiduciary duties and alternative transactions, including a standard reorganization, our board of directors unanimously approved the reorganization as being advisable and in the best interests of Prudential Savings Bank and our depositors.

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EFFECTS OF REORGANIZATION

      GENERAL. Prior to the reorganization, each of our depositors has both a deposit account in the institution and a pro rata ownership interest in the net worth of Prudential Savings Bank, which interest may only be realized in the event of a liquidation of Prudential Savings Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account may receive nothing for his ownership interest in our net worth, which is lost to the extent that the balance in the account is reduced or the account is closed.

      Consequently, our depositors normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that we were to be liquidated. In the event of a liquidation, our depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Prudential Savings Bank after other claims, including claims of depositors to the amount of their deposits, are paid.

      When Prudential Savings Bank converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of Prudential Savings Bank, and Prudential Savings Bank will become a wholly owned subsidiary of Prudential Bancorp. The common stock of Prudential Bancorp and Prudential Savings Bank are separate and apart from deposit accounts of Prudential Savings Bank and cannot be and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates will be issued to evidence ownership of Prudential Bancorp's common stock. Our stock certificates will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in Prudential Savings Bank.

      Following completion of the reorganization, all depositors who had liquidation rights with respect to Prudential Savings Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Prudential Mutual Holding Company. The liquidation rights will continue so long as a depositor continues to hold a deposit account with Prudential Savings Bank. In addition, all persons who become depositors of Prudential Savings Bank subsequent to the reorganization will have such liquidation rights with respect to Prudential Mutual Holding Company.

      CONTINUITY. While the reorganization is being accomplished, the normal business of Prudential Savings Bank of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. After the reorganization, Prudential Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

      The directors and officers of Prudential Savings Bank at the time of the reorganization will continue to serve in the same positions at Prudential Savings Bank after the reorganization. The directors and officers of Prudential Bancorp and Prudential Mutual Holding Company will consist of the individuals currently serving as directors and officers of Prudential Savings Bank.

      EFFECT ON DEPOSIT ACCOUNTS. Under the plan of reorganization, each depositor in Prudential Savings Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock and except with respect to voting and liquidation rights. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the reorganization. Depositors will continue to hold their existing certificates and other evidences of their accounts.

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      Following the reorganization, each depositor of Prudential Savings Bank will have both a deposit account in Prudential Savings Bank and a pro rata ownership interest in the equity of Prudential Mutual Holding Company based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of Prudential Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account with Prudential Savings Bank obtains a pro rata ownership interest in the equity of Prudential Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Prudential Mutual Holding Company, which the depositor loses to the extent that his balance in the account is reduced. Consequently, depositors have no way to realize the value of their ownership interest in Prudential Mutual Holding Company, except in the unlikely event that Prudential Mutual Holding Company is liquidated.

      EFFECT ON LOANS. No loan outstanding from Prudential Savings Bank will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

      EFFECT ON VOTING RIGHTS. As a Pennsylvania-chartered mutual savings bank, Prudential Savings Bank has no authority to issue capital stock and, thus, no shareholders. Control of Prudential Savings Bank in its mutual form is vested in the board of directors of the bank. After the Reorganization, the affairs of Prudential Savings Bank will be under the direction of its board of directors and all voting rights as to Prudential Savings Bank will be vested exclusively in Prudential Bancorp as the sole shareholder of Prudential Savings Bank. The voting rights of Prudential Bancorp will be vested exclusively in the holders of its shares of common stock, including Prudential Mutual Holding Company. By virtue of its ownership of a majority of the outstanding shares of common stock of Prudential Bancorp, Prudential Mutual Holding Company will be able to elect all members of the board of directors of Prudential Bancorp and generally will be able to control the outcome of all matters presented to the shareholders of Prudential Bancorp for resolution by vote.

      As a Pennsylvania chartered, mutual holding company, Prudential Mutual Holding Company will have no authorized capital stock and, thus, no shareholders. Control of Prudential Mutual Holding Company upon consummation of the reorganization will be vested in the board of directors of Prudential Mutual Holding Company.

      TAX EFFECTS. To complete the reorganization, we must receive rulings or opinions with regard to federal and Pennsylvania income taxation which indicate that the reorganization will not be taxable for federal or Pennsylvania income tax purposes to us or the Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. We have received favorable opinions regarding the federal and Pennsylvania income tax consequences of the reorganization. See "- Tax Aspects."

      EFFECT ON LIQUIDATION RIGHTS. In the event of a voluntary liquidation of Prudential Savings Bank prior to the reorganization, holders of deposit accounts in Prudential Savings Bank would be entitled to distribution of any assets of Prudential Savings Bank remaining after the claims of such depositors (to the extent of their deposit balances) and all other creditors are satisfied. Following the reorganization, the holder of Prudential Savings Bank's common stock, i.e., Prudential Bancorp, will be entitled to any assets remaining upon a liquidation, dissolution or winding-up of Prudential Savings Bank and, except through their liquidation interests in Prudential Mutual Holding Company, discussed below, holders of deposit accounts in Prudential Savings Bank would have no interest in such assets.

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      In the event of a voluntary or involuntary liquidation, dissolution or winding up of Prudential Mutual Holding Company following consummation of the reorganization, holders of deposit accounts in Prudential Savings Bank will be entitled, pro rata to the value of their accounts, to distribution of any assets of Prudential Mutual Holding Company remaining after the claims of all its creditors are satisfied. Shareholders of Prudential Bancorp will have no liquidation or other rights with respect to Prudential Mutual Holding Company.

      In the event of a liquidation, dissolution or winding up of Prudential Bancorp, each holder of shares of our common stock will be entitled to receive, after payment of all debts and liabilities of Prudential Bancorp, a pro rata portion of all of our assets available for distribution to holders of our common stock.

      There currently are no plans to liquidate Prudential Savings Bank, Prudential Bancorp or Prudential Mutual Holding Company in the future.

TAX ASPECTS

      Completion of the reorganization is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued or exercised. The following describes the material federal tax aspects of the reorganization and the offering.

      Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us that, for federal income tax purposes:

      With respect to the reorganization:

      1. The conversion of Prudential Savings Bank to the stock form is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

      2. No gain or loss will be recognized by Prudential Savings Bank in the reorganization.

      3. Prudential Savings Bank's holding period for the assets received when it converts to stock form will include the period during which such assets were held by it in its mutual form.

      4. Prudential Savings Bank's basis in the assets received when it converts to stock form will be the same as the basis of such assets in the hands of Prudential Savings Bank in its mutual form immediately prior to the proposed transaction.

      5. Prudential Savings Bank will succeed to and take into account the earnings and profits of Prudential Savings Bank in its mutual form, as of the date of the proposed transaction.

      With respect to the transfer of common stock in Prudential Savings Bank to Prudential Mutual Holding Company for liquidation and other interests in Prudential Mutual Holding Company:

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      6.    The exchange of common stock in Prudential Savings Bank
            constructively received by depositors of Prudential Savings Bank for liquidation and other interests in Prudential Mutual Holding Company will constitute a tax-free exchange of property solely for "stock" pursuant to Section 351 of the Internal Revenue Code.

      7. No gain or loss will be recognized by depositors of Prudential Savings Bank on the transfer of common stock in Prudential Savings Bank, which they constructively received in the reorganization, to Prudential Mutual Holding Company solely for liquidation and other interests in Prudential Mutual Holding Company.

      8. The basis in the liquidation and other interests of Prudential Mutual Holding Company received in the transaction will be the same as the basis of the property transferred in exchange therefor.

      9. Prudential Mutual Holding Company will recognize no gain or loss upon the receipt of property from the depositors of Prudential Savings Bank in exchange for liquidation and other interests in Prudential Mutual Holding Company.

      10. Prudential Mutual Holding Company's basis in the property received from the depositors of Prudential Savings Bank will be the same as the basis of such property which was in the hands of the depositors of Prudential Savings Bank.

      With respect to the transfer of Prudential Savings Bank's common stock by Prudential Mutual Holding Company to a stock holding company ( i.e., Prudential Bancorp) and cash contributions from Prudential Bancorp to Prudential Savings
Bank:

      11. The transfer by Prudential Mutual Holding Company of the common stock of Prudential Savings Bank, a wholly owned subsidiary, to its other wholly owned subsidiary, Prudential Bancorp, will constitute a tax-free exchange of property solely for stock pursuant to Internal Revenue Code Section 351. Prudential Mutual Holding Company will not receive additional shares of common stock in this contribution because, at the time of the contribution, Prudential Mutual Holding Company will already own all of the outstanding shares of common stock and the issuance of additional shares of common stock would have no substantive effect.

      12. Prudential Mutual Holding Company will recognize no gain or loss upon the transfer of Prudential Savings Bank common stock to Prudential Bancorp.

      13. Prudential Bancorp will recognize no gain or loss on its receipt of Prudential Savings Bank common stock.

      14. Prudential Bancorp's basis in Prudential Savings Bank common stock will equal the basis of Prudential Savings Bank common stock in Prudential Mutual Holding Company's hands immediately before the contribution.

      15. Prudential Bancorp's holding period for the shares of Prudential Savings Bank common stock received from Prudential Mutual Holding Company will include the period that it held, or is deemed to have held, the shares.

      16. No gain or loss will be recognized by Prudential Savings Bank upon its receipt of money from Prudential Bancorp. Prudential Bancorp will not receive additional shares of

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            common stock in exchange for any such money received because the issuance of additional Prudential Savings Bank common stock to Prudential Bancorp would be meaningless since it already owns all of the common stock. Prudential Bancorp will be transferring solely cash to Prudential Savings Bank and therefore will not recognize any gain or loss upon such transfer.

      17. No gain or loss will be recognized by Prudential Bancorp upon its receipt of money in exchange for shares of the common stock offered.

      With respect to depositors of Prudential Savings Bank and the issuance of common stock pursuant to the plan of stock issuance:

      18. No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors of Prudential Savings Bank upon the issuance to them of deposit accounts in Prudential Savings Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in Prudential Savings Bank held immediately prior to the reorganization.

      19. The tax basis of the deposit accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors in Prudential Savings Bank received as part of the reorganization will equal the tax basis of such account holders' corresponding deposit accounts in Prudential Savings Bank surrendered in exchange therefor.

      20. The tax basis of the shares of common stock acquired in the offering will more likely than not be equal to the purchase price of such shares.

      21. The holding period of the common stock purchased in the subscription offering will commence on the date on which the shares are purchased. The holding period of the common stock acquired in the community offering will commence on the date following the date on which such stock is purchased.

      Elias, Matz, Tiernan & Herrick L.L.P. has noted that the issue of whether the subscription rights have value is dependent upon all of the facts and circumstances that occur. Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter dated August 20, 2004, as described below, stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. Furthermore, the Internal Revenue Service was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of non-transferable subscription rights in a standard conversion but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of the factors noted above in this paragraph that it is more likely than not that the non-transferable subscription rights to purchase common stock will have no ascertainable value. If the non-transferable subscription rights to purchase Prudential Bancorp common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the non-transferable subscription rights, in certain cases, whether or not the rights are exercised, and Prudential Bancorp and/or Prudential Savings Bank may be taxed on the distribution of the non-transferable subscription rights under Section

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311 of the Internal Revenue Code. In this event, the non-transferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

      Elias, Matz, Tiernan & Herrick L.L.P. has also advised Prudential Mutual Holding Company, Prudential Savings Bank and Prudential Bancorp that the tax effects of the reorganization under Pennsylvania law are substantially the same as they are under federal law.

      In the opinion of RP Financial, the subscription rights will have no ascertainable value at the time of distribution or exercise, based on the fact that such rights will be acquired by the recipients without cost, will be non-transferable and of short duration, and will afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

      Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. Eligible subscribers are encouraged to consult with their own tax advisor as to their own tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

                                  THE OFFERING

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

      In accordance with the plan of stock issuance, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

      (1) "Eligible Account Holders," that is, depositors at Prudential Savings Bank with aggregate account balances of $50.00 or more as of December 31, 2002;

      (2)   our employee stock ownership plan;

      (3) "Supplemental Eligible Account Holders," that is, persons who are not Eligible Account Holders but who are depositors at Prudential Savings Bank with aggregate account balances of $50.00 or more as of _________ ___, 200_; and

      (4) "Other Depositors," that is, persons who are not Eligible Account Holders or Supplemental Eligible Account Holders but who are depositors with deposit balances of $100 or more at Prudential Savings Bank as of __________ ___, 200_.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the plan of stock issuance and as described below under "- Limitations on Common Stock Purchases."

      PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment, first priority, nontransferable subscription rights to purchase up to the greater of:

      (1)   $200,000 (i.e., 20,000 shares) of common stock offered;

      (2) one-tenth of one percent (0.01%) of the total shares sold in the Subscription Offering; or

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      (3)   15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders;

in each case as of the close of business on December 31, 2002, the Eligibility Record Date, and subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares will be issued. Subscription rights of Eligible Account Holders who are also Prudential Savings Bank directors or officers and their associates will be subordinated to the subscription rights of Eligible Account Holders to the extent attributable to increased deposits during the one year period preceding December 31, 2002.

      To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

      PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. Our employee stock ownership plan will receive, without payment, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the common stock to be sold in the offering, (not including shares issued to Prudential Mutual Holding Company), including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. The employee stock ownership plan intends to purchase 8.0% of the total shares of common stock sold in the offering, excluding shares issued to Prudential Mutual Holding Company, or 290,700 shares and 393,300 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the offering, including subscriptions of any of Prudential Savings Bank's directors, officers, employees or associates thereof. In the event the Prudential Bancorp employee stock ownership plan is unable to purchase 8.0% of the shares of the common stock in the subscription offering, it is anticipated that the employee stock ownership plan will purchase an amount of shares in the open market sufficient to increase its ownership to 8.0% of the number of shares of Prudential Bancorp common stock sold in the offering. Any such purchases in the open market may be at a price more or less than the $10.00 per share offering price. See "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

      PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and Prudential Bancorp's employee stock ownership plan, each Supplemental Eligible Account Holder will receive, without payment, third priority, nontransferable subscription rights to purchase up to the greater of:

      (1)   $200,000 (i.e., 20,000 shares) of common stock offered;

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      (2)   one-tenth of one percent (0.01%) of the total shares sold in the
            Subscription Offering; or

      (3) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders;

in each case as of the close of business on _______ ___, 200_, the Supplemental Eligibility Record Date, and subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares will be issued.

      PRIORITY 4: OTHER DEPOSITORS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each Other Depositor will receive, without payment, fourth priority, nontransferable subscription rights to purchase up to $200,000 (i.e., 20,000 shares) of common stock offered or one-tenth of one percent (0.01%) of the total shares sold, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

      In the event the Other Depositors subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the reorganization, shares first will be allocated so as to permit each subscribing Other Depositor, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining shares will be allocated among such subscribing Other Depositors on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares will be issued.

      EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire at 12:00 noon, Eastern Time, on __________ ___, 200_, the expiration date, unless extended by us, with any required regulatory approval or non-objection. The Subscription Offering may not be extended beyond ___________ ___, 2006. Subscription rights which have not been exercised prior to the expiration date, unless extended, will become void.

      We will not execute orders until at least the minimum number of shares of common stock, 3,633,750 shares, have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the expiration date, unless such period is extended, with any required regulatory approval or non-objection, all funds delivered to Prudential Savings Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is

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granted, we will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

COMMUNITY OFFERING

      To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders, and Other Depositors, we may elect to offer such shares either prior to or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in Delaware and Philadelphia Counties, in Pennsylvania, which we refer to as Preferred Subscribers. If we conduct a community offering, such persons, together with their associates, or a group of persons acting in concert may purchase up to $200,000 (i.e., 20,000 shares) of common stock offered in the Community Offering, subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases."

      If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offering, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued. Orders for common stock in the Community Offering will first be filled to the maximum purchase limit in the Community Offering, currently 20,000 shares, however in the event the maximum purchase limit is increased in accordance with the Plan of Stock Issuance and applicable regulations, the amount to be allocated to a subscriber in the Community Offering will be increased accordingly, but in no event will it exceed 2% of the total number of shares sold in the offering. Thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

      The Community Offering, if held, may commence concurrently with or subsequent to the Subscription Offering.

      The opportunity to subscribe for shares of common stock in the Community Offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the Subscription Offering.

SYNDICATED COMMUNITY OR UNDERWRITTEN PUBLIC OFFERING

      The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O'Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O'Neill & Partners, L.P., may form a syndicate of other broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering or underwritten public offering. Neither Sandler O'Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Sandler O'Neill & Partners, L.P., has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no

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

later than 45 days after the expiration of the subscription offering, unless extended by us, with any required regulatory approval or non-objection.

      Common stock sold in the syndicated community offering will be sold at a purchase price per share which is the same price as all other shares being offered in the offering. Purchasers in the syndicated community offering are eligible to purchase up to $200,000 of common stock (which equals 20,000 shares). See " -- How We Determined the Price Per Share and the Offering Range." Orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

      THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SYNDICATED COMMUNITY OFFERING OR UNDERWRITTEN PUBLIC OFFERING IS SUBJECT TO OUR RIGHT IN OUR SOLE DISCRETION TO ACCEPT OR REJECT ORDERS, IN WHOLE OR PART, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE OF THE OFFERING. IF YOUR ORDER IS REJECTED IN PART, YOU WILL NOT HAVE THE RIGHT TO CANCEL THE REMAINDER OF YOUR ORDER.

      If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Pennsylvania Department of Banking and not objected to by the Federal Deposit Insurance Corporation and may include purchases by directors, officers and their associates in excess of the proposed management purchases discussed earlier, although no such increased purchases are currently anticipated. If other purchase arrangements cannot be made, we may terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Pennsylvania Department of Banking and/or the Federal Deposit Insurance Corporation.

PERSONS WHO CANNOT EXERCISE SUBSCRIPTION RIGHTS

      We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of stock issuance reside. However, we are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

      - the number of persons otherwise eligible to subscribe for shares under the plan of stock issuance who reside in such jurisdiction is small;

      - the granting of subscription rights or the offer or sale of shares of common stock to such persons would require Prudential Bancorp, or its officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or

      - such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or

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

qualifying the shares or the need to register Prudential Bancorp, or its officers, directors or employees as brokers, dealers or salesmen.

LIMITATIONS ON COMMON STOCK PURCHASES

      The plan of stock issuance includes the following limitations on the number of shares of common stock which may be purchased in the reorganization:

      (1) No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

      (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $200,000 (i.e., 20,000 shares) of common stock, (b) one-tenth of one percent (0.01%) of the total shares offered, or (c) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date and subject to the overall limitation in clause (7) below;

      (3) Our employee stock ownership plan may purchase up to 8.0% of the aggregate number of shares of common stock sold in the Subscription Offering, Community Offering and any Syndicated Community Offering, including any additional shares issued in the event of an increase in the offering range;

      (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of (a) $200,000 (i.e., 20,000 shares) of common stock, (b) one-tenth of one percent (0.01%) of the total shares offered, or (c) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date and subject to the overall limitation in clause (7) below;

      (5) Each Other Depositor may subscribe for and purchase up to the greater of (a) $200,000 (i.e., 20,000 shares) of common stock or,
            (b) one-tenth of one percent (0.01%) of total shares offered in the Subscription Offering, subject to the overall limitation in clause
            (7) below;

      (6) Persons purchasing shares in the Community Offering or Syndicated Community Offering, together with their associates or a group of persons acting in concert, may subscribe for and purchase up to $200,000 (i.e., 20,000 shares) of common stock offered, subject to the overall limitation in clause (7) below;

      (7) Except for our employee stock ownership plan, the maximum number of shares of common stock subscribed for or purchased in all categories by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 1% of the shares sold in the Subscription Offering, Community Offering and any

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

            Syndicated Community Offering (exclusive of any shares sold in excess of the maximum of the offering range); and

      (8) No more than 25% of the total number of shares offered for sale in the offering may be purchased by our directors and officers and their associates in the aggregate, excluding purchases by the employee stock ownership plan.

      Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the depositors of Prudential Savings Bank, we may increase or decrease any individual amount permitted to be subscribed for and the overall purchase limitations. If either of such amounts is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. If either of such amounts is decreased, subscribers for the maximum amount will be decreased by the minimum amount necessary so that the subscriber will be in compliance with the new maximum limitation. In the event of any public offering, purchases, other than any underwriters in their capacities as such, shall be subject to the above described purchase limitations.

      The term "associate" of a person is defined to include the following:

      (1) any corporation or other organization, other than Prudential Bancorp, Prudential Mutual Holding Company or Prudential Savings Bank or any of their majority-owned subsidiaries, of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

      (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term does not include any tax-qualified employee stock benefit plan or non-tax-qualified employee stock benefit plan of Prudential Bancorp, Prudential Mutual Holding Company or Prudential Savings Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity;

      (3) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of Prudential Bancorp or Prudential Savings Bank or any of their subsidiaries; and

      (4) any person acting in concert with any of the persons or entities described above.

      The term "acting in concert" means (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on our records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

      The plan of stock issuance and federal regulations require that the aggregate purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial to make such a valuation. RP Financial will receive a fee of $35,000 for its services and reimbursement for out-of-pocket expenses,

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

which amounts do not include a fee of $10,000 and reimbursement for out-of-pocket expenses to be paid to RP Financial for assistance in the preparation of a business plan. We have agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal and the business plan against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by us to RP Financial unless RP Financial is determined to be negligent or otherwise at fault.

      The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

      - the present and projected operating results and financial condition of Prudential Savings Bank and the economic and demographic conditions in our existing market area;

      - historical, financial and other information relating to Prudential Savings Bank;

      - a comparative evaluation of the operating and financial statistics of Prudential Savings Bank with those of other publicly traded subsidiaries of mutual holding companies;

      -     the aggregate size of the offering;

      - the impact of the reorganization on our shareholders' equity and earnings potential;

      -     the proposed dividend policy of Prudential Bancorp; and

      - the trading market for securities of comparable institutions and general conditions in the market for such securities.

      The appraisal also incorporated an analysis of a peer group of publicly-traded subsidiaries of mutual holding companies that RP Financial considered to be comparable to Prudential Savings Bank. The peer group analysis conducted by RP Financial included a total of 10 publicly-traded mutual holding companies with total assets of less than $1.5 billion. The analysis of comparable publicly-traded institutions included an evaluation of the average and median price-to-earnings, price-to-book value and price-to-tangible book value ratios indicated by the market prices of the peer companies. RP Financial applied the peer group's pricing ratios as adjusted for certain qualitative valuation factors to account for differences between Prudential Savings Bank and the peer group to Prudential Savings Bank's pro forma ratios to derive the estimated pro forma market value of Prudential Savings Bank. RP Financial made slight downward adjustments due to our slightly lower profitability, the highly competitive nature of our primary market-area and the limited growth potential, and a slightly reduced capacity to pay dividends compared to the peer group.

      On the basis of the foregoing, RP Financial advised us that as of November 19, 2004, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $80.8 million to a maximum of $109.3 million, with a midpoint of $95.0 million (the estimated valuation range). The board of directors determined to offer the shares in the offering at the purchase price of $10.00 per share, the price most commonly used in stock offerings involving mutual to stock reorganizations. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that we will issue will range from between 8,075,000 shares to 10,925,000 shares, with a midpoint of 9,500,000 shares. The Board determined to offer 45% of such shares, or between 3,633,750 shares and 4,916,250 shares with a midpoint of 4,275,000 shares, the offering range, to depositors and the public pursuant to this prospectus. The 55% of the shares of our common stock that are not sold in the offering will be issued to our mutual holding company, Prudential Mutual Holding Company.

      As is customary with appraisals for proposed initial public offerings by companies with a mutual holding company structure, RP Financial's primary methodology was to value Prudential Savings Bank assuming we were issuing 100% of our stock to the public rather than 45% to the public and 55% to the mutual holding company and to further assume that the companies in the peer group had completed a second-step conversion and that 100% of their stock also was held by the public. In addition, RP Financial's appraisal included limited information comparing certain publicly reported pricing ratios of the peer group, without adjusting them based on the assumption that they had completed a second-step conversion, with the pro forma value of the proposed 45% minority stock issuance by Prudential Bancorp.

      The following table reflects the pricing ratios on a reported basis for the peer group, based upon publicly reported earnings and book value per share, and on a pro forma basis for the proposed 40% minority stock issuance by Prudential Bancorp in the offering.

                                                          PRO FORMA REPORTED BASIS
                                                  ----------------------------------------
                                                  PRICE-TO-     PRICE-TO-       PRICE-TO-
                                                  EARNINGS        BOOK           TANGIBLE
                                                  MULTIPLE     VALUE RATIO      BOOK VALUE
                                                  --------     -----------      ----------
PRUDENTIAL SAVINGS BANK
   Maximum                                          45.45x       135.14%          135.14%
   Mid-point                                        38.46        126.26           126.26
   Minimum                                          32.26        115.87           115.87

VALUATION OF PEER GROUP COMPANIES AS OF
   AUGUST 20, 2004(1)
   Averages                                         35.59        213.61           231.82
   Medians                                          40.83        204.39           218.46

---------------

(1) Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

      Compared to the average pricing of the peer group on a reported basis, Prudential Savings Bank's pro forma pricing ratios for the 45% minority stock issuance at the maximum of the offering range indicated a premium of 27.7% on a price-to-earnings basis and a discount of 36.7% on a price-to-book basis and 41.7% on a price-to-tangible book basis. At the midpoint of the offering range, our pro forma pricing ratios reflect a 8.1% premium on a price-to-earnings basis and discounts of 40.9% on a price-to-book basis and 45.5% on a price-to-tangible book basis compared to the averages for the peer group on an as reported basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the stock offering.

      The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Prudential Savings Bank adjusted to their fully converted equivalent values.

                                                    FULLY CONVERTED EQUIVALENT PRO FORMA
                                                  ----------------------------------------
                                                  PRICE-TO-     PRICE-TO-       PRICE-TO-
                                                  EARNINGS        BOOK           TANGIBLE
                                                  MULTIPLE     VALUE RATIO      BOOK VALUE
                                                  --------     -----------      ----------
PRUDENTIAL SAVINGS BANK
   Maximum                                          37.97x        82.85%           82.85%
   Mid-point                                        33.63         79.33            79.33
   Minimum                                          29.13         75.02            75.02
VALUATION OF PEER GROUP COMPANIES AS OF
   AUGUST 20, 2004(1)
   Averages                                         30.08         99.64           103.82
   Medians                                          32.95         98.39           106.33

---------------

(1) Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

      Compared to the average pricing of the peer group, Prudential Savings Bank's pro forma pricing ratios at the maximum of the offering range on a fully converted basis indicated a premium of 26.2% on a price-to-earnings basis and a discount of 16.9% on a price-to-book basis and 20.2% on a price-to-tangible book basis. At the midpoint of the offering range, our pricing ratios on a fully converted basis reflect a premium of 11.8% on a price-to-earnings basis and discounts of 20.4% on a price-to-book basis and 23.6% on a price-to-tangible book basis compared to the averages for our peer group.

      It is customary that stock offerings of newly converting savings institutions are offered at some discount to their pro forma book value per share. This is due in part to the fact that federal regulations require that the shares be offered and sold at their independently appraised fair value and that such institutions usually already have significant equity. In addition, as the offering price approaches 100% of the pro forma book value per share, it is more likely to substantially exceed the price-to-earnings ratios of comparable peer group institutions.

      RP Financial's calculation of the fully-converted pricing multiples for the peer group companies assumed the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of the November 19, 2004 valuation date. The pro forma fully-converted calculation assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over ten years and the expense of the restricted stock plan was assumed to be amortized over five years. Offering expenses were assumed to equal 2.0% of the gross proceeds raised on the sale of the mutual holding company shares. RP Financial's calculation of the fully-converted pricing multiples for Prudential Savings Bank assumed the pro forma impact of selling all of the shares to the public at $10.00 per share. Prudential Savings Bank's pro forma fully-converted calculation assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over 18 years and the expense of the restricted stock plan was assumed to be amortized over five years. Offering expenses were assumed to equal 3.0% of the gross proceeds.

      In accordance with the regulations and policies of the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking, the offering range is based upon the appraised pro forma market value of our common stock, as determined on the basis of an independent valuation. We retained RP Financial to provide us with such valuation. Our board of directors carefully reviewed the information contained in the appraisal prepared by RP Financial, including the price-to-earnings and price-to-book information summarized in the tables above, and approved the appraisal of RP Financial and the 45% minority stock issuance. The appraisal report of RP Financial indicated that, in comparing Prudential Savings Bank to the peer group, certain adjustments to their pricing multiples should be made including slight downward adjustments due to our slightly lower profitability than the peer group, the highly competitive nature of our primary market area and its limited growth potential and a slightly reduced capacity to pay dividends. The board did not consider one valuation approach to be more important than any other, but approved the valuation upon consideration of the totality of the information included in RP Financial's report.

      The board of directors reviewed the independent valuation and, in particular, considered (i) Prudential Savings Bank's financial condition and results of operations for the year ended September 30, 2004, (ii) financial comparisons in relation to other financial institutions, primarily including other publicly traded subsidiaries of mutual holding companies, and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation, if necessitated by subsequent developments in our financial condition or market conditions generally.

      The independent valuation will be updated at the time of the completion of the offering. No sale of shares of common stock in the reorganization may be consummated unless RP Financial first confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price of $10.00 per share is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the reorganization. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. If such confirmation is not received, we may extend the offering, reopen or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation or take such other actions as permitted by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation in order to complete the offering.

      Before we complete the reorganization, the maximum of the offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 12,563,750 shares, including 6,910,063 shares issued to Prudential Mutual Holding Company, to reflect changes in market and financial conditions, without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

      In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In such instance, we will notify subscribers and return the amount they have submitted with their subscription orders, with interest at our passbook rate of interest, or cancel their withdrawal authorization and we will resolicit orders from subscribers. Any change in the offering range must be approved by the Pennsylvania Department of Banking and the Federal Deposit Insurance

Corporation. If the number of shares of common stock issued in the reorganization is increased due to an increase of up to 15% in the offering range to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares, if applicable. See "- Limitations on Common Stock Purchases."

      An increase in the number of shares of common stock due to an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and our pro forma net income and shareholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - An Increase in the Offering Range Would Be Dilutive" and "Pro Forma Data."

      The appraisal report of RP Financial has been filed as an exhibit to our registration statement and our applications to the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation, and is available for inspection in the manner set forth under "Additional Information."

      The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of Prudential Bancorp. RP Financial did not independently verify the financial statements and other information provided by us, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Prudential Savings Bank as a going concern and should not be considered as an indication of liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will be able to sell such shares at prices at or above the purchase price.

PLAN OF DISTRIBUTION AND MARKETING ARRANGEMENTS

      Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O'Neill & Partners, L.P. All prospective purchasers are to send payment directly to Prudential Savings Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

      We have engaged Sandler O'Neill & Partners, L.P., a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O'Neill & Partners, L.P. will assist us in the offering as follows:

      - consulting as to the securities marketing implications of any aspect of the plan of stock issuance or related corporate documents;

      - reviewing with our board of directors the independent appraiser's appraisal of the common stock;

      - reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

      - assisting in the design and implementation of a marketing strategy for the offering;

      -     assisting in obtaining all requisite regulatory approvals;

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      -     assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

      - providing such other general advice and assistance as may be requested to promote the successful completion of the offering.


      For these services, Sandler O'Neill & Partners, L.P. will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our directors, officers, and employees and their immediate families. We have made an advance payment of $25,000 to Sandler O'Neill & Partners, L.P. If there is a syndicated community offering, Sandler O'Neill & Partners, L.P. will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O'Neill & Partners, L.P. and other NASD member firms in the syndicated community offering shall not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. In the event that any of the shares offered hereby remain unsold after completion of the subscription and community offerings as well as any syndicated community offering, we have agreed to offer Sandler O'Neill & Partners, L.P. the first right to act as the managing underwriter in an underwritten public offering should one be conducted to sell any or all of such remaining shares. Such engagement would be in accordance with the terms of a separate purchase agreement.


      We also will reimburse Sandler O'Neill & Partners, L.P. for its legal fees and expenses associated with its marketing effort, up to a maximum of $40,000. If the plan of reorganization is terminated or if Sandler O'Neill & Partners, L.P. terminates its agreement with us in accordance with the provisions of the agreement, Sandler O'Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O'Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

      We have also engaged Sandler O'Neill & Partners, L.P. to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O'Neill & Partners, L.P. will assist us in the offering as follows: (1) consolidation of accounts and development of a central file; (2) preparation of order and/or request forms; (3) organization and supervision of the conversion center; and (4) subscription services. For these services, Sandler O'Neill & Partners, L.P. will receive a fee of $15,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O'Neill & Partners, L.P. for these services.

      Sandler O'Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O'Neill & Partners, L.P. expresses no opinion as to the prices at which common stock to be issued may trade.

      Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

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PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERING

      To ensure that each purchaser in the Subscription and Community Offering receives a prospectus at least 48 hours before the expiration date of the Subscription and Community Offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

      To purchase shares in the Subscription and Community Offering, an executed stock order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Prudential Savings Bank, which may be given by completing the appropriate blanks in the order form, must be received by Prudential Savings Bank by 12:00 noon, Eastern Time, on the expiration date, unless extended. We may not accept order forms which are not received by such time or are executed defectively or are received without full payment, or appropriate withdrawal instructions. Copies of order forms, order forms unaccompanied by an executed acknowledgement form, payments from other private third parties and wire transfers are also not required to be accepted. Except with respect to individual retirement accounts, shares must be registered as reflected on the qualifying account. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the reorganization has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

      In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (December 31, 2002) or the Supplemental Eligibility Record Date _________ ___, 200_) and depositors as of the close of business on the Voting Record Date (_________ ___, 200_) must list all accounts on the stock order form giving all names in each account and the account numbers. FAILURE TO LIST ALL OF YOUR ACCOUNTS MAY RESULT IN FEWER SHARES BEING ALLOCATED TO YOU THAN IF ALL OF YOUR ACCOUNTS HAD BEEN DISCLOSED.

PAYMENT FOR COMMON STOCK

      Payment for subscriptions may be made (1) in cash only if delivered in person at any branch office of Prudential Savings Bank, although we request that you exchange cash for a check from one of our tellers, (2) by check or money order, or (3) by authorization of withdrawal from deposit accounts maintained with Prudential Savings Bank. Interest will be paid on payments made by cash, check or money order at Prudential Savings Bank's passbook rate of interest from the date payment is received until the reorganization is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the reorganization. Payment may not be made by wire transfer of funds.

      If a subscriber authorizes us to withdraw the amount of the purchase price from his deposit account, we will do so as of the effective date of the reorganization. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. We may not make loans to

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anyone for the purpose of subscribing for shares in the offering except
Prudential Bancorp may loan funds to our employee stock ownership plan.

      Our employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, the employee stock ownership plan may pay for the shares of common stock subscribed for by it at the purchase price upon completion of the Subscription and Community Offering, provided that there is a valid loan commitment in force from the time of its subscription until such time. The loan commitment may be from an unrelated financial institution or Prudential Bancorp to lend to the employee stock ownership plan, at the completion of the reorganization, the aggregate purchase price of the shares for which the employee stock ownership plan subscribed.

      Owners of self-directed individual retirement accounts may use the assets of such individual retirement accounts to purchase shares of common stock in the Subscription and Community Offering, provided that such individual retirement accounts are not maintained at Prudential Savings Bank. Persons with individual retirement accounts maintained at Prudential Savings Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offering. In addition, applicable regulations require that our officers and directors who use self-directed individual retirement accounts funds to purchase shares of common stock in the Subscription and Community Offering make such purchases for the exclusive benefit of the individual retirement accounts. Any interested parties wishing to use funds in their individual retirement account at Prudential Savings Bank for stock purchases are advised to contact the conversion center for additional information and allow sufficient time for the account to be transferred as required.

      Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on our records, or to such other address as may be specified in properly completed stock order forms, as soon as practicable following consummation of the reorganization. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

      You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of stock issuance or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of subscription rights. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.

      WE WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY US TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

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                 DESCRIPTION OF PRUDENTIAL BANCORP CAPITAL STOCK

GENERAL

      Prudential Bancorp's articles of incorporation provide for the authority to issue up to 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. We currently expect to issue in the reorganization up to a maximum of 10,925,000 shares of common stock, including 6,008,750 shares being issued to Prudential Mutual Holding Company, and no shares of preferred stock. Each share of Prudential Bancorp common stock will have the same relative rights as, and will be identical in all respects with, each other share of Prudential Bancorp common stock. Upon payment of the purchase price for the stock in accordance with the plan of stock issuance, all such stock will be duly authorized, fully paid and nonassessable.

      PRUDENTIAL BANCORP COMMON STOCK WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AUTHORITY.

COMMON STOCK

      DIVIDENDS. Prudential Bancorp can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of Prudential Bancorp common stock will be entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor. If Prudential Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

      VOTING RIGHTS. Upon completion of the reorganization, the holders of Prudential Bancorp common stock will possess exclusive voting rights in Prudential Bancorp. They will elect our board of directors and act on such other matters as are required to be presented to them under Pennsylvania law or Prudential Bancorp's articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in "Restrictions on Acquisition of Prudential Bancorp and Prudential Savings Bank and Related Anti-Takeover Provisions - Limitations on Acquisitions of Voting Stock and Voting Rights," each Prudential Bancorp holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Prudential Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.

      LIQUIDATION. In the event of any liquidation, dissolution or winding up of Prudential Bancorp, the holders of the then-outstanding shares of Prudential Bancorp common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of Prudential Bancorp's assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of Prudential Bancorp common stock in the event of liquidation or dissolution.

      PREEMPTIVE RIGHTS. Holders of Prudential Bancorp common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. Prudential Bancorp common stock is not subject to redemption.

PREFERRED STOCK

      None of the shares of Prudential Bancorp's authorized preferred stock will be issued in the reorganization. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and reorganization rights which could dilute the

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voting strength of the holders of Prudential Bancorp common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                RESTRICTIONS ON ACQUISITION OF PRUDENTIAL BANCORP
        AND PRUDENTIAL SAVINGS BANK AND RELATED ANTI-TAKEOVER PROVISIONS

MUTUAL HOLDING COMPANY STRUCTURE

      The mutual holding company structure could restrict the ability of our stockholders to effect a change of control of management because Prudential Mutual Holding Company will control at least a majority of the outstanding voting stock of Prudential Bancorp. Consequently, Prudential Mutual Holding Company will be able to elect all of the members of our board of directors and generally control the outcome of most matters presented to our shareholders for approval, except for matters that require a vote greater than a majority. Prudential Mutual Holding Company, acting through its board of directors, will be able to prevent any challenge to the ownership or control of Prudential Bancorp by minority shareholders. Prudential Mutual Holding Company will be controlled by its board of directors, which will initially consist of the same persons who are members of the board of directors of Prudential Bancorp and Prudential Savings Bank. See "Risk Factors - Prudential Mutual Holding Company Will Own a Majority of Prudential Bancorp's Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Prudential Bancorp's Shareholders" and "The Reorganization."

RESTRICTIONS IN PRUDENTIAL BANCORP'S ARTICLES OF INCORPORATION AND BYLAWS AND PENNSYLVANIA LAW

      Certain provisions of Prudential Bancorp's articles of incorporation and bylaws and Pennsylvania law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in Prudential Bancorp's articles of incorporation and bylaws provide, among other things:

      - that Prudential Bancorp's board of directors shall be divided into classes with only one-third of its directors standing for reelection each year;

      - that special meetings of shareholders may only be called by Prudential Bancorp's board of directors;

      - that shareholders generally must provide Prudential Bancorp advance notice of shareholder proposals and nominations for director and provide certain specified related information in the proposal;

      - that no person, other than Prudential Mutual Holding Company, may acquire more than 10% of the issued and outstanding shares of any class of Prudential Bancorp's equity securities; and

      - the board of directors shall have the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights.

      Provisions of the Pennsylvania Business Corporation Law, which is referred to as the PBCL in this document, applicable to Prudential Bancorp provide, among other things, that

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      -     Prudential Bancorp may not engage in a business combination with an
            "interested shareholder," generally a holder of 20% of a corporation's voting stock, during the five-year period after the interested shareholder became an interested shareholder except under certain specified circumstances;

      - holders of common stock may object to a "control transaction" involving Prudential Bancorp, generally the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation, and demand that they be paid a cash payment for the "fair value" of their shares from the "controlling person or group;" and

      - any "profit," as defined, realized by any person or group who is or was a "controlling person or group" with respect to Prudential Bancorp from the disposition of any of Prudential Bancorp's equity securities to any person shall belong to and be recoverable by Prudential Bancorp when the profit is realized in a specified manner.

      Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. Prudential Bancorp's articles of incorporation do not provide for exemption from the applicability of these provisions. The PBCL includes additional anti-takeover provisions from which Prudential Bancorp has elected to exempt itself from as provided in its articles of incorporation.

      The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by Prudential Bancorp's board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of Prudential Bancorp's board of directors or management more difficult. Furthermore, such provisions could render Prudential Bancorp being deemed less attractive to a potential acquiror and/or could result in Prudential Bancorp's shareholders receiving a lesser amount of consideration for their shares of Prudential Bancorp common stock than otherwise could have been available either in the market generally and/or in a takeover.

      A more detailed discussion of these and other provisions of Prudential Bancorp's articles of incorporation and bylaws and the PBCL is set forth below.

      BOARD OF DIRECTORS. Prudential Bancorp's articles of incorporation and bylaws require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of Prudential Bancorp common stock will not have cumulative voting in the election of directors.

      Under Prudential Bancorp's articles of incorporation, any vacancy occurring in its board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director. Any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

      Prudential Bancorp's articles of incorporation provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been

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either declared incompetent by order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors' duties to Prudential Bancorp.

      CONSIDERATION OF INTERESTS. The PBCL provides that in discharging the duties of their respective positions, including in the context of evaluating an offer to acquire Prudential Bancorp, the board of directors, committees of the board and individual directors of a business corporation may, in considering Prudential Bancorp's best interests, consider the following:

      - the effects of any action upon Prudential Bancorp's employees, suppliers and customers;

      - the effects of the action upon communities in which offices or other establishments of the corporation are located; and

      -     any other factors Prudential Bancorp may consider important.

      LIMITATIONS ON LIABILITY. Prudential Bancorp's articles of incorporation provide that the personal liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the PBCL as it exists on the effective date of the articles of incorporation or as such law may be thereafter in effect. Section 1713 of the PBCL currently provides that directors, but not officers, of corporations that have adopted such a provision will not be so liable, unless:

      - the director has breached or failed to perform the duties of his office in accordance with the PBCL; and

      - the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

      This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to Prudential Bancorp and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

      If Pennsylvania law is amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in Prudential Bancorp's articles of incorporation limiting the personal liability of directors and officers would automatically incorporate such amendments to the law without further action by shareholders. Similarly, if Pennsylvania law is amended in the future to restrict the ability of a corporation to limit the personal liability of directors, Prudential Bancorp's articles of incorporation would automatically incorporate such restrictions without further action by shareholders.

      The provision limiting the personal liability of Prudential Bancorp's directors does not eliminate or alter the duty of Prudential Bancorp's directors; it merely limits personal liability for monetary damages to the extent permitted by the PBCL. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer, if he is also an officer, or arising out of any other capacity in which he serves because the PBCL does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility

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or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to federal, state or local law.

      The provision in Prudential Bancorp's articles of incorporation which limits the personal liability of directors is designed to ensure that the ability of Prudential Bancorp's directors to exercise their best business judgment in managing Prudential Bancorp's affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provision of Prudential Bancorp's articles of incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable Prudential Bancorp to elect and retain the persons most qualified to serve as directors.

      INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. Prudential Bancorp's bylaws provide that Prudential Bancorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Prudential Bancorp, or is or was serving at Prudential Bancorp's request as a representative of another domestic or foreign corporation for profit or non-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, Prudential Bancorp's best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Similar rights to indemnification are provided in the case of derivative and other actions by or in the right of Prudential Bancorp. Indemnification shall not be made with respect to an action by or in the right of Prudential Bancorp as to which the person has been adjudged to be liable to Prudential Bancorp unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Prudential Bancorp's bylaws further provide that to the extent that Prudential Bancorp's representative has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith. Unless otherwise ordered by a court, any indemnification shall be made by Prudential Bancorp only as authorized in the specific case upon a determination that indemnification is proper in the circumstance because such person has met the applicable standard of conduct set forth in the bylaws. Expenses, including attorney's fees, incurred in defending any action or proceeding shall be paid by Prudential Bancorp in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by Prudential Bancorp.

      SPECIAL MEETINGS OF SHAREHOLDERS. Prudential Bancorp's articles of incorporation contain a provision pursuant to which, except as otherwise provided by law, special meetings of its shareholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

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      SHAREHOLDER NOMINATIONS AND PROPOSALS. Prudential Bancorp's bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, Prudential Bancorp's principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by Prudential Bancorp in connection with the immediately preceding annual meeting of shareholders, or in the case of the first annual meeting following the reorganization, by March 15, 2005.

      Prudential Bancorp's bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to Prudential Bancorp's secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at Prudential Bancorp's principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by Prudential Bancorp in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the reorganization, by March 15, 2005. Prudential Bancorp's bylaws also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the bylaws. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with Prudential Bancorp's bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

      The procedures regarding shareholder proposals and nominations are intended to provide Prudential Bancorp's board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of Prudential Bancorp or its shareholders.

      SHAREHOLDER ACTION WITHOUT A MEETING. Prudential Bancorp's articles of incorporation provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all of the shareholders entitled to vote.

      LIMITATIONS ON ACQUISITIONS OF VOTING STOCK AND VOTING RIGHTS. Prudential Bancorp's articles of incorporation provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of Prudential Bancorp or (b) any securities convertible into, or exercisable for, any equity securities of Prudential Bancorp if, assuming reorganization or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of Prudential Bancorp. The term "person" is broadly defined in Prudential Bancorp's articles of incorporation to prevent circumvention of this restriction.

      The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to Prudential Bancorp by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by Prudential Bancorp or Prudential Savings Bank or any trustees of such plan, (c) Prudential Mutual Holding Company, and (d) any other offer or acquisition approved in advance by the affirmative vote of 80% of Prudential Bancorp's board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and Prudential Bancorp's board of directors may cause the excess shares to be transferred to an independent trustee for sale.

      MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. In addition, if any class or series of shares is entitled to vote thereon as a class, the PBCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The PBCL also provides that unless otherwise required by a corporation's governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

      - whether or not the "constituent" corporation, in this case, Prudential Bancorp, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

      - immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

      - no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

      As holder of all of the outstanding Prudential Savings Bank common stock after consummation of the reorganization, Prudential Bancorp generally will be able to authorize a merger, consolidation or other business combination involving Prudential Savings Bank without the approval of Prudential Bancorp's shareholders. As the holder of more than a majority of the issued and outstanding shares of Prudential Bancorp, Prudential Mutual Holding Company generally will have voting power sufficient to authorize a merger, consolidation or other business combination involving Prudential Bancorp.

      BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS. Under the PBCL, a registered corporation may not engage in a business combination with an interested shareholder except for certain types of business combinations as enumerated under Pennsylvania law. The PBCL defines a "business combination" generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an interested shareholder or an "affiliate" or "associate" thereof, on the other hand. An "interested shareholder" is defined generally to include any individual, partnership, association or corporation which is the beneficial owner, as defined, of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five-year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

      CONTROL TRANSACTIONS. The PBCL includes provisions which allow holders of voting shares of a registered corporation that becomes the subject of a "control transaction" to object to such transaction and demand that they be paid a cash payment for the "fair value" of their shares from the "controlling person or group." A "control transaction" for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the registered corporation. "Fair value" for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

      DISGORGEMENT BY CERTAIN CONTROLLING SHAREHOLDERS. The PBCL includes provisions which generally provide that any "profit" realized by any person or group who is or was a "controlling person or group" with respect to a registered corporation from the disposition of any equity security of the corporation to any person shall belong to and be recoverable by the corporation where the profit is realized by such person or group: (1) from the disposition of the equity security within 18 months after the person or group attained the status of a controlling person or group; and (2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the attaining by the person or group of the status of a controlling person or group.

      A "controlling person or group" for purposes of these provisions of the PBCL is defined to mean (1) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or (2) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of a corporation through any means. The definition of "controlling person or group" also includes terms which are designed to facilitate a corporation's determination of the existence of a group and members of a controlling group.

      The PBCL excludes certain persons and holders from the definition of a controlling person or group, absent "significant other activities" indicating that a person or group should be deemed a controlling person or group. The PBCL similarly provides that, absent a person or group's direct or indirect disclosure or causing to be disclosed that it may seek to acquire control of the corporation through any means, a person or group will not be deemed to be a controlling person or group if such person or group holds voting power, among other ways, as a result of the solicitation of proxies or consents if such proxies or consents are (a) given without consideration in response to a solicitation pursuant to the Securities Exchange Act of 1934 and the regulations thereunder and (b) do not empower the holder thereof to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent. The disgorgement provisions of the PBCL applicable to registered corporations also do not apply to certain specified transfers of equity securities, including certain acquisitions and dispositions which are approved by a majority vote of both the board of directors and shareholders of the corporation in the prescribed manner.

      Actions to recover any profit due to a registered corporation under the disgorgement provisions of the PBCL may be commenced by the corporation in any court of competent jurisdiction within two years from the date any recoverable profit was realized. Such an action also may be commenced by a shareholder on behalf of the corporation if the corporation refuses to bring the action within 60 days after written request by a shareholder or the corporations fail to prosecute the action diligently. Although any recovery of profits would be due the corporation, the shareholder would be entitled to reimbursement of all costs incurred in connection with the bringing of any such action in the event that such action results in a judgment recovering profits for the corporation.

      CONTROL-SHARE ACQUISITIONS. The PBCL includes provisions which generally require that shareholders of a registered corporation approve a "control-share acquisition," as defined therein. Pursuant to authority contained in the PBCL, Prudential Bancorp's articles of incorporation contain a provision which provides that the control-share acquisition provisions of the PBCL shall not be applicable to Prudential Bancorp.

      AMENDMENT OF GOVERNING INSTRUMENTS. Prudential Bancorp's articles of incorporation generally provide that no amendment of the articles of incorporation may be made unless it is first approved by its board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof.

      Prudential Bancorp's bylaws may be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof.

      AUTHORIZED CAPITAL STOCK. Prudential Bancorp's authorized capital stock consists of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. The number of Prudential Bancorp's authorized shares of stock is greater than what it will issue in the reorganization. This will provide its board of directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

      ISSUANCE OF CAPITAL STOCK TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS. Prudential Bancorp's articles of incorporation do not contain restrictions on the issuance of shares of capital stock to its directors, officers or controlling persons. Thus, Prudential Bancorp could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of Prudential Bancorp capital stock could be issued directly to directors or officers without shareholder approval. The Marketplace Rules of the Nasdaq National Market, however, generally require corporations like Prudential Bancorp with securities which will be quoted on the Nasdaq National Market to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax law treatment under current laws and regulations. Prudential Bancorp plans to submit the proposed stock option plan and stock recognition and retention plan discussed herein to its shareholders for their approval.

      The foregoing provisions of Prudential Bancorp's article of incorporation and bylaws and Pennsylvania law could have the effect of discouraging an acquisition of Prudential Bancorp or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the common stock.

      In addition, certain provisions expected to be included in the proposed stock option plan and stock recognition and retention plan, each of which will not be implemented prior to the receipt of shareholder approval, provide for accelerated benefits to participants in the event of a change in control of Prudential Bancorp or Prudential Savings Bank, as applicable. See "Management - New Stock Benefit Plans." The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of Prudential Bancorp.

      The board of directors of Prudential Bancorp believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by its board of directors. Prudential Bancorp's board of directors believes that these provisions are in the best interests of Prudential Bancorp and its future shareholders. In the board of directors' judgment, Prudential Bancorp's board of directors is in the best position to determine Prudential Bancorp's true value and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, the board of directors believes that it is in Prudential Bancorp's best interests and the best interests of its future shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of Prudential Bancorp's true value and where the transaction is in the best interests of all shareholders.

REGULATORY RESTRICTIONS

      The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice. The Bank Holding Company Act provides that no company may acquire "control" of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a bank holding company subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, control of a bank holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. The Federal Reserve Board:

      - may prohibit an acquisition if the acquisition would result in a monopoly, or would be in furtherance of one, or substantially lessen competition, or be in restraint of trade, unless it finds that the anti-competitive effects are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served;

      - in every case, must take into consideration the financial and managerial resources, including the competence, experience, and integrity of the officers, directors, and principal shareholders of the acquiring company, and the future prospects of the bank holding company and its subsidiary banks, and the convenience and needs of the community to be served; and

      - must disapprove any application if the acquiring company fails to assure the Federal Reserve Board that it will provide the information necessary for the Federal Reserve

            Board to enforce banking laws respecting the acquiror or, if the application involves a foreign bank, the foreign bank is not subject to comprehensive supervision or regulation on a consolidated basis by the appropriate authorities in the foreign bank's home country.

      In addition to the foregoing, the plan of reorganization prohibits any person, prior to the completion of the reorganization, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock. See "The Offering - Restrictions on Transfer of Subscription Rights and Shares."

                          TRANSFER AGENT AND REGISTRAR

      Registrar and Transfer Company will act as the transfer agent and registrar for the common stock.

                                     EXPERTS

      The financial statements of Prudential Savings Bank as of September 30, 2004 and 2003, and for each of the three years in the period ended September 30, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      RP Financial has consented to the publication in this document of the summary of its report to Prudential Bancorp and Prudential Savings Bank setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the reorganization and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

      The legality of the common stock and the federal and Pennsylvania income tax consequences of the reorganization has been passed upon for Prudential Bancorp and Prudential Savings Bank by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to Prudential Bancorp and Prudential Savings Bank. Certain legal matters will be passed upon for Sandler O'Neill & Partners, L.P. by Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C.

                             ADDITIONAL INFORMATION

      Prudential Bancorp has filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of its common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the SEC's world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.

      Prudential Savings Bank has filed an application for reorganization with the Pennsylvania Department of Banking with respect to the reorganization. The application may be examined at the principal office of the Pennsylvania Department of Banking at 333 Market Street, 16th Floor, Harrisburg,

Pennsylvania. Prudential Savings Bank has also filed copies of that application with the Federal Deposit Insurance Corporation. Prudential Bancorp and Prudential Mutual Holding Company have filed an application with the Federal Reserve Board to become bank holding companies with respect to Prudential Savings Bank. This prospectus omits certain information contained in those applications.

      In connection with the reorganization, Prudential Bancorp will register its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934, and, upon such registration, Prudential Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934. Prudential Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the reorganization.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                             Page
                                                                                             ----
FINANCIAL STATEMENTS OF PRUDENTIAL SAVINGS BANK
Report of Independent Registered Public Accounting Firm...................................   F-1
Financial Statements:
         Statements of Financial Condition as of September 30, 2004 and 2003 .............   F-2
         Statements of Income for Each of the Three Years in the Period Ended
              September 30, 2004..........................................................   F-3
         Statements of Changes in Retained Earnings and Comprehensive Income
              for Each of the Three Years in the Period Ended September 30, 2004 .........   F-4
         Statements of Cash Flows for Each of the Three Years in the Period Ended
              September 30, 2004..........................................................   F-5
         Notes to Financial Statements....................................................   F-6

      All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

      The registrant, Prudential Bancorp, Inc. of Pennsylvania, a Pennsylvania corporation, has not yet commenced operations to date; accordingly, the financial statements of Prudential Bancorp, Inc. have been omitted because of their immateriality.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Prudential Savings Bank
Philadelphia, Pennsylvania

We have audited the accompanying statements of financial condition of Prudential Savings Bank (formerly Prudential Savings Bank, PaSA) (the "Bank") as of September 30, 2004 and 2003, and the related statements of income, changes in retained earnings and comprehensive income, and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Prudential Savings Bank as of September 30, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/Deloitte & Touche, LLP
Deloitte & Touche, LLP
Philadelphia, Pennsylvania
November 30, 2004

PRUDENTIAL SAVINGS BANK

STATEMENTS OF FINANCIAL CONDITION

                                                                                                    SEPTEMBER 30,
                                                                                            -----------------------------
                                                                                                2004             2003
ASSETS
Cash and amounts due from depository institutions                                           $  4,627,592     $  8,680,953
Interest-bearing deposits                                                                      5,433,169       15,426,770
                                                                                            ------------     ------------
        Total cash and cash equivalents                                                       10,060,761       24,107,723
Investment securities held to maturity (estimated fair value -- 2004, $114,491,562;
  2003, $98,966,935)                                                                         114,806,161       98,991,018
Investment securities available for sale (amortized cost -- 2004, $39,007,038;
  2003, $42,014,199)                                                                          40,286,790       43,174,773
Mortgage-backed securities held to maturity (estimated fair value -- 2004, $82,074,306;
  2003, $83,636,065)                                                                          80,931,942       82,555,720
Loans receivable -- net of allowance for loan losses (2004, $557,956; 2003, $553,422)        151,564,693      137,926,350
Accrued interest receivable:
  Loans receivable                                                                               770,610          706,490
  Mortgage-backed securities                                                                     357,011          376,995
  Investment securities                                                                        1,520,046        1,316,210
Real estate owned                                                                                547,784          625,784
Federal Home Loan Bank stock -- at cost                                                        2,074,000        2,218,600
Office properties and equipment -- net                                                         1,879,367        1,844,677
Prepaid expenses and other assets                                                              1,839,059        1,686,188
Deferred income taxes                                                                                             294,943
                                                                                            ------------     ------------
TOTAL ASSETS                                                                                $406,638,224     $395,825,471
                                                                                            ============     ============
LIABILITIES AND RETAINED EARNINGS
LIABILITIES:
  Deposits:
    Noninterest-bearing                                                                     $  2,231,839     $  2,583,460
    Interest-bearing                                                                         346,926,671      338,193,208
                                                                                            ------------     ------------
        Total deposits                                                                       349,158,510      340,776,668
  Advances from Federal Home Loan Bank                                                        13,862,127       13,899,923
  Accrued interest payable                                                                     1,851,239        1,956,706
  Advances from borrowers for taxes and insurance                                              1,030,168        1,007,359
  Accounts payable and accrued expenses                                                        1,601,646        1,636,707
  Deferred income taxes                                                                           35,997
                                                                                            ------------     ------------
        Total liabilities                                                                    367,539,687      359,277,363
                                                                                            ------------     ------------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 13)
RETAINED EARNINGS:
  Accumulated other comprehensive income                                                         831,839          754,373
  Retained earnings                                                                           38,266,698       35,793,735
                                                                                            ------------     ------------
        Total retained earnings                                                               39,098,537       36,548,108
                                                                                            ------------     ------------
TOTAL LIABILITIES AND RETAINED EARNINGS                                                     $406,638,224     $395,825,471
                                                                                            ============     ============

See notes to financial statements.

PRUDENTIAL SAVINGS BANK

STATEMENTS OF INCOME

                                                                 YEARS ENDED SEPTEMBER 30,
                                                        --------------------------------------------
                                                           2004            2003            2002
INTEREST INCOME:
  Interest on loans and mortgage-backed securities      $13,058,685     $14,603,044     $ 16,773,457
  Interest and dividends on investments                   6,454,327       4,210,177        2,441,721
                                                        -----------     -----------     ------------
          Total interest income                          19,513,012      18,813,221       19,215,178
                                                        -----------     -----------     ------------
INTEREST EXPENSE:
  Deposits                                                8,204,756       8,892,560        9,541,263
  Other                                                     797,208         814,959          823,452
                                                        -----------     -----------     ------------
          Total interest expense                          9,001,964       9,707,519       10,364,715
                                                        -----------     -----------     ------------
NET INTEREST INCOME                                      10,511,048       9,105,702        8,850,463

PROVISION FOR LOAN LOSSES                                    50,000         180,000          150,000
                                                        -----------     -----------     ------------
NET INTEREST  INCOME AFTER PROVISION
  FOR LOAN LOSSES                                        10,461,048       8,925,702        8,700,463
                                                        -----------     -----------     ------------
NON-INTEREST INCOME:
  Fees and other service charges                            487,612         520,208          495,887
  Gain on sale of loans                                                     154,569            2,190
  Other                                                      93,385          67,092          114,739
                                                        -----------     -----------     ------------
          Total non-interest income                         580,997         741,869          612,816
                                                        -----------     -----------     ------------
NON-INTEREST EXPENSES:
  Salaries and employee benefits                          3,150,555       2,934,138        2,594,955
  Pension                                                 1,191,160         360,622          150,057
  Office occupancy                                          305,025         258,644          258,493
  Amortization of excess of cost over fair value of
    net assets acquired                                                           -          251,915
  Depreciation                                              270,462         214,572          186,916
  Payroll taxes                                             221,103         211,440          192,353
  Data processing                                           423,513         438,073          457,797
  Litigation expense                                        254,013               -                -
  Other                                                   1,506,800       1,629,205        1,328,084
                                                        -----------     -----------     ------------
        Total non-interest expenses                       7,322,631       6,046,694        5,420,570
                                                        -----------     -----------     ------------
INCOME BEFORE INCOME TAXES                                3,719,414       3,620,877        3,892,709
                                                        -----------     -----------     ------------
INCOME TAXES:
  Current                                                   957,224       1,252,984        1,479,898
  Deferred                                                  289,227               -          (81,616)
                                                        -----------     -----------     ------------
          Total                                           1,246,451       1,252,984        1,398,282
                                                        -----------     -----------     ------------
NET INCOME                                              $ 2,472,963     $ 2,367,893     $  2,494,427
                                                        ===========     ===========     ============

See notes to financial statements.

PRUDENTIAL SAVINGS BANK

STATEMENTS OF CHANGES IN RETAINED EARNINGS AND COMPREHENSIVE INCOME

                                                                                    ACCUMULATED
                                                                                       OTHER            TOTAL
                                                                     RETAINED      COMPREHENSIVE       RETAINED       COMPREHENSIVE
                                                                     EARNINGS         INCOME           EARNINGS          INCOME
BALANCE, OCTOBER 1, 2001                                            $30,931,415     $ 1,126,932      $ 32,058,347      $         -
  Comprehensive income:
   Net income                                                         2,494,427               -         2,494,427        2,494,427
   Net unrealized holding loss on available for sale securities arising during the period, net of income tax benefit
     of $91,748                                                               -        (170,388)         (170,388)        (170,388)
                                                                                                                       -----------
   Comprehensive income                                                       -               -                 -      $ 2,324,039
                                                                    -----------     -----------      ------------      ===========
BALANCE, SEPTEMBER 30, 2002                                          33,425,842         956,544        34,382,386      $         -
  Comprehensive income:
   Net income                                                         2,367,893               -         2,367,893        2,367,893
   Net unrealized holding loss on available for sale securities arising during the period, net of income tax benefit
    of $108,860                                                               -        (202,171)         (202,171)        (202,171)
                                                                                                                       -----------
  Comprehensive income                                                        -               -                 -      $ 2,165,722
                                                                    -----------     -----------      ------------      ===========
BALANCE, SEPTEMBER 30, 2003                                          35,793,735         754,373        36,548,108      $         -
  Comprehensive income:
   Net income                                                         2,472,963               -         2,472,963        2,472,963
   Net unrealized holding gain on available for sale securities arising during the period, net of income tax expense
     of $41,712                                                               -          77,466            77,466           77,466
                                                                                                                       -----------
  Comprehensive income                                                        -               -                 -      $ 2,550,429
                                                                    -----------     -----------      ------------      ===========
BALANCE, SEPTEMBER 30, 2004                                         $38,266,698     $   831,839      $ 39,098,537
                                                                    ===========     ===========      ============

See notes to financial statements.

PRUDENTIAL SAVINGS BANK

STATEMENTS OF CASH FLOWS

                                                                                 YEARS ENDED SEPTEMBER 30,
                                                                      -------------------------------------------------
                                                                         2004               2003              2002
OPERATING ACTIVITIES:
  Net income                                                          $  2,472,963      $   2,367,893      $  2,494,427
  Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses                                                50,000            180,000           150,000
   Depreciation                                                            270,462            214,572           186,916
   Net gain on sale of real estate owned                                         -            (19,306)           (5,164)
   Net gain on sale of investment securities available for sale                  -               (140)                -
   Net loss on disposal of equipment                                             -              6,042                 -
   Net accretion of premiums/discounts                                     (44,216)           (23,720)          (23,582)
   Loans originated and held for sale                                            -         (8,627,237)         (394,000)
   Proceeds from sale of loans                                                   -          8,781,806           396,190
   Net gain on sale of loans                                                     -           (154,569)           (2,190)
   Amortization of excess cost over fair value of assets acquired                -                  -           251,915
   Amortization of deferred loan fees                                     (253,048)          (317,194)         (223,200)
   Deferred income tax expense (benefit)                                   289,227                  -           (81,616)
   Changes in assets and liabilities which (used) provided cash:
    Accounts payable and accrued expenses                                  (35,061)           333,564           196,876
    Accrued interest payable                                              (105,467)           322,903          (875,120)
    Prepaid expenses and other assets                                     (152,871)          (325,495)         (320,044)
    Accrued interest receivable                                           (247,972)          (414,670)          381,836
                                                                      ------------      -------------      ------------
         Net cash provided by operating activities                       2,244,017          2,324,449         2,133,244
                                                                      ------------      -------------      ------------
INVESTING ACTIVITIES:
  Purchase of investment securities held to maturity                   (45,977,394)      (102,991,029)      (29,974,947)
  Purchase of investment securities available for sale                  (2,000,000)       (20,546,899)      (34,122,235)
  Purchase of mortgage-backed securities held to maturity              (21,770,915)       (56,722,676)      (40,003,502)
  Principal collected on loans                                          54,901,705         96,583,307        77,796,573
  Principal payments received on mortgage-backed securities
   held-to-maturity                                                     23,422,075         40,307,428        12,518,819
  Loans originated or acquired                                         (68,259,000)       (53,069,964)      (72,159,000)
  Proceeds from calls of investment securities held to maturity         30,180,410         28,000,000        38,610,000
  Proceeds from call/maturity or sale of investment securities
   available for sale                                                    5,005,837         13,324,887        11,000,000
  Purchase of Federal Home Loan Bank stock                                (100,500)          (465,700)         (652,400)
  Proceeds from redemption of Federal Home Loan Bank stock                 245,100            462,600           388,800
  Proceeds from sale of real estate owned                                        -             81,716            18,877
  Purchases of equipment                                                  (305,152)          (440,580)          (84,855)
                                                                      ------------      -------------      ------------
         Net cash used in investing activities                         (24,657,834)       (55,476,910)      (36,663,870)
                                                                      ------------      -------------      ------------
FINANCING ACTIVITIES:
  Net increase in demand deposits, NOW accounts,
   and savings accounts                                                 13,812,596         23,336,184        49,136,456
  Net (decrease) increase in certificates of deposit                    (5,430,754)        25,128,060        (4,936,152)
  Repayment of advances from Federal Home Loan Bank                        (37,796)           (36,894)          (36,015)
  Increase (decrease) in advances from borrowers for
   taxes and insurance                                                      22,809           (254,533)         (172,068)
                                                                      ------------      -------------      ------------
         Net cash provided by financing activities                       8,366,855         48,172,817        43,992,221
                                                                      ------------      -------------      ------------
NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                                     (14,046,962)        (4,979,644)        9,461,595
CASH AND CASH EQUIVALENTS -- Beginning of year                          24,107,723         29,087,367        19,625,772
                                                                      ------------      -------------      ------------
CASH AND CASH EQUIVALENTS -- End of year                              $ 10,060,761      $  24,107,723      $ 29,087,367
                                                                      ============      =============      ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid on deposits and advances from Federal
   Home Loan Bank                                                     $  9,107,431      $   9,384,616      $ 11,239,835
                                                                      ============      =============      ============
  Income taxes paid                                                   $  1,010,000      $   1,186,986      $  1,434,800
                                                                      ============      =============      ============
SUPPLEMENTAL DISCLOSURE OF NONCASH ITEMS:
  Real estate acquired in settlement of loans                         $          -      $     644,772      $     43,422
                                                                      ============      =============      ============

See notes to financial statements.

PRUDENTIAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002

1.    NATURE OF OPERATIONS

      Prudential Savings Bank (formerly Prudential Savings Bank, PaSA) (the "Bank") is a Pennsylvania-chartered mutual savings bank with branches in the Philadelphia area. The Bank is principally in the business of attracting deposits from its community through its branch offices and investing those deposits, together with funds from borrowings and operations, in primarily single-family residential loans.

      On August 20, 2004 the Bank completed a conversion from a Pennsylvania-chartered mutual savings and loan association to a Pennsylvania-chartered mutual savings bank. As a result of the charter conversion, the Bank's primary federal banking regulator changed from the Office of Thrift Supervision to the Federal Deposit Insurance Corporation. The Pennsylvania Department of Banking remains as the Bank's state banking regulator. See Note 15 for further details on the Bank's conversion.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The most significant estimates and assumptions in the Bank's financial statements are recorded in the allowance for loan losses and deferred income taxes. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS -- For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits (maturing within 90 days).

      INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES -- The Bank classifies and accounts for debt and equity securities as follows:

            HELD TO MATURITY -- Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

            AVAILABLE FOR SALE -- Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published and brokers' quotes as of the close of business at the period-ends presented. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of retained earnings until realized. Realized gains or losses on the sale of investment securities are reported in earnings and determined using the adjusted cost of the specific security sold.

            LOANS RECEIVABLE -- Mortgage loans consist of loans secured primarily by first liens on 1-4 family residential properties and are stated at their unpaid principal balances net of unamortized net fees/costs. Other loans consist of residential construction loans, consumer loans, commercial real estate loans, commercial business loans, and loans on savings accounts which are likewise stated at their unpaid principal balances net of unamortized net fees/costs. Generally, the intent of management is to hold loans originated and purchased to maturity. The Bank defers all loan fees, net of certain direct loan origination costs. The balance is accreted into interest income as a yield adjustment over the life of the loan using the interest method.

            ALLOWANCE FOR LOAN LOSSES -- The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio adverse situations that may affect a borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

            The allowance consists of specific, general and unallocated components. The specific components relates to loans that are classified as either doubtful, substandard or special mention. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

            A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. The Bank measures impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price, or the fair value of the collateral if the loan is collateral-dependent. Impairment losses are included in the provision for loan losses.

            MORTGAGE SERVICING RIGHTS -- The Bank originates mortgage loans held for investment and for sale. At origination, the mortgage loan is identified as either held for sale or for investment. Mortgage loans held for sale are carried at the lower of cost or forward committed contracts (which approximates market), determined on a net aggregate basis. The Bank had no loans classified as held for sale at September 30, 2004 and 2003.

            The Bank assesses the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period during which estimated net servicing income or net servicing loss, as appropriate, will be received. Assessment of the fair value of the retained interest is performed on a continual basis. At September 30, 2004 and 2003, mortgage servicing rights of $42,737 and $51,716, respectively, were included in other assets. No valuation allowance is deemed necessary at the periods presented.

            Amortization of the servicing asset totaled $8,979, $5,963 and $0 for the years ended September 2004, 2003 and 2002, respectively.

            UNAMORTIZED PREMIUMS AND DISCOUNTS -- Unamortized premiums and discounts on loans receivable, mortgage-backed securities, and investment securities are amortized over the estimated average lives of the loans, certificates or securities purchased using a method which approximates the interest method.

            REAL ESTATE OWNED -- Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at the lower of book value or fair value at the date of acquisition, establishing a new cost basis. Revenues and expenses from operations are included in other expense. Additions to the valuation allowance are included in other expense. After foreclosure, valuations are periodically performed by management and an allowance for losses is established, if necessary, by a charge to operations if the carrying value of a property exceeds its estimated fair value minus estimated costs to sell.

            OFFICE PROPERTIES AND EQUIPMENT -- Land is carried at cost. Office properties and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized and depreciated over their useful lives.

            LOAN ORIGINATION AND COMMITMENT FEES -- The Bank defers loan origination and commitment fees, net of certain direct loan origination costs. The balance is accreted into income as a yield adjustment over the life of the loan using the level-yield method.

            INTEREST ON LOANS -- The Bank recognizes interest on loans on the accrual basis. Income recognition is generally discontinued when a loan becomes 90 days or more delinquent. Any interest previously accrued is deducted from interest income. Such interest ultimately collected is credited to income when collection of principal and interest is no longer in doubt.

            INCOME TAXES -- Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

            CASH SURRENDER VALUE OF LIFE INSURANCE -- The Bank funds the premiums for insurance policies on the lives of certain directors of the Bank. The cash surrender value of the insurance policies, up to the total amount of premiums paid, is recorded as an asset in the statements of financial condition.

            COMPREHENSIVE INCOME -- The Bank presents in the statement of comprehensive income those amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to retained earnings.

            ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES -- The Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS Nos. 137 and 138, and as interpreted by the FASB and the Derivatives Implementation Group through "Statement 133 Implementation Issues," as of October 1, 2000. Currently, the Bank has no instruments with embedded derivatives. The Bank currently does not employ hedging activities that require designation as either fair value or cash flow hedges, or hedges of a net investment in a foreign operation.

            TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES -- The Bank accounts for transfers and servicing of financial assets in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of SFAS No. 125). This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125 provisions without reconsideration. The statement requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. It requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the asset sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer.

            RECENT ACCOUNTING PRONOUNCEMENTS -- In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have any effect on the Bank's financial position or results of operations.

            In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions, which addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual companies. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. The effective date of this Statement is October 1, 2002. The adoption of this statement did not have any effect on the Bank's financial position or results of operations.

            In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, except for the provisions of this statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. All provisions are to be applied prospectively except for the provisions of this statement that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, which are to be applied in accordance with their respective effective dates. The adoption of this statement has not had any effect on the Bank's financial position or results of operations.

            In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Currently, the Bank has no financial instruments entered into or modified after May 31, 2003 that require application of this statement. The adoption of this statement has not had any effect on the Bank's financial position or results of operations.

            In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superseded. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Bank currently has no guarantees that would be required to be recognized, measured or disclosed under this Interpretation.

            In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. The FASB has published a revision to FIN No. 46 (FIN No. 46R) to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements. The Interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Bank is not a party to any variable interest entities covered by the Interpretation.

            In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin (SAB) No. 105, Application of Accounting Principles to Loan Commitments, which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this SAB, the SEC determined that an interest rate lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. The Bank does not anticipate this standard will have a material effect on the operating results or financial condition.

            In March 2004, the FASB's Emerging Issues Task Force ("EITF") reached a consensus regarding EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The consensus provides guidance for evaluating whether an investment is other-than-temporarily impaired and was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. However, the guidance contained in paragraphs 10-20 of this Issue has been delayed by FASB Staff Position ("FSP") EITF Issue 03-1-1, Effective Date of Paragraphs 10 - 20 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, posted September 30, 2004. The delay of the effective date for paragraphs 10 - 20 will be superseded concurrent with the final issuance of proposed FSP EITF Issue 03-1-a, Implication Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment. The disclosure requirements are effective for the Bank's financial statements for fiscal year ended September 30, 2004. Management does not expect the adoption of EITF Issue 03-1 to have a material effect on the Bank's operating results or financial condition.

            The following table shows the Bank's investments' gross unrealized losses and related estimated fair value, aggregated by investment category and length of time that individual securities have been in a continuous loss position at September 30, 2004:

                                                       LESS THAN 12 MONTHS          MORE THAN 12 MONTHS
                                                   ------------------------     --------------------------
                                                    GROSS        ESTIMATED        GROSS         ESTIMATED
                                                  UNREALIZED       FAIR         UNREALIZED        FAIR
                                                    LOSSES         VALUE          LOSSES          VALUE
Securities held to maturity:
  Mortgage-backed securities                       $ 63,116     $ 7,696,053     $  264,162     $10,767,001
  US Treasury and Government agencies               349,351      28,457,829        448,429      16,285,873
  Municipal bonds                                     4,475         434,874         38,064         686,937
                                                   --------     -----------     ----------     -----------
           Total securities held to maturity        416,942      36,588,756        750,655      27,739,811
                                                   --------     -----------     ----------     -----------
Securities available for sale:
  US Treasury and Government agencies                     -               -              -               -
  FNMA stock                                              -               -              -               -
  Mutual fund                                             -               -        438,096      34,544,357
  FHLMC preferred stock                                   -               -              -               -
                                                   --------     -----------     ----------     -----------
           Total securities available for sale            -               -        438,096      34,544,357
                                                   --------     -----------     ----------     -----------
Total                                              $416,942     $36,588,756     $1,188,751     $62,284,168
                                                   ========     ===========     ==========     ===========

      Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost,
      (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

      At September 30, 2004, securities in a gross unrealized loss position for twelve months or longer consist of 25 securities having an aggregate depreciation of 1.9% from the Bank's amortized cost basis. Securities in a gross unrealized loss position for less than twelve months consist of 37 securities having an aggregate depreciation of 1.1% from the Bank's amortized cost basis. Management believes that the estimated fair value of the securities disclosed above is primarily dependent upon the movement in market interest rates. Although the fair value will fluctuate as the market interest rates move, the majority of the Bank's investment portfolio consists of low risk securities from government agencies. If held to maturity, the contractual principal and interest payments of the securities are expected to be received in full. As such, no loss in value is expected over the lives of the securities. Although not all of the securities are classified as held to maturity, the Bank has the ability to hold these securities until they mature and does not intend to sell the securities at a loss. Thus, the unrealized losses are not other-than-temporary. The determination of whether a decline in market value is other-than-temporary is necessarily a matter of subjective judgment. The timing and amount of any realized losses reported in the Bank's financial statements could vary if conclusions other than those made by management were to determine whether an other-than-temporary impairment exists.

      RECLASSIFICATIONS -- Certain reclassifications have been made to the 2003 and 2002 financial statements to conform to the 2004 presentation.

3.    BRANCH ACQUISITIONS

      In 1997, the Bank purchased the assets and assumed the liabilities of two branches from another financial institution. The Bank paid a premium of approximately $2,159,300, which was amortized over five years. As of September 30, 2002, the premium was fully amortized.

4.    INVESTMENT SECURITIES

      The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows:

                                                                      SEPTEMBER 30, 2004
                                                   -----------------------------------------------------------
                                                                      GROSS          GROSS         ESTIMATED
                                                     AMORTIZED      UNREALIZED     UNREALIZED        FAIR
                                                       COST           GAINS         LOSSES           VALUE
Securities Held to Maturity:
  Debt securities - U.S. Treasury securities
   and securities of U.S. Government agencies      $112,396,812     $  512,890     $(797,780)     $112,111,922
  Debt securities - Municipal bonds                   2,409,349         12,830       (42,539)        2,379,640
                                                   ------------     ----------     ---------      ------------
           Total securities held to maturity       $114,806,161     $  525,720     $(840,319)     $114,491,562
                                                   ============     ==========     =========      ============
Securities Available for Sale:
  Debt securities - U.S. Treasury securities
   and securities of U.S. Government agencies      $  3,998,592     $   11,418     $       -      $  4,010,010
  FNMA stock                                                 84          7,524             -             7,608
  Mutual fund                                        34,982,453              -      (438,096)       34,544,357
  FHLMC preferred stock                                  25,909      1,698,906             -         1,724,815
                                                   ------------     ----------     ---------      ------------
           Total securities available for sale     $ 39,007,038     $1,717,848     $(438,096)     $ 40,286,790
                                                   ============     ==========     =========      ============

                                                                    SEPTEMBER 30, 2003
                                                   ---------------------------------------------------------
                                                                     GROSS          GROSS        ESTIMATED
                                                   AMORTIZED       UNREALIZED     UNREALIZED       FAIR
                                                     COST            GAINS         LOSSES          VALUE
Securities Held to Maturity:
  Debt securities - U.S. Treasury securities
   and securities of U.S. Government agencies      $96,581,745     $  700,967     $(698,462)     $96,584,250
  Debt securities - Municipal bonds                  2,409,273         11,305       (37,893)       2,382,685
                                                   -----------     ----------     ---------      -----------
           Total securities held to maturity       $98,991,018     $  712,272     $(736,355)     $98,966,935
                                                   ===========     ==========     =========      ===========
Securities Available for Sale:
  Debt securities - U.S. Treasury securities
   and securities of U.S. Government agencies      $ 7,000,000     $   29,700     $       -      $ 7,029,700
  Mutual fund                                       34,988,290              -      (277,246)      34,761,044
  FHLMC preferred stock                                 25,909      1,358,120             -        1,384,029
                                                   -----------     ----------     ---------      -----------
           Total securities available for sale     $42,014,199     $1,387,820     $(277,246)     $43,174,773
                                                   ===========     ==========     =========      ===========

      During the year ended September 30, 2004, the Bank sold $5,837of available for sale securities, which yielded no gain or loss. During the year ended September 30, 2003, the Bank sold $49,747 of available for sale securities, resulting in a realized gain of $140. There were no sales of securities during the year ended September 30, 2002.

      The amortized cost and estimated fair value of debt securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          SEPTEMBER 30, 2004
                                     -----------------------------------------------------------
                                           HELD TO MATURITY               AVAILABLE FOR SALE
                                     -----------------------------     -------------------------
                                                       ESTIMATED                       ESTIMATED
                                       AMORTIZED          FAIR          AMORTIZED        FAIR
                                         COST            VALUE            COST           VALUE
Due after one through five years     $  5,991,842     $  5,971,560     $        -     $        -
Due after five through ten years       42,578,514       42,497,079      1,000,000      1,003,130
Due after ten years                    66,235,805       66,022,923      2,998,592      3,006,880
                                     ------------     ------------     ----------     ----------
Total                                $114,806,161     $114,491,562     $3,998,592     $4,010,010
                                     ============     ============     ==========     ==========

                                                         SEPTEMBER 30, 2003
                                     ---------------------------------------------------------
                                            HELD TO MATURITY             AVAILABLE FOR SALE
                                     ---------------------------     -------------------------
                                                      ESTIMATED                      ESTIMATED
                                      AMORTIZED         FAIR         AMORTIZED         FAIR
                                        COST            VALUE           COST           VALUE
Due after one through five years     $ 1,998,250     $ 1,993,570     $        -     $        -
Due after five through ten years      31,199,312      31,179,743              -              -
Due after ten years                   65,793,456      65,793,622      7,000,000      7,029,700
                                     -----------     -----------     ----------     ----------
Total                                $98,991,018     $98,966,935     $7,000,000     $7,029,700
                                     ===========     ===========     ==========     ==========

5.    MORTGAGE-BACKED SECURITIES

      Mortgage-backed securities held to maturity are summarized as follows:

                                                        SEPTEMBER 30, 2004
                                    -----------------------------------------------------------
                                                       GROSS           GROSS         ESTIMATED
                                     AMORTIZED       UNREALIZED      UNREALIZED        FAIR
                                       COST            GAINS           LOSSES          VALUE
GNMA pass-through certificates      $79,626,339     $ 1,431,834      $(316,198)     $80,741,975
FNMA pass-through certificates          487,864          12,172           (594)         499,442
FHLMC pass-through certificates         817,739          25,636        (10,486)         832,889
                                    -----------     -----------      ---------      -----------
Total                               $80,931,942     $ 1,469,642      $(327,278)     $82,074,306
                                    ===========     ===========      =========      ===========

                                                       SEPTEMBER 30, 2003
                                    ---------------------------------------------------------
                                                      GROSS          GROSS         ESTIMATED
                                     AMORTIZED      UNREALIZED     UNREALIZED        FAIR
                                      COST            GAINS          LOSSES          VALUE
GNMA pass-through certificates      $80,075,771     $1,387,103     $(401,649)     $81,061,225
FNMA pass-through certificates          816,758         35,095             -          851,853
FHLMC pass-through certificates       1,663,191         60,324          (528)       1,722,987
                                    -----------     ----------     ---------      -----------
Total                               $82,555,720     $1,482,522     $(402,177)     $83,636,065
                                    ===========     ==========     =========      ===========

6.    LOANS RECEIVABLE

      Loans receivable consist of the following:

                                                      SEPTEMBER 30,
                                              --------------------------------
                                                  2004               2003
One-to-four family residential                $ 123,008,857      $ 114,859,962
Multifamily residential                           3,181,115          3,538,542
Commercial real estate                            4,379,234          6,431,499
Construction and land development                39,361,733         24,198,870
Commercial business                               2,940,201          2,794,857
Consumer                                            570,420            679,484
                                              -------------      -------------
           Total loans                          173,441,560        152,503,214
Less:
  Undisbursed portion of loans-in-process       (21,337,992)       (13,736,886)
  Deferred loan fees                                 19,081           (286,556)
  Allowance for loan losses                        (557,956)          (553,422)
                                              -------------      -------------
Net                                           $ 151,564,693      $ 137,926,350
                                              =============      =============

      The Bank grants loans to customers in its local market area. The ultimate repayment of these loans is dependent, to a certain degree, on the local economy and real estate market.

      The Bank originates or purchases both adjustable and fixed interest rate loans. At September 30, 2004 and 2003, the Bank had $45,386,996 and $32,828,726 of adjustable-rate loans, respectively. The adjustable-rate loans have interest rate adjustment limitations and are generally indexed to the one-year U.S. Treasury note rate, Prime rate or the Average Contract Interest Rate for previously occupied houses as reported by the Federal Housing Finance Board.

      Certain officers of the Bank have loans with the Bank. Such loans were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization, and do not represent more than a normal risk of collection. The aggregate dollar amount of these loans outstanding to related parties along with an analysis of the activity is summarized as follows:

                                        YEAR ENDED SEPTEMBER 30,
                                 ---------------------------------------
                                   2004            2003           2002
Balance -- beginning of year     $ 536,807      $ 455,059      $ 377,736
   Additions                        42,560        548,917        381,785
   Repayments                      (18,004)      (467,169)      (304,462)
                                 ---------      ---------      ---------
Balance -- end of year           $ 561,363      $ 536,807      $ 455,059
                                 =========      =========      =========

      The following schedule summarizes the changes in the allowance for loan losses:

                                      YEAR ENDED SEPTEMBER 30,
                               ---------------------------------------
                                 2004           2003           2002
Balance, beginning of year     $ 553,422      $ 620,852      $ 735,931
Provision for loan losses         50,000        180,000        150,000
Charge-offs                      (78,000)      (272,652)      (265,899)
Recoveries                        32,534         25,222            820
                               ---------      ---------      ---------
Balance, end of year           $ 557,956      $ 553,422      $ 620,852
                               =========      =========      =========

      The provision for loan losses charged to expense is based upon past loan and loss experiences and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. As of September 30, 2004 and 2003, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. Loans collectively evaluated for impairment include consumer loans and residential real estate loans, and are not included in the data that follows.

      The following table summarizes impaired loan information:

                                                                  SEPTEMBER 30,
                                                            -------------------------
                                                               2004           2003
Total recorded investment in impaired loans
  with allowance for loan losses                            $        -     $  493,716
                                                            ==========     ==========
Total allowance related to impaired loans                   $        -     $  150,000
                                                            ==========     ==========
Average investment in impaired loans                        $   41,143     $1,362,518
                                                            ==========     ==========
Interest income recognized on impaired loans                $        -     $        -
                                                            ==========     ==========
Cash basis interest income recognized on impaired loans     $        -     $        -
                                                            ==========     ==========

      Interest income on impaired loans other than nonaccrual loans is recognized on an accrual basis. Interest income on nonaccrual loans is recognized only as collected.

      Nonperforming loans (which consist of nonaccrual loans and loans in excess of 90 days delinquent and still accruing interest) at September 30, 2004 and 2003, amounted to approximately $478,662 and $1,516,000, respectively.

7.    OFFICE PROPERTIES AND EQUIPMENT

      Office properties and equipment are summarized by major classifications as follows:

                                                  SEPTEMBER 30,
                                           ----------------------------
                                              2004            2003
Land and buildings                         $ 2,298,503      $ 2,298,503
Furniture and equipment                      2,190,200        1,956,706
Automobiles                                     72,931           63,458
                                           -----------      -----------
          Total                              4,561,634        4,318,667
Accumulated depreciation                    (2,682,267)      (2,473,990)
                                           -----------      -----------
Total office properties and equipment,
     net of accumulated depreciation       $ 1,879,367      $ 1,844,677
                                           ===========      ===========

      For the years ended September, 2004, 2003 and 2002, depreciation expense amounted to $270,462, $214,572, and $186,916, respectively.

8.    DEPOSITS

      Deposits consist of the following major classifications:

                                                                    SEPTEMBER 30,
                                                  -------------------------------------------------
                                                            2004                     2003
                                                  -----------------------  ------------------------
                                                     AMOUNT       PERCENT      AMOUNT       PERCENT
Money market deposit accounts                     $ 49,161,438     14.1%   $  36,286,028     10.7%
NOW accounts                                        54,179,814     15.5       53,887,857     15.8
Passbook, club and statement savings                94,867,646     27.2       94,222,417     27.6
Certificates maturing in six months or less         65,065,162     18.6       13,532,349      4.0
Certificates maturing over six months or more       85,884,450     24.6      142,848,017     41.9
                                                  ------------    -----    -------------    -----
  Total                                           $349,158,510    100.0%   $ 340,776,668    100.0%
                                                  ============    =====    =============    =====

      At September 30, 2004 and 2003, the weighted average cost of funds was 2.3% and 2.4%, respectively.

      The amount of scheduled maturities of certificate accounts was as follows:

                          SEPTEMBER 30, 2004
One year or less             $ 95,420,586
One through two years          16,620,238
Two through three years        16,517,122
Three through four years       15,918,039
Four through five years         6,473,627
                             ------------
Total                        $150,949,612
                             ============

      The weighted average rate paid on certificate at September 30, 2004 and 2003, was 2.9% and 2.9%, respectively. Certificate deposits in accounts greater than $100,000 at each of such dates were approximately $33,197,000 and $32,958,000, respectively.

      Interest expense on deposits was comprised of the following:

                                          YEAR ENDED SEPTEMBER 30,
                                  ----------------------------------------
                                     2004           2003           2002
NOW and money market accounts     $1,865,247     $1,459,067     $1,629,021
Passbook, club and statement
  savings accounts                 1,654,235      2,691,110      2,477,589
Certificate accounts               4,685,274      4,742,383      5,434,653
                                  ----------     ----------     ----------
Total                             $8,204,756     $8,892,560     $9,541,263
                                  ==========     ==========     ==========

9.    ADVANCES FROM FEDERAL HOME LOAN BANK

      Advances from Federal Home Loan Bank totaled $13,862,127 and $13,899,923 at September 30, 2004 and 2003, respectively.

      The following is a schedule of six advances made under the low-income housing program in which the Bank is a participant. Three of the advances are at an interest rate of 3.0%, one advance is at an interest rate of 2.0% and two advances are at a zero percent interest rate. Repayment of the advances is as follows:

                        SEPTEMBER 30,
                    ---------------------
                      2004         2003
1 to 12 months      $ 38,715     $ 37,793
13 to 24 months       39,661       38,715
25 to 36 months       40,630       39,661
Thereafter           743,121      783,754
                    --------     --------
Total               $862,127     $899,923
                    ========     ========

      Long-term advances from Federal Home Loan Bank at September 30, 2004 and 2003, consist of the following:

                  INTEREST
DUE                 RATE
July 2010          5.98 %     $ 2,000,000
August 2010        5.93 %       3,000,000
September 2010     5.69 %       8,000,000
                              -----------
                              $13,000,000
                              ===========

10.   INCOME TAXES

      As of October 1, 1997, the Bank changed its method of computing reserves for bad debts to the experience method. The bad debt deduction allowable under this method is available to small banks with assets of less than $500 million. Generally, this method allows the Bank to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Bank's reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years' net charge-offs divided by the sum of the previous six years' total outstanding loans at year-end.

      A thrift institution required to change its method of computing reserves for bad debts treats such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves is being taken into account ratably over a six-taxable-year period. The timing of this recapture was delayed for a one-year period since certain residential loan requirements were met. For financial reporting purposes, the Bank has not incurred any additional tax expense. September 30, 2004 and 2003, also include approximately $6,575,000, representing bad debt deductions for which no deferred income taxes have been provided.

      The income tax provision consists of the following:

                                                  YEAR ENDED SEPTEMBER 30,
                                          -----------------------------------------
                                             2004           2003            2002
Current:
   Federal                                $  911,346     $1,007,751     $ 1,252,436
   State                                      45,878        245,233         227,462
                                          ----------     ----------     -----------
         Total current taxes                 957,224      1,252,984       1,479,898
Deferred income tax expense/(benefit)        289,227              -         (81,616)
                                          ----------     ----------     -----------
Total income tax provision                $1,246,451     $1,252,984     $ 1,398,282
                                          ==========     ==========     ===========

      Items that gave rise to significant portions of deferred income taxes are as follows:

                                                             SEPTEMBER 30,
                                                       -------------------------
                                                         2004           2003
Deferred tax assets:
  Goodwill deposit premium                             $ 411,941      $  420,098
  Allowance for loan losses                              258,872         352,519
  Deferred loan fees                                           -          94,077
  Accrued pension costs                                        -          44,837
  Deferred directors' fees                                     -          33,098
  Other                                                   44,399          70,147
                                                       ---------      ----------
  Total                                                  715,212       1,014,776
                                                       ---------      ----------
Deferred tax liabilities:
  Unrealized gain on available for sale securities       447,913         406,201
  Property                                               284,760         313,632
  Mortgage servicing                                      14,531               -
  Deferred loan fees                                       4,005               -
                                                       ---------      ----------
  Total                                                  751,209         719,833
                                                       ---------      ----------
Net deferred tax (liability) asset                     $ (35,997)     $  294,943
                                                       =========      ==========

      The income tax expense differs from that computed at the statutory federal corporate tax rate as follows:

                                                                      YEAR ENDED SEPTEMBER 30,
                                           ----------------------------------------------------------------------------------
                                                      2004                        2003                        2002
                                           --------------------------  --------------------------  --------------------------
                                                           PERCENTAGE                  PERCENTAGE                 PERCENTAGE
                                                           OF PRETAX                   OF PRETAX                  OF PRETAX
                                             AMOUNT         INCOME        AMOUNT        INCOME        AMOUNT       INCOME
Tax at statutory rate                      $ 1,249,002        34.0%    $ 1,231,098        34.0%    $ 1,323,521      34.0%
Adjustments resulting from:
  State tax, net of federal tax effect          30,279         0.8         117,738         3.3         150,124       3.9
  Other                                        (32,830)       (0.9)        (95,852)       (2.7)        (75,363)     (2.0)
                                           -----------      ------     -----------      ------     -----------      ----
Income tax expense per
  statements of income                     $ 1,246,451        33.5%    $ 1,252,984        34.6%    $ 1,398,282      35.9%
                                           ===========      ======     ===========      ======     ===========      ====

11.   REGULATORY CAPITAL REQUIREMENTS

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of total capital (as defined) to risk-weighted assets (as defined). Management believes, as of September 30, 2004 and 2003, that the Bank met all capital adequacy requirements to which it is subject.

      As of September 30, 2004 and 2003, the most recent notification from the Federal Deposit Insurance Corporation and the Office of Thrift Supervision (which were the Bank's primary federal banking regulators as of September 30, 2004 and 2003, respectively) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Tier 1 capital, Tier 1 risk-based, and total risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

      The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                               TO BE
                                                                                          WELL CAPITALIZED
                                                                                            UNDER PROMPT
                                                             REQUIRED FOR CAPITAL        CORRECTIVE ACTION
                                         ACTUAL                ADEQUACY PURPOSES             PROVISIONS
                               ------------------------     ----------------------   -------------------------
                                   AMOUNT         RATIO         AMOUNT       RATIO       AMOUNT      RATIO
                               (IN THOUSANDS)               (IN THOUSANDS)           (IN THOUSANDS)
September 30, 2004:
  Tier 1 capital (to
   average assets)                  38,267         9.39%        16,308        4.0%       $20,385         5.0%
  Tier 1 capital (to risk
   weighted assets)                 38,267        24.50          6,248        4.0          9,372         6.0
  Total capital (to risk
   weighted assets)                 39,396        25.22         12,496        8.0         15,620        10.0

September 30, 2003:
  Tangible capital (to
   tangible assets)                $35,794         9.03%       $ 5,948        1.5%           N/A         N/A
  Core capital (to adjusted
   tangible assets)                 35,794         9.03         11,896        3.0        $19,827         5.0%
  Tier 1 capital (to risk
   weighted assets)                 35,794        21.95            N/A        N/A          9,786         6.0
  Total capital (to risk
   weighted assets)                 36,347        22.29         13,048        8.0         16,310        10.0

12.   PENSION

      The Bank is a member of a multiemployer defined benefit pension plan covering all employees meeting certain eligibility requirements. The Bank's policy is to fund pension costs accrued. Information regarding the actuarial present values of vested and nonvested benefits and fair value of plan assets for the separate employers in the plan is not available. The expense relating to this plan for the years ended September 30, 2004, 2003, and 2002 was $1,071,935, $250,002, and $45,000, respectively.

      The Bank also has a defined contribution plan for employees meeting certain eligibility requirements. The Plan may be terminated at any time at the discretion of the Bank. The expense relating to this plan for the years ended September 30, 2004, 2003, and 2002 was $119,225, $110,620, and
      $105,057, respectively.

      Pension cost for all plans for the years ended September 30, 2004, 2003, and 2002, was $1,191,160, $360,622, and $150,057, respectively.

13.   COMMITMENTS AND CONTINGENT LIABILITIES

      At September 30, 2004, the Bank had $35,093,990 in outstanding commitments to originate fixed and variable rate loans with market interest rates ranging from 5.00% to 7.25%. At September 30, 2003, the Bank had $4,649,400 in outstanding commitments to originate fixed and variable rate loans with market interest rates ranging from 4.63% to 7.25%. These commitment amounts include participation interests sold to other financial institutions of $18,000,000 and $0 at September 30, 2004 and 2003, respectively.

      The Bank also had commitments under unused lines of credit of $3,925,428 and $3,548,477 and letters of credit outstanding of $40,000 and $40,000 at September 30, 2004 and 2003, respectively.

      In 2003, a trial court issued a decision against the Bank (along with other defendants) which holds the defendants liable for amounts to be paid to the plaintiff. The Bank filed an appeal to the Pennsylvania Superior Court. On April 7, 2004, the Superior Court upheld the trial court's judgment order to pay the plaintiff. An amount from escrow of $194,322 was released and paid to the plaintiff. Pursuant to the judgment, the Bank sustained a loss in the amount of $404,013, of which $150,000 was reimbursed by the Bank's insurance carrier. The Bank has authorized the Bank's insurance carrier to recover these amounts from the other defendants in the case.

      Among the Bank's contingent liabilities are exposures to limited recourse arrangements with respect to the Bank's sales of whole loans and participation interests. At September 30, 2004, the exposure, which represents a portion of credit risk associated with the sold interests, amounted to $56,300. This exposure is for the life of the related loans and payables, on our proportionate share, as actual losses are incurred.

14.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosure about Fair Value of Financial Instruments.

      The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value.

      Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                              SEPTEMBER 30,
                                     ------------------------------------------------------------------
                                                  2004                                2003
                                     ------------------------------      ------------------------------
                                                         ESTIMATED                          ESTIMATED
                                       CARRYING            FAIR            CARRYING           FAIR
                                        AMOUNT            VALUE             AMOUNT            VALUE
Assets:
  Cash and cash equivalents          $ 10,060,761      $ 10,060,761      $ 24,107,723      $ 24,107,723
  Investment securities held
   to maturity                        114,806,161       114,491,562        98,991,018        98,966,935
  Investment securities held
   available for sale                  40,286,790        40,286,790        43,174,773        43,174,773
  Mortgage-backed securities
   held to maturity                    80,931,942        82,074,306        82,555,720        83,636,065
  Loans receivable, net               151,564,693       151,949,096       137,926,350       140,081,000
  Federal Home Loan Bank stock          2,074,000         2,074,000         2,218,600         2,218,600

Liabilities:
  NOW accounts                         54,179,814        54,179,814        53,887,857        53,887,857
  Money market deposit accounts        49,161,438        49,161,438        36,286,028        36,286,028
  Passbook, club and statement
   savings accounts                    94,867,646        94,867,646        94,222,417        94,222,417
  Certificates of deposit             150,949,612       152,225,821       156,380,366       158,533,564
  Advances from Federal Home
   Loan Bank                           13,862,127        14,948,370        13,899,923        15,918,770

      CASH AND CASH EQUIVALENTS -- For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

      INVESTMENTS AND MORTGAGE-BACKED SECURITIES -- The fair value of investment securities and mortgage-backed securities is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services.

      LOANS RECEIVABLE -- The fair value of loans is estimated based on present value using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

      FEDERAL HOME LOAN BANK (FHLB) STOCK -- Although FHLB stock is an equity interest in an FHLB, it is carried at cost because it does not have a readily determinable fair value as its ownership is restricted and it lacks a market. The estimated fair value approximates the carrying amount.

      NOW ACCOUNTS, MONEY MARKET DEPOSIT ACCOUNTS, PASSBOOK ACCOUNTS, CLUB ACCOUNTS, STATEMENT SAVINGS ACCOUNTS, AND CERTIFICATES OF DEPOSIT -- The fair value of passbook accounts, club accounts, statement savings accounts, NOW accounts, and money market deposit accounts is the amount reported in the financial statements. The fair value of certificates of deposit is based on a present value estimate using rates currently offered for deposits of similar remaining maturity.

      ADVANCES FROM FEDERAL HOME LOAN BANK -- The fair value of advances from Federal Home Loan Bank is the amount payable on demand at the reporting date.

      COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT -- The majority of the Bank's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. The estimated fair value approximates the recorded deferred fee amounts, which are not significant. The related notional amounts at September 30, 2004 and 2003 were $39,059,418 and $8,237,877, respectively. These commitment amounts include participation interests sold to other financial institutions of $18,000,000 and $0 at September 30, 2004 and 2003, respectively.

      The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2004 and 2003, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

15.   CONVERSION TO MUTUAL HOLDING COMPANY

      On May 21, 2004, the Board of Directors approved a plan of conversion from a Pennsylvania-chartered mutual savings and loan association to a Pennsylvania-chartered mutual savings bank. Such conversion was subject to receipt of both member and regulatory approval. The members of the Bank approved the plan of charter conversion at a special meeting held on July 20, 2004 and the Pennsylvania Department of Banking approved the Bank's application to convert its charter on July 21, 2004. The conversion to a Pennsylvania-chartered mutual savings bank was completed on August 20, 2004. As a result of the charter conversion, the Bank's primary federal banking regulator changed from the Office of Thrift Supervision to the Federal Deposit Insurance Corporation. The Pennsylvania Department of Banking remains as the Bank's state banking regulator.

      On June 8, 2004, the Board of Directors approved a plan of reorganization by which the Bank will reorganize from its proposed status as a mutual savings bank to a mutual holding company structure. Upon completion of the reorganization, the Bank will be a wholly owned subsidiary of Prudential Bancorp, Inc. of Pennsylvania ("Prudential Bancorp"). Prudential Mutual Holding Company, a Pennsylvania corporation, will become the mutual holding company parent of Prudential Bancorp. Initially, Prudential Mutual Holding Company will own 55% of Prudential Bancorp's outstanding common stock after the reorganization and must always own at least a majority of the voting stock of Prudential Bancorp. In addition to the shares of Prudential Bancorp, which it will own, Prudential Mutual Holding Company will be capitalized with $100,000 in cash. As part of the reorganization, approximately 45% of the outstanding common stock will be offered to the public. The purchase price will be $10 per share. All investors (including directors and officers of the Bank) will pay the same price per share in the offering. The plan of reorganization is subject to regulatory approval.

                                     ******

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. If the laws of your state or other jurisdiction prohibit us from offering our common stock to you, then this prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of our common stock. Neither the delivery of this prospectus nor any sale hereunder shall imply that there has been no change in our affairs since any of the dates as of which information is furnished herein or since the date of this prospectus.

                    PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

                          Proposed Holding Company for
                             Prudential Savings Bank

                                4,916,250 Shares
                   (Anticipated Maximum, Subject to Increase)

                                  COMMON STOCK

                              ---------------------
                                   PROSPECTUS
                              ---------------------

                        SANDLER O'NEILL & PARTNERS, L.P.

                             _____________ __, 2005

Until _______ __, 200_ or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in our common stock may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         SEC filing fees.........................................................................$      7,164
         Pennsylvania Department of Banking filing fees .........................................      10,000
         Nasdaq filing fees......................................................................     100,000
         NASD filing fee.........................................................................       6,154
         Printing, postage, mailing and EDGAR expenses ..........................................     200,000
         Legal fees and expenses (including selling agent's counsel).............................     320,000
         Blue Sky filing fees and expenses.......................................................      15,000
         Accounting fees and expenses............................................................     200,000
         Appraiser's fees .......................................................................      45,000
         Conversion center fees and expenses.....................................................      17,500
         Transfer agent fees and expenses........................................................      15,000
         Certificate printing....................................................................      10,000
         Miscellaneous...........................................................................      54,182
                                                                                                     --------
              TOTAL..............................................................................  $1,000,000
                                                                                                    =========

     In addition to the foregoing expenses, Sandler O'Neill & Partners, L.P. will receive fees based on the number of shares of Common Stock sold in the offering. Based upon the assumptions and the information set forth under "Pro Forma Information" and "The Offering - Marketing Arrangements" in the Prospectus, it is estimated that such fees will amount to $326,555, $385,550, $444,545, $512,389, and in the event that 3,633,750 shares, 4,275,000 shares,
4,916,256 shares and 5,653,688 shares of Common Stock are sold by the Registrant in the offering, respectively.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VI of the Registrant's Bylaws provides as follows:

         6.1 Persons Covered. Subject to, and in accordance with, the provisions of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

         6.2 Derivative Actions.

         (a) In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in
Section 6.2(b), for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

         (b) In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation, a person named in Section 6.1 shall be indemnified only if:

                  (1)      such person is successful on the merits or otherwise;
         or

                  (2) such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Corporation unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         6.3 Third-Party Actions.

         (a) In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a third-party action, against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.3(b), for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the third-party action, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement,
(iii) judgments, and (iv) fines.

         (b) In case of a third-party action, a person named in Section 6.1 shall be indemnified only if:

                  (1)      such person is successful on the merits or otherwise;
         or

                  (2) such person acted in good faith in the transaction that is the subject of the third-party action and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. The termination of a third-party action by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this Section 6.3(b).

         6.4 Determination That Standard Has Been Met. A determination that the standard of either Section 6.2(b) or 6.3(b) has been satisfied may be made by a court, or, except as stated in the record sentence of Section 6.2(b), the determination may be made by:

                  (1) the Board of Directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit, or proceeding;

                  (2) if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                  (3)      the shareholders of the Corporation.

         6.5 Proration. Anyone making a determination under Section 6.4 may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

         6.6 Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee, or agent of the Corporation in defending a civil or criminal action, suit, or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

         6.7 Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

         6.8 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

         6.9 Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

         6.10 Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.9 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

         6.11 Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

         6.12 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

         If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article VI by the Board of Directors or the shareholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES

         Not applicable.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)      LIST OF EXHIBITS (filed herewith unless otherwise noted)

1.1      Engagement Letters with Sandler O'Neill & Partners, L.P.*
1.2      Form of Agency Agreement with Sandler O'Neill & Partners, L.P.*
2.1      Plan of Reorganization*
2.2      Plan of Stock Issuance*
3.1      Articles of Incorporation of Prudential Bancorp, Inc. of Pennsylvania*
3.2      Bylaws of Prudential Bancorp, Inc. of Pennsylvania*
4.0      Form of Stock Certificate of Prudential Bancorp, Inc. of Pennsylvania*
5.0      Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality*
8.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal and state tax matters*

 8.2     Letter of RP Financial, LC. re: Subscription Rights*
10.1     Deferred Compensation Plan*
10.2 Form of Employment Agreement by and between Thomas A. Vento, Prudential Bancorp, Inc. of Pennsylvania and Prudential Savings Bank*
10.3 Form of Employment Agreement by and between Joseph R. Corrato, Prudential Bancorp, Inc. of Pennsylvania and Prudential Savings Bank*
23.1     Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit
         5.0 and Exhibit 8.1, respectively)*
23.2     Consent of Deloitte & Touche LLP with respect to Prudential Savings
         Bank*
23.3     Consent of RP Financial, LC.*
24.0     Power of Attorney*
99.1 Subscription order form and instructions for Prudential Savings Bank depositors and additional solicitation material*
99.2     Appraisal Report of RP Financial, LC.**
99.3     Form of proxy statement and proxy card*
99.4     Updated Appraisal Report of RP Financial, LC.*

-------------

*        Previously filed.
** Previously filed. Excluded certain tabular and statistical information pursuant to a hardship exemption request made under Rule 202 of Regulation S-T.

         (b)      FINANCIAL STATEMENT SCHEDULES

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.          UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following completion of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 3 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Pennsylvania on January 24, 2004.

                                        PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA


                                 By:    /s/ Thomas A. Vento
                                        ----------------------------------------
                                        Thomas A. Vento
                                        President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    Name                                         Title                              Date
--------------------------------------------      ----------------------------------      --------------------------

/s/ Joseph W. Packer, Jr.*                               Chairman of the Board                January 24, 2005
--------------------------
Joseph W. Packer, Jr.


/s/ Thomas A. Vento                                          President and                    January 24, 2005
-------------------------------                         Chief Executive Officer
Thomas A. Vento


/s/Jerome R. Balka*                                            Director                       January 24, 2005
---------------------------------
Jerome R. Balka, Esq.


/s/John P. Judge*                                              Director                       January 24, 2005
------------------------------------
John P. Judge


/s/ Carl J. Santoro*                                           Director                       January 24, 2005
-------------------------------------
Carl J. Santoro


/s/ Joseph R. Corrato                               Executive Vice President, Chief           January 24, 2005
----------------------------------                    Financial Officer and Chief
Joseph R. Corrato                                         Accounting Officer


* Executed by Thomas A. Vento pursuant to power of attorney.